Exhibit 10.25

Execution Version

CREDIT AGREEMENT
DATED AS OF SEPTEMBER 24, 2014

AMONG

CALIFORNIA RESOURCES CORPORATION,
AS THE BORROWER,

THE SEVERAL LENDERS
FROM TIME TO TIME PARTIES HERETO,

JPMORGAN CHASE BANK, N.A.,
AS ADMINISTRATIVE AGENT, SWINGLINE LENDER
AND A LETTER OF CREDIT ISSUER,

BANK OF AMERICA, N.A.,
AS SYNDICATION AGENT, SWINGLINE LENDER
AND A LETTER OF CREDIT ISSUER,

AND

CITIBANK, N.A.

AND

WELLS FARGO BANK, NATIONAL ASSOCIATION,
AS DOCUMENTATION AGENTS

J.P. MORGAN SECURITIES LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

CITIGROUP GLOBAL MARKETS INC.,

WELLS FARGO SECURITIES, LLC,

GOLDMAN, SACHS & CO.,

HSBC BANK USA, NA,

MORGAN STANLEY SENIOR FUNDING, INC.,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., AND

U.S. BANK NATIONAL ASSOCIATION
AS JOINT LEAD ARRANGERS AND JOINT BOOKRUNNERS

i

5.1	Voluntary Prepayments	68
5.2	Mandatory Prepayments	69
5.3	Method and Place of Payment	71
5.4	Net Payments	71
5.5	Computations of Interest and Fees	74
5.6	Limit on Rate of Interest	75

ARTICLE VI Conditions Precedent to Effectiveness		75

6.1	Executed Credit Agreement	75
6.2	Secretary’s Certificate of the Borrower	75
6.3	Good Standing Certificate of the Borrower	76

ARTICLE VII Conditions Precedent to Initial Borrowing		76

7.1	Certain Credit Documents	76
7.2	Legal Opinions	76
7.3	Closing Certificates	76
7.4	Authorization of Proceedings of Each Credit Party; Organizational Documents	76
7.5	Fees	76
7.6	Patriot Act	77
7.7	Historical Financial Statements	77
7.8	Insurance	77
7.9	Solvency Certificate	77
7.10	Uniform Commercial Code Searches	77
7.11	Material Indebtedness	77

ARTICLE VIII Conditions Precedent to All Credit Events		77

8.1	No Default; Representations and Warranties	78
8.2	Notice of Borrowing	78

ARTICLE IX Representations, Warranties and Agreements		78

9.1	Corporate Status	78
9.2	Corporate Power and Authority; Enforceability	78
9.3	No Violation	79
9.4	Litigation	79
9.5	Margin Regulations	79
9.6	Governmental Approvals	79
9.7	Investment Company Act	79
9.8	True and Complete Disclosure	79
9.9	Financial Condition; Financial Statements	80
9.10	Tax Matters	80
9.11	Compliance with ERISA	80
9.12	Subsidiaries	81
9.13	Environmental Laws	81
9.14	Properties	82
9.15	Solvency	82
9.16	Insurance	82
9.17	Hedge Agreements	82
9.18	Patriot Act	82
9.19	Liens Under the Security Documents	83
9.20	No Default	83
9.21	Direct Benefit	83
9.22	Anti-Corruption Laws and Sanctions	83

9.23	Pari Passu or Priority Status	83

ARTICLE X Affirmative Covenants		84

10.1	Information Covenants	84
10.2	Books, Records and Inspections	86
10.3	Maintenance of Insurance	87
10.4	Payment of Taxes	87
10.5	Consolidated Corporate Franchises	87
10.6	Compliance with Statutes, Regulations, Etc.	88
10.7	ERISA	88
10.8	Maintenance of Properties	89
10.9	[Reserved]	89
10.10	Additional Guarantors, Grantors and Collateral	89
10.11	Use of Proceeds	90
10.12	Further Assurances	90
10.13	Reserve Reports	91
10.14	Commodity Exchange Act Keepwell Provisions	92

ARTICLE XI Negative Covenants		92

11.1	Limitation on Indebtedness	92
11.2	Limitation on Liens	96
11.3	Limitation on Fundamental Changes	98
11.4	Limitation on Sale of Assets	100
11.5	Limitation on Investments	103
11.6	Limitation on Restricted Payments	106
11.7	Limitations on Debt Payments and Amendments	107
11.8	Negative Pledge Agreements	108
11.9	Limitation on Subsidiary Distributions	109
11.10	Hedge Agreements	110
11.11	Financial Performance Covenants	112
11.12	Transactions with Affiliates	112
11.13	Change in Business	113
11.14	Use of Proceeds	114

ARTICLE XII Events of Default		114

12.1	Payments	114
12.2	Representations, Etc.	114
12.3	Covenants	114
12.4	Default Under Other Agreements	114
12.5	Bankruptcy, Etc.	114
12.6	ERISA	115
12.7	Guarantee	115
12.8	Security Documents	115
12.9	Judgments	115
12.10	Change of Control	116

ARTICLE XIII The Administrative Agent		117

13.1	Appointment	117
13.2	Delegation of Duties	117
13.3	Exculpatory Provisions	117
13.4	Reliance	118
13.5	Notice of Default	118

13.6	Non-Reliance on Administrative Agent and Other Lenders	118
13.7	No Other Duties, Etc.	119
13.8	Indemnification	119
13.9	Agent in Its Individual Capacity	120
13.10	Successor Agent	120
13.11	Withholding Tax	121
13.12	Security Documents and Guarantee	121
13.13	Right to Realize on Collateral and Enforce Guarantee	121
13.14	Administrative Agent May File Proofs of Claim	122

ARTICLE XIV Miscellaneous		122

14.1	Amendments, Waivers and Releases	122
14.2	Notices	124
14.3	No Waiver; Cumulative Remedies	124
14.4	Survival of Representations and Warranties	124
14.5	Payment of Expenses; Indemnification	124
14.6	Successors and Assigns; Participations and Assignments	126
14.7	Replacements of Lenders under Certain Circumstances	130
14.8	Adjustments; Set-off	131
14.9	Counterparts	132
14.10	Severability	132
14.11	Integration	132
14.12	GOVERNING LAW	132
14.13	Submission to Jurisdiction; Waivers	132
14.14	Acknowledgments	133
14.15	WAIVERS OF JURY TRIAL	134
14.16	Confidentiality	134
14.17	Release of Collateral and Guarantee Obligations	135
14.18	Borrowing Base Election	136
14.19	USA PATRIOT Act	136
14.20	Payments Set Aside	136
14.21	Reinstatement	136
14.22	Disposition of Proceeds	137
14.23	Collateral Matters; Hedge Agreements	137

Schedules and Exhibits

Schedule 1.1(a)	Revolving Commitments
Schedule 1.1(b)	Term Loan Commitments
Schedule 1.1(c)	Swingline Commitments
Schedule 1.1(d)	Excluded Stock
Schedule 1.1(e)	Excluded Subsidiaries
Schedule 1.1(f)	Subsidiary Guarantors
Schedule 9.4	Litigation
Schedule 9.12	Subsidiaries
Schedule 11.1	Funding Date Indebtedness
Schedule 11.2	Funding Date Liens
Schedule 11.4	Scheduled Dispositions
Schedule 11.5	Funding Date Investments
Schedule 11.8	Funding Date Negative Pledge Agreements
Schedule 11.12	Funding Date Affiliate Transactions
Schedule 14.2	Notice Addresses

Exhibit A	Form of Notice of Borrowing
Exhibit B	Form of Letter of Credit Request
Exhibit C	Form of Guarantee
Exhibit D	Form of Security Agreement
Exhibit E	Form of Pledge Agreement
Exhibit F	Form of Mortgage/Deed of Trust (California)
Exhibit G	Form of Credit Party Closing Certificate
Exhibit H	Form of Assignment and Acceptance
Exhibit I	Form of Promissory Note

v

CREDIT AGREEMENT, dated as of September 24, 2014, is among CALIFORNIA RESOURCES CORPORATION, a Delaware corporation (the “Borrower”), the banks, financial institutions and other lending institutions from time to time parties as lenders hereto (each a “Lender” and, collectively, the “Lenders”), JPMORGAN CHASE BANK, N.A., as Administrative Agent and a Swingline Lender and each Letter of Credit Issuer from time to time party hereto.

WHEREAS, the Borrower has requested that the Lenders extend credit to it from time to time subject to the terms of this Agreement; and

WHEREAS, the Lenders, the Swingline Lenders and the Letter of Credit Issuers are willing to make available to the Borrower such credit upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

1.1                               Defined Terms.

(a)                                 Terms defined in the preamble have the meaning ascribed to them in the preamble.

(b)                                 As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate plus ½ of 1%, (b) the rate of interest in effect for such day as publicly announced from time to time by the Administrative Agent as its “prime rate” and (c) the LIBOR Rate for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that, for the avoidance of doubt, for purposes of calculating the LIBOR Rate pursuant to clause (c) above, the LIBOR Rate for any day shall be based on the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on such day by reference to the rate appearing on the Reuters Screen LIBOR01 Page (or any successor page or any successor service, or any substitute page or substitute for such service, providing rate quotations comparable to the Reuters Screen LIBOR01 Page, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) for a period equal to one-month and such rate shall in no event be less than zero for the purposes of this Agreement.  The “prime rate” is a rate set by the Administrative Agent based upon various factors, including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in the ABR due to a change in such rate announced by the Administrative Agent, in the Federal Funds Effective Rate or in the one-month LIBOR Rate shall take effect at the opening of business on the day specified in the public announcement of such change.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“Acceptable Security Interest” shall mean a first priority, perfected Mortgage; provided that Liens which are permitted by the terms of Section 11.2 may exist and have whatever priority such Liens have at such time under applicable law; provided further that with respect to (a) any production sharing contract or similar instrument for the Borrower’s “THUMS” and “Tidelands” assets and the Property covered thereby and (b) any other production sharing contract or similar instrument constituting Proved Reserves on which a Lien cannot be granted without the consent of a third party or on which a Lien is contractually or statutorily prohibited, then in each case, the grant of a first priority, perfected Lien (provided that Liens which are permitted by the terms of Section 11.2 may exist and have whatever priority such Liens have at such time under applicable law) in the Stock of the Subsidiary party to such contract shall be deemed an “Acceptable Security Interest”.

“Additional Lender” shall mean an Additional Revolving Lender or an Additional Term Loan Lender.

“Additional Revolving Lender” shall have the meaning provided in Section 2.16(a).

“Additional Term Loan Lender” shall have the meaning provided in Section 2.16(b).

“Adjusted Total Revolving Commitment” shall mean, at any time, the Total Revolving Commitment less the aggregate amount of Revolving Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean JPMorgan Chase Bank, N.A., as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent appointed in accordance with the provisions of Section 13.10.

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 14.2, or such other address or account as the Administrative Agent may from time to time notify in writing to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean, for each Lender, an administrative questionnaire in a form approved by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person.  A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.  “Controlling” (“controlling”) and “controlled” shall have meanings correlative thereto.

“Agreement” shall mean this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Equity Amount” shall mean, at any time (the “Applicable Equity Amount Reference Time”), an amount equal to, without duplication,

(a)                                 the amount of any proceeds of an equity issuance received by the Borrower during the period from and including the Business Day immediately following the Funding Date, through and including the Applicable Equity Amount Reference Time, but excluding all proceeds from the issuance of Disqualified Stock; minus

(b)                                 the sum, without duplication, of:

(i)                                     the aggregate amount of any Investments made by the Borrower or any Restricted Subsidiary pursuant to Section 11.5(b)(viii) after the Funding Date, and prior to the Applicable Equity Amount Reference Time;

(ii)                                  the aggregate amount of any Restricted Payments made by the Borrower pursuant to Section 11.6(a) after the Funding Date, and prior to the Applicable Equity Amount Reference Time; and

(iii)                               the aggregate amount of prepayments, repurchases, redemptions and defeasances made by the Borrower or any Restricted Subsidiary pursuant to Section 11.7(c)(ii) after the Funding Date and prior to the Applicable Equity Amount Reference Time.

Concurrently with the consummation of any transaction effected pursuant to Section 11.5(b)(viii) or Section 11.7(c) using all or any portion of the Applicable Equity Amount, the Borrower shall provide to the Administrative Agent a certificate of an Authorized Officer of the Borrower setting forth in reasonable detail the Applicable Equity Amount as of the end of the most recent fiscal year for which financial statements have been provided pursuant to Section 10.1.

“Applicable Margin” shall mean, for any day, with respect to any ABR Loan or LIBOR Loan, as the case may be, the rate per annum set forth in the grid below based upon the Leverage Ratio in effect on such day:

Leverage Ratio Grid

Leverage Ratio	> 3.00x	< 3.00x and > 2.00x	< 2.00x and > 1.00x	< 1.00x
LIBOR Loans	2.25%	2.00%	1.75%	1.50%
ABR Loans	1.25%	1.00%	0.75%	0.50%
Commitment Fee Rate	0.50%	0.50%	0.375%	0.30%

Each change in the Commitment Fee Rate or Applicable Margin shall apply during the period commencing on the last day of each fiscal quarter of the Borrower after the date of such change and ending on the last day of the succeeding fiscal quarter of the Borrower after the date of such change.

If any financial statements required to be delivered under Section 10.1 are not delivered within the time periods specified in Section 10.1, then the Applicable Margin and Commitment Fee Rate previously in effect shall continue to apply until such financial statements are delivered; provided that upon delivery of such financial statements, if timely delivery of such financial statements would have led to the application of a higher Applicable Margin or a higher Commitment Fee Rate for any Applicable Period than the Applicable Margin or Commitment Fee Rate, as applicable, actually applied during such time, then the Borrower shall immediately pay to the Administrative Agent the net accrued additional interest and expense (determined after taking into account any corresponding reduction in the Applicable Margin or Commitment Fee Rate in any other period), if any, owing as a result of such increased Applicable Margin or Commitment Fee Rate.

“Applicable Period” shall have the meaning provided in Section 2.8(g).

“Approved Fund” shall mean any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approved Petroleum Engineers” shall mean (a) Netherland, Sewell & Associates, Inc., (b) Cawley, Gillespie & Associates, Inc., (c) W. D. Van Gonten & Co. Petroleum Engineering, (d) Ryder Scott Company, L.P., (e) DeGolyer and MacNaughton, and (f) at the Borrower’s option, any other independent petroleum engineers selected by the Borrower and reasonably acceptable to the Administrative Agent.

“Asset Coverage Ratio” shall mean as of the last day of each fiscal quarter of the Borrower, the ratio of the PV-9 of the Credit Parties’ Oil and Gas Properties reflected in the most recently delivered Reserve Report to Consolidated Total Debt as of the last day of such fiscal quarter.

“Assignment and Acceptance” shall mean an assignment and acceptance substantially in the form of Exhibit H or such other form as may be approved by the Administrative Agent.

“Authorized Officer” shall mean as to any Person, the President, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Treasurer, the Assistant or Vice Treasurer, the Vice President-Finance, the General Counsel, any Senior Vice President, any Executive Vice President, and any manager, managing member or general partner, in each case, of such Person, and any other senior officer designated as such in writing to the Administrative Agent by such Person.  Any document delivered hereunder that is signed by an Authorized Officer shall be conclusively presumed to have been authorized by all necessary corporate, limited liability company, partnership and/or other action on the part of the Borrower or any other Credit Party and such Authorized Officer shall be conclusively presumed to have acted on behalf of such Person.

“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(b).

“Available Revolving Commitment” shall mean, at any time, (a) the Revolving Loan Limit at such time minus (b) the Total Revolving Exposure at such time.

“Bank Price Deck” shall mean the Administrative Agent’s forward curve for each of oil, natural gas and other Hydrocarbons, as applicable, furnished to the Borrower by the Administrative Agent from time to time in accordance with the terms of this Agreement.

“Bankruptcy Code” shall have the meaning provided in Section 12.5.

“Benefited Lender” shall have the meaning provided in Section 14.8.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, as to any Person, the board of directors or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning provided in the introductory paragraph hereto.

“Borrowing” shall mean the incurrence of one Type of Loan on a given date (or resulting from conversions on a given date) having, in the case of LIBOR Loans, the same Interest Period (provided that

ABR Loans incurred pursuant to Section 2.10(b) shall be considered part of any related Borrowing of LIBOR Loans).

“Borrowing Base” shall mean, at any time, an amount equal to the amount determined in accordance with Section 2.14, as the same may be adjusted from time to time pursuant to the provisions thereof.

“Borrowing Base Deficiency” occurs if, at any time during a Borrowing Base Trigger Period, the aggregate Total Exposure exceeds the Borrowing Base then in effect.  The amount of the Borrowing Base Deficiency is the amount by which Total Exposure exceeds the Borrowing Base then in effect.

“Borrowing Base Properties” shall mean the Oil and Gas Properties of the Credit Parties included in the most recently delivered Reserve Report delivered pursuant to Section 10.13.

“Borrowing Base Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding at least 80% of the unused Adjusted Total Revolving Commitment at such date and the Total Revolving Exposure (excluding the Revolving Exposure of Defaulting Lenders) in the aggregate at such date or (b) if the Total Revolving Commitment has been terminated, Non-Defaulting Lenders having or holding at least 80% of the outstanding principal amount of the Revolving Loans, Swingline Exposure and Letter of Credit Exposure (excluding the Revolving Exposure of Defaulting Lenders) in the aggregate at such date.

“Borrowing Base Trigger Date” shall have the meaning provided in Section 10.10(a).

“Borrowing Base Trigger Event” shall mean the public announcement by Moody’s or S&P that its Credit Rating is B1 or lower from (or is unrated by) Moody’s or B+ or lower (or is unrated by) from S&P; provided, however, that if one of the Credit Ratings is B1 or B+, as applicable (but not lower than B1 or B+), and the other Credit Rating is BB or Ba2 or higher, as applicable, a Borrowing Base Trigger Event shall not have occurred.

“Borrowing Base Trigger Period” shall mean (a) the first business day following a Borrowing Base Trigger Event until the first business day on which the Borrower’s Credit Rating is Ba3 or higher from Moody’s and is BB- or higher from S&P or (b) the period commencing with the date on which the Borrower elects under Section 14.18 to have the Facility governed by a Borrowing Base and ending on any date on which the Borrower has elected to cease to have the Facility governed by a Borrowing Base, provided that on such date, no Borrowing Base Trigger Event is in effect.

“Business Day” shall mean any day excluding Saturday, Sunday and any other day on which banking institutions in New York City or Los Angeles, California are authorized by law or other governmental actions to close, and, if such day relates to (a) any interest rate settings as to a LIBOR Loan, (b) any fundings, disbursements, settlements and payments in respect of any such LIBOR Loan, or (c) any other dealings pursuant to this Agreement in respect of any such LIBOR Loan, such day shall be a day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as capital expenditures on a consolidated statement of cash flows of the Borrower and its Restricted Subsidiaries.

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean, as applied to any Person, all obligations under Capital Leases of such Person or any of its Subsidiaries, in each case taken at the amount thereof accounted for as liabilities in accordance with GAAP.

“Cash Collateralize” shall have the meaning provided in Section 3.8(c) (and Cash Collateral means cash that has been Cash Collateralized).

“Cash Management Agreement” shall mean any agreement entered into from time to time by the Borrower or any of the Borrower’s Restricted Subsidiaries in connection with cash management services for collections, other Cash Management Services and for operating, payroll and trust accounts of such Person, including automatic clearing house services, controlled disbursement services, electronic funds transfer services, lockbox services, stop payment services and wire transfer services.

“Cash Management Bank” shall mean any Person that either (a) at the time it provides Cash Management Services, (b) on the Funding Date or (c) at any time after it has provided any Cash Management Services, is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent.

“Cash Management Obligations” shall mean obligations owed by the Borrower or any Restricted Subsidiary to any Cash Management Bank in connection with, or in respect of, any Cash Management Services.

“Cash Management Services” shall mean (a) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, (b) treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services) and (c) any other demand deposit or operating account relationships or other cash management services, including any Cash Management Agreement.

“Casualty Event” shall mean, with respect to any Collateral, (a) any damage to, destruction of, or other casualty or loss involving, any property or asset or (b) any seizure, condemnation, confiscation or taking under the power of eminent domain of, or any requisition of title or use of, or relating to, or any similar event in respect of, any property or asset.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Change in Law” shall mean the occurrence after the date of this Agreement of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Letter of Credit Issuer (or, for purposes of clauses (a)(ii) or (c) of Section 2.10, by any lending office of such Lender or by such Lender’s or the Letter of Credit Issuer’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall be deemed to be a “Change in “Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean and be deemed to have occurred if:

(a)                                 any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person, entity or “group” and their respective Subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan), shall at any time have acquired direct or indirect beneficial ownership (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of voting power of the outstanding Voting Stock of the Borrower having more than 35% of the ordinary voting power for the election of directors of the Borrower; or

(b)                                 occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower by persons who were neither (1) nominated by the Board of Directors of the Borrower nor (2) appointed by directors so nominated; or

(c)                                  a “Change of Control” shall occur under the Senior Notes Documents.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall have the meaning provided for such term in each of the Security Documents; provided that with respect to any Mortgages, “Collateral”, as defined herein, shall include “Mortgaged Property” as defined therein.

“Collateral Requirements” shall mean, during a Borrowing Base Trigger Period, the collateral requirements set forth in Section 10.10  and in any other Security Document including without limitation:

(a)                                 a pledge by the Credit Parties of (i) 100% of the stock of each Restricted Subsidiary that is a Domestic Subsidiary directly owned thereby and (ii) 66-2/3% of the stock of each Restricted Subsidiary that is a Foreign Subsidiary directly owned thereby; and

(b)                                 with respect to substantially all other assets of the Credit Parties other than Excluded Property, first priority, perfected liens and security interests on such assets of the Credit Parties; provided that, (i) with respect to the Borrower’s Oil and Gas Properties, the Credit Parties shall be required to deliver and maintain an Acceptable Security Interest on not less than 80% of the PV-9 of the Proved Reserves evaluated in the Reserve Report most recently delivered to the Administrative Agent and (ii) with respect to all other assets, the Credit Parties shall not be required to take any action to perfect a lien on any such assets securing the Facilities unless such perfection may be accomplished by (A) the filing of a UCC-1 financing statement in the obligor’s jurisdiction of formation, (B) delivery of certificates representing any pledged equity consisting of certificated securities, in each case, with appropriate endorsements or transfer powers, or (C) granting the Administrative Agent control (within the meaning of the Uniform Commercial Code) over any pledged equity consisting of uncertificated securities; provided further that such assets may be subject to Liens permitted under Section 11.2; and provided further that no intention to subordinate the first priority Lien of the Administrative Agent and the Secured Parties pursuant to the Security Documents is to be hereby implied or expressed by the permitted existence of such Permitted Liens.

“Commitment” shall mean, with respect to each Lender, its Revolving Commitment and/or its Term Loan Commitment, as the context may require.

“Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Commitment Fee Rate” shall mean, for any day, with respect to the Available Revolving Commitment on any day, the applicable rate per annum set forth next to the row heading “Commitment Fee Rate” in the definition of “Applicable Margin”.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and any regulations promulgated thereunder.

“Confidential Information” shall have the meaning provided in Section 14.16.

“Consolidated EBITDAX” shall mean, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, an amount equal to Consolidated Net Income for such period plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges for such period, (ii) an amount equal to the provision for federal, state, and local income and franchise taxes payable or to become payable by the Borrower and its Restricted Subsidiaries for such period, (iii) depletion, depreciation, amortization and exploration expense for such period (including all drilling, completion, geological and geophysical costs), (iv) losses from asset Dispositions (excluding Hydrocarbons Disposed of in the ordinary course of business), (v) all other non-cash items reducing such Consolidated Net Income for such period, and (vi) extraordinary or non-recurring losses for such period, and minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state and local income tax credits of the Borrower and its Restricted Subsidiaries for such period (ii) gains from asset Dispositions (excluding Hydrocarbons Disposed of in the ordinary course of business), (iii) all other non-cash items increasing Consolidated Net Income for such period, and (iv) extraordinary or non-recurring gains for such period; provided that, with respect to the determination of the Borrower’s compliance with the covenant set forth in Section 11.11(a) for any period, Consolidated EBITDAX shall be adjusted to give effect, on a pro forma basis, to any Qualified Acquisition or Qualified Disposition made during such period, as if such acquisition or Disposition had occurred on the first day of such period.

“Consolidated Interest Charges” shall mean, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Restricted Subsidiaries for such period in connection with borrowed money (including capitalized interest for such period) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Restricted Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

“Consolidated Net Income” shall mean, for any period, for the Borrower and its Restricted Subsidiaries on a consolidated basis, the net income of the Borrower and its Restricted Subsidiaries (excluding extraordinary gains and extraordinary losses and the net income of any Person (other than the Borrower or a Restricted Subsidiary) in which the Borrower and its Restricted Subsidiaries own any Stock or Stock Equivalents for that period, except to the extent of the amount of dividends and distributions actually received by the Borrower or a Restricted Subsidiary), provided that the calculation of Consolidated Net Income shall exclude any non-cash charges or losses and any non-cash income or gains, in each case, required to be included in net income of the Borrower and its Subsidiaries as a result of the application of FASB Accounting Standards Codifications 718, 815, 410 and 360, but shall expressly include any cash charges or payments that have been incurred as a result of the termination of any Hedge Agreement.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.

“Consolidated Total Debt” shall mean, as of any date of determination, (a) all Indebtedness of the types described in clauses (a) and (b) (other than intercompany Indebtedness owing to the Borrower or any Restricted Subsidiary), clause (d) (but, in the case of clause (d), only to the extent of any unreimbursed drawings under any letter of credit that has not been cash collateralized) and clauses (e) through (i) (but, in the case of clause (i) only to the extent of Guarantee Obligations with respect to Indebtedness otherwise included in this definition) of the definition thereof, in each case actually owing by the Borrower and the Restricted Subsidiaries on such date and to the extent appearing on the balance sheet of the Borrower determined on a consolidated basis in accordance with GAAP minus (b) the aggregate cash and Permitted Investments included in the cash and cash equivalents accounts listed on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date (it being understood that such amount shall exclude in any event any cash or cash equivalents identified on such balance sheet as “restricted” (it being understood that (i) cash or cash equivalents subject to a control agreement in favor of any Person other than the Administrative Agent or any Lender shall be deemed “restricted”, and (ii) cash or cash equivalents restricted in favor of the Administrative Agent or any Lender (excluding cash that is Cash Collateralizing outstanding L/C Obligations under Section 3.8) shall be deemed not “restricted”).

“Contractual Requirement” shall have the meaning provided in Section 9.3.

“Credit Documents” shall mean this Agreement, the Guarantee, each Letter of Credit, any promissory notes issued by the Borrower under this Agreement and during any Borrowing Base Trigger Period, the Security Documents.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance of a Letter of Credit.

“Credit Party” shall mean each of the Borrower and the Guarantors.

“Credit Rating” shall mean the corporate credit rating of the Borrower issued by S&P or the corporate family rating of the Borrower issued by Moody’s, as applicable.

“Default” shall mean any event, act or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(c).

“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of “Lender Default”.

“Disposition” shall have the meaning provided in Section 11.4(a).  “Dispose” shall have a correlative meaning.

“Disqualified Stock” shall mean, with respect to any Person, any Stock or Stock Equivalents of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Stock or Stock Equivalents that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than as a result of a change of control or asset sale to the extent the terms of such Stock or Stock Equivalents provide that such Stock or Stock Equivalents shall not be required to be repurchased or redeemed until the Maturity Date has occurred or such repurchase or redemption is otherwise permitted by this Agreement (including as a result of a waiver hereunder)), in whole or in part, in each case prior to the date that is 91 days after the Maturity Date hereunder; provided that, if such Stock or Stock Equivalents are issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Stock or Stock Equivalents shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations; provided, further, that any Stock or Stock Equivalents held by any future, present or former employee, director, manager or consultant of the Borrower, any of its Subsidiaries or any of its direct or indirect parent companies or any other entity in which the Borrower or a Restricted Subsidiary has an Investment and is designated in good faith as an “affiliate” by the board of directors or managers of the Borrower, in each case pursuant to any equity holders’ agreement, management equity plan or stock incentive plan or any other management or employee benefit plan or agreement shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries.

“Disregarded Entity” shall mean any Domestic Subsidiary that is disregarded for U.S. federal income tax purposes.

“Documentation Agents” shall mean Citibank, N.A. and Wells Fargo Bank, National Association, as documentation agents for the Lenders under this Agreement and the other Credit Documents.

“Dollars” and “$” shall mean dollars in lawful currency of the United States of America.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States or any state thereof, or the District of Columbia.

“Drawing” shall have the meaning provided in Section 3.4(b).

“Effective Date” shall mean the date on which this Agreement shall become effective in accordance with ARTICLE VI.

“Engineering Reports” shall have the meaning provided in Section 2.14(c)(i).

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demands, demand letters, claims, liens, notices of noncompliance, violation or potential responsibility or investigation (other than internal reports prepared by or on behalf of the Borrower or any of the Subsidiaries (a) in the ordinary course of such Person’s business or (b) as required in connection with a financing transaction or an acquisition or disposition of real estate) or proceedings arising under or based upon any applicable Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief relating to the presence, release or threatened release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands.

“Environmental Law” shall mean any applicable Federal, state, or local statute, law (including, without limitation, common law), rule, regulation, ordinance, or code of any Governmental Authority now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree or judgment, relating to the protection of the environment, including, without limitation, ambient air, surface water, groundwater, land surface and subsurface strata and natural resources such as wetlands, or human health or workplace safety (to the extent relating to human exposure to Hazardous Materials), or the release or threatened release of Hazardous Materials.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.  Section references to ERISA are to ERISA as in effect on the Funding Date and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean each person (as defined in Section 3(9) of ERISA) that together with the Borrower would be deemed to be a “single employer” within the meaning of Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“Event of Default” shall have the meaning provided in Article XII.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Rate” shall mean on any day with respect to any currency (other than Dollars), the rate at which such currency may be exchanged into any other currency (including Dollars), as set forth at approximately 11:00 a.m. (London time) on such day on the Reuters World Currency Page for such currency.  In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed by the Administrative Agent and the Borrower, or, in the absence of such agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about 11:00 a.m., local time, on such date for the purchase of the relevant currency for delivery two Business Days later.

“Excluded Hedge Obligation” shall mean, with respect to any Credit Party, any Swap Obligation if, and to the extent that, all or a portion of the liability of such Credit Party with respect to, or the grant by such Credit Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof or other agreement or undertaking agreeing to guarantee, repay, indemnify or otherwise be liable therefor) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee obligation or other liability of such Credit Party or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Credit Party is a “financial entity,” as defined in section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee obligation or other liability of such Credit Party becomes or would become effective with respect to such related Swap

Obligation.  If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee obligation or other liability or security interest is or becomes illegal.

“Excluded Hedges” shall mean Hedge Agreements that (i) are basis differential only swaps for volumes of crude oil and natural gas included under other Hedge Agreements permitted by Section 11.10(a) or (ii) are a hedge of volumes of crude oil or natural gas by means of a put or a price “floor” for which there exists no mark-to-market exposure to the Borrower.

“Excluded Property” shall mean (a) all Excluded Stock, (b) any property to the extent the grant or maintenance of a Lien on such property is (i) prohibited by applicable law, (ii) could reasonably be expected to result in material adverse tax consequences to the Borrower or any Subsidiary of the Borrower, (iii) requires a consent not obtained of any Governmental Authority pursuant to applicable law or (iv) is prohibited by, or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except to the extent that such term in such contract, license, agreement, instrument or other document or similar agreement providing for such prohibition, breach, default or termination or requiring such consent is ineffective under applicable law (including without limitation, pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC), (c) motor vehicles and other assets subject to certificates of title, (d) trust accounts, payroll accounts, zero balance accounts and escrow accounts, in each case for so long as they remain such type of account, (e) all real property not constituting Oil and Gas Properties, and (f) any property as to which the Administrative Agent and the Borrowers agree in writing that the costs of obtaining a security interest in, or Lien on, such property, or perfection thereof, are excessive in relation to the value to the Secured Parties of the security interest afforded thereby.

“Excluded Stock” shall mean (a) any Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Administrative Agent (confirmed in writing by notice to the Borrower), the cost or other consequences of pledging such Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Secured Parties therefrom, (b) solely in the case of any pledge of Stock or Stock Equivalents of any Foreign Corporate Subsidiary or FSHCO to secure the Obligations, any Stock or Stock Equivalents that is Voting Stock of such Foreign Corporate Subsidiary or FSHCO in excess of 66% of the outstanding Stock and Stock Equivalents of such class and, solely in the case of a pledge of Stock or Stock Equivalents of any Disregarded Entity substantially all of whose assets consist of Stock and Stock Equivalents of Foreign Corporate Subsidiaries to secure the Obligations, any Stock or Stock Equivalents of such Disregarded Entity in excess of 66% of the outstanding Stock and Stock Equivalents of such entity (such percentages to be adjusted upon any change of law as may be required to avoid adverse U.S. federal income tax consequences to the Borrower or any Subsidiary), (c) any Stock or Stock Equivalents to the extent the pledge thereof would be prohibited by any Requirement of Law, (d) in the case of (i) any Stock or Stock Equivalents of any Subsidiary to the extent the pledge of such Stock or Stock Equivalents is prohibited by Contractual Requirements or (ii) any Stock or Stock Equivalents of any Subsidiary that is not wholly owned by the Borrower and its Restricted Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Stock or Stock Equivalents of each such Subsidiary described in clause (i) or (ii) to the extent (A) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement (other than customary non-assignment provisions which are ineffective under the Uniform Commercial Code or other applicable Requirements of Law), (B) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (B) shall not apply if (1) such other party is a Credit Party or a wholly owned Restricted Subsidiary or (2) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent)) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (C) a pledge thereof to secure the Obligations would give any other party (other than a Credit Party or a wholly owned Restricted Subsidiary) to any Contractual Requirement governing such Stock or Stock Equivalents the right to terminate its obligations thereunder (other than customary non-assignment provisions that are ineffective under the Uniform Commercial Code or other applicable Requirement of Law), (e) the Stock or Stock Equivalents of any Immaterial Subsidiary and any Unrestricted Subsidiary, (f) the Stock or Stock Equivalents of any Subsidiary of a Foreign Corporate Subsidiary, (g) any Stock or Stock Equivalents of any Subsidiary to the extent that the pledge of such Stock or Stock Equivalents would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined by the Borrower and (h) any Stock or Stock Equivalents set forth on Schedule 1.1(d) which have been identified on or prior to the Funding Date in writing to the Administrative Agent by an Authorized Officer of the Borrower and agreed to by the Administrative Agent.

“Excluded Subsidiary” shall mean (a) each Domestic Subsidiary listed on Schedule 1.1(e) and each future Domestic Subsidiary, in each case, for so long as any such Subsidiary does not constitute a Material Subsidiary, (b) each Domestic Subsidiary that is not a wholly owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 10.10 (for so long as such Subsidiary remains a non-wholly owned Restricted Subsidiary), (c) any Disregarded Entity substantially all the assets of which consist of Stock and Stock Equivalents of Foreign Corporate Subsidiaries, (d) each Domestic Subsidiary that is prohibited by any applicable Contractual Requirement or Requirement of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (and for so long as such restriction or any replacement or renewal thereof is in effect) or that would require consent, approval, license or authorization of a Governmental Authority to guarantee or grant Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary (unless such consent, approval, license or authorization has been received), (e) each Domestic Subsidiary that is a Subsidiary of a Foreign Corporate Subsidiary, (f) each other Domestic Subsidiary acquired pursuant to a Permitted Acquisition financed with secured Indebtedness incurred pursuant to Section 11.1(i) and permitted by the proviso to subclause (C) of Section 11.1(i) and each Restricted Subsidiary thereof that guarantees such Indebtedness to the extent and so long as the financing documentation relating to such Permitted Acquisition to which such Restricted Subsidiary is a party prohibits such Restricted Subsidiary from guaranteeing or granting a Lien on any of its assets to secure the Obligations, (g) any other Domestic Subsidiary with respect to which, (x) in the reasonable judgment of the Administrative Agent and the Borrower, the cost or other consequences of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) providing such a Guarantee would result in material adverse tax consequences as reasonably determined by the Borrower, and (h) each Unrestricted Subsidiary.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by its overall net income or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising solely from this Agreement or any other Credit Documents or any transactions contemplated thereunder), (ii) except in the case of a Lender that is an assignee pursuant to a request by the Borrower under Section 14.7, in the case of a Non-U.S. Lender, any United States federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document that (A) is required to be imposed on amounts payable to such Non-U.S.

Lender pursuant to laws in force at the time such Non-U.S. Lender becomes a party hereto (or designates a new lending office), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts or indemnification payments from any Credit Party with respect to such withholding Tax pursuant to Section 5.4 or (B) is attributable to such Non-U.S. Lender’s failure to comply with Section 5.4(e) or (iii) any United States federal withholding Tax imposed under FATCA.

“Facility” shall mean each of the Term Loan Facility and the Revolving Facility (and collectively, the “Facilities”).

“Fair Market Value” shall mean, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as reasonably determined by the Borrower.

“Fair Value” shall mean the amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its Subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations thereunder or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any date that is a Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by it.

“Financial Performance Covenants” shall mean the covenants of the Borrower set forth in Section 11.11.

“First Scheduled Redetermination Date” shall mean the first May 1st occurring more than six (6) months after the Borrowing Base Trigger Event.

“Foreign Corporate Subsidiary” shall mean a Foreign Subsidiary that is treated as a corporation for U.S. federal income tax purposes.

“Foreign Plan” shall mean any employee benefit plan, program, policy, arrangement or agreement maintained or contributed to by the Borrower or any of its Subsidiaries with respect to employees employed outside the United States.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fronting Fee” shall have the meaning provided in Section 4.1(c).

“FSHCO” shall mean any direct or indirect Subsidiary that has no material assets other than the Stock of one or more direct or indirect Foreign Corporate Subsidiaries.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

“Funding Date” shall mean the date on which the conditions set forth in Article VII and Sections 8.1 and 8.2 are satisfied (or waived in accordance with Section 14.1).

“GAAP” shall mean United States generally accepted accounting principles, as in effect from time to time.

“Governmental Authority” shall mean any nation, sovereign or government, any state, province, territory or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including a central bank or stock exchange.

“Granting Lender” shall have the meaning provided in Section 14.6(g).

“Guarantee” shall mean the Guarantee made by any Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.

“Guarantee Obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any such Indebtedness or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness or (d) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term “Guarantee Obligations” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Funding Date or entered into in connection with any acquisition or Disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness).  The amount of any Guarantee Obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (i) each Material Subsidiary listed on Schedule 1.1(f) on the Funding Date that is a party to the Guarantee, (ii) on or after the Funding Date, other wholly-owned (directly or indirectly) Domestic Subsidiaries of the Borrower that are Restricted Subsidiaries of the Borrower and that are parties to the Guarantee such that the Total Assets of the non-Guarantor wholly-owned (directly or indirectly) Domestic Subsidiaries of the Borrower that are Restricted Subsidiaries of the Borrower (when combined with the assets of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the Test Period for which Section 10.1 Financials have been delivered are equal to or less than 20% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date and (iii) each other Domestic Subsidiary (other than an Excluded Subsidiary) that becomes a party to the Guarantee after the Funding Date pursuant to Section 10.10 or otherwise.

“Hazardous Materials” shall mean (a) any petroleum or petroleum products, radioactive materials, friable asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas, (b) any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants”, or “pollutants”, or words of similar import, under any applicable Environmental Law and (c) any other chemical, material or substance, which is prohibited, limited or regulated by any applicable Environmental Law.

“Hedge Agreements” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. Notwithstanding the foregoing, agreements or obligations entered into in the ordinary course of business to physically buy or sell any commodity produced from the Borrower’s and its Subsidiaries’ Oil and Gas Properties or electricity generation facilities under an agreement that has a tenor under 90 days shall not be considered Hedge Agreements.

“Hedge Bank” shall mean (a) any Person (other than the Borrower or any of its Subsidiaries) that (x) at the time it enters into a Hedge Agreement is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent or (y) at any time after it enters into a Hedge Agreement, it becomes a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent or (b) with respect to any Hedge Agreement that is in effect on the Funding Date, any Person (other than the Borrower or any of its Subsidiaries) that is a Lender, the Administrative Agent or an Affiliate of a Lender or the Administrative Agent on the Funding Date.

“Hedge PV” shall mean, with respect to any commodity Hedge Agreement, the present value, discounted at 9% per annum, of the future receipts expected to be paid to the Borrower or the Restricted Subsidiaries under such Hedge Agreement netted against the most recent Bank Price Deck provided to the Borrower by the Administrative Agent pursuant to Section 2.14(j); provided, however, that the “Hedge PV” shall never be less than $0.00.

“Hedge Obligations” shall mean, with respect to any Person, the obligations of such Person under Hedge Agreements.

“Historical Financial Statements” shall mean (a) the audited combined balance sheets of the Borrower and its consolidated Subsidiaries as of December 31, 2012 and December 31, 2013, and the related audited combined statements of income and comprehensive income, statements of net investment and statements of cash flows for each of the fiscal years in the two-year period ended December 31, 2013 and (b) the unaudited combined balance sheet of the Borrower and its consolidated Subsidiaries as of June 30, 2014, and the related unaudited combined statements of income and comprehensive income and statements of cash flows for the six-month period ended June 30, 2014.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Identified Contingent Liabilities” shall mean the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its Subsidiaries taken as a whole after giving effect to the Transactions (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by Authorized Officers of the Borrower.

“Immaterial Subsidiary” shall mean any Subsidiary that is not a Material Subsidiary.

“Increasing Lender” shall mean an Increasing Revolving Lender or an Increasing Term Loan Lender.

“Increasing Revolving Lender” shall have the meaning provided in Section 2.16(a).

“Increasing Term Loan Lender” shall have the meaning provided in Section 2.16(b).

“Incremental Agreement” shall have the meaning provided in Section 2.16(d).

“Incremental Increase” shall mean a Revolving Incremental Increase or a Term Loan Incremental Increase.

“Indebtedness” of any Person shall mean (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (c) the deferred purchase price of assets or services that in accordance with GAAP would be included as a liability on the balance sheet of such Person (other than (i) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP and (ii) obligations resulting under firm transportation contracts or take or pay contracts entered into in the ordinary course of business), (d) the face amount of all letters of credit issued for the account of such Person and, without duplication, all drafts drawn thereunder, (e) all Indebtedness (excluding prepaid interest thereon) of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (f) the principal component of all Capitalized Lease Obligations of such Person, (g) obligations to deliver commodities, goods or services, including Hydrocarbons, in consideration of one or more advance payments, other than obligations relating to net oil, natural gas liquids or natural gas balancing arrangements arising in the ordinary course of business, (h) the undischarged balance of any Production Payment created by such Person or for the creation of which such Person directly or indirectly received payment, and (i) without duplication, all Guarantee Obligations of such Person; provided that Indebtedness shall not include (i) trade and other ordinary course payables and accrued expenses arising in the ordinary course of business, (ii) deferred or prepaid revenue, (iii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iv) in the case of the Borrower and its Restricted Subsidiaries, all intercompany Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business, (v) any obligation in respect of a farm-in agreement, joint development agreement, joint operating agreement or similar arrangement whereby such Person agrees to pay all or a share of the drilling, completion or other expenses of an exploratory or development well (which agreement may be subject to a maximum payment obligation, after which expenses are shared in accordance with the working or participation interest therein or in accordance with the agreement of the parties) or perform the drilling, completion or other operation on such well in exchange for an ownership interest in an oil or gas property, (vi) any obligations in respect of any Hedge Agreement that is permitted under this Agreement, (vii) prepayments for gas or crude oil production not in excess of $20,000,000 in the aggregate at any time outstanding, (viii) obligations to deliver commodities or pay royalties or other payments in connection with Royalty Trust Transactions and obligations arising from the sale of net profits interests, working interests, overriding royalty interests or similar real property interest.

“Indemnified Liabilities” shall have the meaning provided in Section 14.5.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to or measured by, any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document other than (a) Excluded Taxes, (b) Other Taxes and (c) any interest, penalties or expenses caused by the Administrative Agent’s or Lender’s gross negligence or willful misconduct.

“Industry Investment” shall mean Investments and expenditures made in the ordinary course of, and of a nature that is or shall have become customary in, the oil and gas business as a means of actively engaging therein through agreements, transactions, interests or arrangements that permit one to share risks or costs, comply with regulatory requirements regarding local ownership or satisfy other objectives customarily achieved through the conduct of oil and gas business jointly with third parties, including: (1) ownership interests in oil and gas properties or gathering, transportation, processing, electricity and power generation, or related systems; and (2) Investments and expenditures in the form of or pursuant to operating agreements, processing agreements, farm-in agreements, farm-out agreements, development agreements, area of mutual interest agreements, unitization agreements, pooling arrangements, joint bidding agreements, service contracts, joint venture agreements, partnership agreements (whether general or limited), and other similar agreements (including for limited liability companies) with third parties.

“Interest Expense Ratio” shall mean, as of the last day of each fiscal quarter of the Borrower, the ratio of (a) Consolidated EBITDAX for the Test Period ending on the last day of such fiscal quarter to (b) Consolidated Interest Charges for the Test Period ending on the last day of such fiscal quarter.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Interim Redetermination” shall have the meaning provided in Section 2.14(b).

“Interim Redetermination Date” shall mean the date on which a Borrowing Base that has been redetermined pursuant to an Interim Redetermination becomes effective as provided in Section 2.14.

“Interpolated Rate” shall mean, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBOR Screen Rate)  determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period for which the LIBOR Screen Rate is available for Dollars) that is shorter than the Impacted Interest

Period; and (b) the LIBOR Screen Rate for the shortest period (for which that Screen Rate is available for Dollars) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” shall mean, for any Person:  (a) the acquisition (whether for cash, property, services or securities or otherwise) of Stock, Stock Equivalents, bonds, notes, debentures, partnership or other ownership interests or other securities of any other Person (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such sale), (b) the making of any deposit with, or advance, loan or other extension of credit to, assumption of Indebtedness of, or capital contribution to, or purchase or other acquisition of an equity participation in, any other Person (including the purchase of property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such property to such Person) (including any partnership or joint venture), (c) the entering into of any guarantee of, or other contingent obligation with respect to, Indebtedness or (d) the purchase or other acquisition (in one transaction or a series of transactions) of (x) all or substantially all of the property and assets or business of another Person or (y) assets constituting a business unit, line of business or division of such Person; provided that, in the event that any Investment is made by the Borrower or any Restricted Subsidiary in any Person through substantially concurrent interim transfers of any amount through one or more other Restricted Subsidiaries, then such other substantially concurrent interim transfers shall be disregarded for purposes of Section 11.5.

“Investment Grade Period” shall mean any period other than a Borrowing Base Trigger Period.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by the Letter of Credit Issuer and the Borrower (or any Restricted Subsidiary) or in favor of the Letter of Credit Issuer and relating to such Letter of Credit.

“Joint Bookrunners” shall mean J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Goldman, Sachs & Co., HSBC Bank USA, NA, Morgan Stanley Senior Funding, Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., and U.S. Bank National Association each in its capacity as joint bookrunner in respect of the Facility.

“Joint Lead Arrangers” shall mean J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Wells Fargo Securities, LLC, Goldman, Sachs & Co., HSBC Bank USA, NA, Morgan Stanley Senior Funding, Inc., The Bank of Tokyo-Mitsubishi UFJ, Ltd., and U.S. Bank National Association each in its capacity as joint lead arranger in respect of the Facility.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.  All L/C Borrowings shall be denominated in Dollars.

“L/C Maturity Date” shall mean the date that is five Business Days prior to the Maturity Date.

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings.  For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule

3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“Lender” shall have the meaning provided in the preamble to this Agreement.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lenders.

“Lender Default” shall mean (a) the refusal or failure of any Lender to make available its portion of any incurrence of Loans or participations in Letters of Credit or Swingline Loans, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied; (b) the failure of any Lender to pay over to the Administrative Agent, any Letter of Credit Issuer, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder within two Business Day of the date when due, unless the subject of a good faith dispute; (c) a Lender has notified the Borrower or the Administrative Agent in writing that it does not intend or expect to comply with any of its funding obligations or has made a public statement to that effect with respect to its funding obligations under the Facility (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied); (d) the failure, within three Business Days after a written request by the Administrative Agent or the Borrower, by a Lender to confirm in writing to the Administrative Agent and the Borrower that it will comply with its obligations under the Facility (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (d) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (e) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” shall mean, with respect to any Lender, that such Lender or any Person that directly or indirectly controls such Lender (each, a “Distressed Person”), as the case may be, is or becomes subject to a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person or any Person that directly or indirectly controls such Distressed Person is subject to a forced liquidation, or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any Governmental Authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of (i) the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a Governmental Authority or an instrumentality thereof or (ii) an Undisclosed Administration pursuant to the laws of the Netherlands.

“Letter of Credit” shall have the meaning provided in Section 3.1.

“Letter of Credit Commitment” shall mean $400,000,000, as the same may be reduced from time to time pursuant to Section 3.1, provided that no Letter of Credit Issuer shall be obligated to issue Letters of Credit in an aggregate face amount in excess of $100,000,000 outstanding at any time.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (a) the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a) at such time and (b) such Lender’s Revolving Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuer pursuant to Section 3.4(a)) minus the amount of cash or deposit account balances held by the Administrative Agent to Cash Collateralize outstanding Letters of Credit and Unpaid Drawings under Section 3.8.

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letter of Credit Issuer” shall mean (a) JPMorgan Chase Bank, N.A., (b) Bank of America, N.A., Citibank, N.A. and Wells Fargo Bank, National Association, or, in each case, any of their respective Affiliates or any replacement or successor appointed pursuant to Section 3.6.  References herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letter of Credit Request” shall have the meaning provided in Section 3.2(a).

“Letters of Credit Outstanding” shall mean, at any time, the sum of, without duplication, (a) the aggregate Stated Amount of all outstanding Letters of Credit and (b) the aggregate principal amount of all Unpaid Drawings in respect of all Letters of Credit.

“Leverage Ratio” shall mean, as of the last day of each fiscal quarter of the Borrower, the ratio of (a) Consolidated Total Debt as of the last day of such fiscal quarter to (b) Consolidated EBITDAX for the Test Period ending on the last day of such fiscal quarter.

“LIBOR Loan” shall mean any Loan bearing interest at a rate determined by reference to the LIBOR Rate (other than an ABR Loan bearing interest by reference to the LIBOR Rate by virtue of clause (c) of the definition of ABR).

“LIBOR Rate” shall mean, for any Interest Period for each LIBOR Loan, the London interbank offered rate as administered by Intercontinental Exchange Benchmark Administration Ltd. (or any other Person that takes over the administration of such rate for Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion; in each case the “LIBOR Screen Rate”) at approximately 11:00 A.M. (London time) two (2) Business Days prior to the first day of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement and provided, further, if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) with respect to Dollars then the LIBOR Rate shall be the Interpolated Rate, provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Lien” shall mean any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement or a financing lease, consignment or bailment for security purposes or (b) Production Payments and the like payable out of Oil and Gas Properties; provided that in no event shall an operating lease be deemed to be a Lien.

“Liquidity” shall mean, as of any date of determination, the sum of (a) the Available Revolving Commitment on such date and (b) the aggregate amount of cash and cash equivalents included in the cash and cash equivalents accounts listed on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date (it being understood that such amount shall exclude in any event any cash or cash equivalents identified on such balance sheet as “restricted” (it being understood that cash or cash equivalents subject to a control agreement in favor of any Person other than the Administrative Agent or any Lender shall be deemed “restricted”, and cash or cash equivalents restricted in favor of the Administrative Agent or any Lender shall be deemed not “restricted”)), less the amount, if any, of the Borrowing Base Deficiency existing on such date of determination.

“Loan” shall mean any extension of credit by a Lender to the Borrower or a Swingline Loan made by any Lender hereunder.

“Majority Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding more than 50% of the unused Adjusted Total Revolving Commitment at such date, the Total Revolving Exposure and the Total Term Loan Exposure (excluding the Revolving Exposure and Term Loan Exposure of Defaulting Lenders) in the aggregate at such date or (b) if the Total Revolving Commitment has been terminated or for the purposes of acceleration pursuant to Article XII, Non-Defaulting Lenders having or holding more than 50% of the Loans, Swingline Exposure and Letter of Credit Exposure (excluding the Revolving Exposure and Term Loan Exposure of Defaulting Lenders) in the aggregate at such date.

“Majority Revolving Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding more than 50% of the unused Adjusted Total Revolving Commitment at such date and the Total Revolving Exposure (excluding the Revolving Exposure of Defaulting Lenders) in the aggregate at such date or (b) if the Total Revolving Commitment has been terminated or for the purposes of acceleration pursuant to Article XII, Non-Defaulting Lenders having or holding more than 50% of the Revolving Loans, Swingline Exposure and Letter of Credit Exposure (excluding the Revolving Exposure of Defaulting Lenders) in the aggregate at such date.

“Majority Term Loan Lenders” shall mean, at any date, Non-Defaulting Lenders having or holding more than 50% of the Total Term Loan Exposure (excluding the Term Loan Exposure of Defaulting Lenders) at such date.

“Mandatory Borrowing” shall have the meaning provided in Section 2.1(c).

“Material Adverse Effect” shall mean a circumstance or condition affecting the business, assets, operations, properties or financial condition of the Borrower and the Subsidiaries on a consolidated basis, that would, individually or in the aggregate, materially adversely affect (a) the ability of the Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (b) the rights and remedies of the Administrative Agent and the Lenders under this Agreement or under any of the other Credit Documents.

“Material Subsidiary” shall mean, at any date of determination, each wholly-owned (directly or indirectly) Domestic Subsidiary of the Borrower that is a Restricted Subsidiary of the Borrower whose Total Assets (when combined with the assets of such Subsidiary’s Subsidiaries, after eliminating intercompany obligations) at the last day of the Test Period for which Section 10.1 Financials have been delivered were equal to or greater than 10% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date, determined in accordance with GAAP.

“Maturity Date” shall mean the fifth anniversary of the Funding Date.

“Maximum Aggregate Amount” shall mean $4,000,000,000.

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed, assignment of as-extracted collateral, fixture filing or other security document entered into by the owner of a Mortgaged Property and the Administrative Agent for the benefit of the Secured Parties in respect of that Mortgaged Property, substantially in the form of Exhibit F (with such changes thereto as may be necessary to account for local law matters) or otherwise in such form as agreed between the Borrower and the Administrative Agent.

“Mortgaged Property” shall mean the real property and improvements thereto with respect to which a Mortgage is required to be granted pursuant to Section 10.10; provided that, notwithstanding any provision in any Mortgage to the contrary, in no event shall any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) located on the Mortgaged Properties (as defined in the applicable Mortgage) within an area having special flood hazards and in which flood insurance is available under the National Flood Insurance Act of 1968 be included in the definition of “Mortgaged Property” or “Mortgaged Properties” and no such Building or Manufactured (Mobile) Home shall be encumbered by any Mortgage.  As used herein, “Flood Insurance Regulations” shall mean (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, and (iv) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA and is or was within any of the last preceding six years contributed to by the Borrower or an ERISA Affiliate.

“New Borrowing Base Notice” shall have the meaning provided in Section 2.14(d).

“Non-Consenting B/B Lender” shall have the meaning provided in Section 2.14(i).

“Non-Consenting Lender” shall have the meaning provided in Section 14.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(b).

“Non-U.S. Lender” shall mean any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Notice of Borrowing” shall mean a request of the Borrower in accordance with the terms of Section 2.3(a) and substantially in the form of Exhibit A or such other form as shall be approved by the Administrative Agent (acting reasonably).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Loan or Letter of Credit or under any Secured Cash Management Agreement or Secured Hedge Agreement, in each case, entered into with the Borrower or any of its Restricted Subsidiaries, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof in any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.  Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Credit Documents) include the obligation (including Guarantee Obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities and other amounts payable by any Credit Party under any Credit Document.  Notwithstanding the foregoing, (a) the obligations of the Borrower or any Restricted Subsidiary under any Secured Hedge Agreement and under any Secured Cash Management Agreement shall be secured and guaranteed pursuant to the Security Documents and the Guarantee only to the extent that, and for so long as, the other Obligations are so secured and guaranteed, (b) any release of Collateral or Guarantors effected in the manner permitted by this Agreement and the other Credit Documents shall not require the consent of the holders of Hedge Obligations under Secured Hedge Agreements or of the holders of Cash Management Obligations under Secured Cash Management Agreements and (c) solely with respect to any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act, Excluded Hedge Obligations of such Credit Party shall in any event be excluded from “Obligations” owing by such Credit Party.

“Oil and Gas Properties” shall mean (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems, power and cogeneration facilities (other than for the purposes of any Borrowing Base provisions hereunder)  and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“OPC”  shall mean Occidental Petroleum Corporation, a Delaware corporation.

“OPC Related Transactions” shall mean each of:

(a)                                 the Separation and Distribution Agreement between OPC and the Borrower dated on or about the Spinoff Date,

(b)                                 the Transition Services Agreement between OPC and the Borrower, dated on or about the Spinoff Date,

(c)                                  the Tax Sharing Agreement between OPC and the Borrower dated on or about the Spinoff Date,

(d)                                 the Employee Matters Agreement between OPC and the Borrower dated on or about the Spinoff Date,

(e)                                  the Area of Mutual Interest Agreement between OPC and the Borrower dated on or about the Spinoff Date,

(f)                                   the Confidentiality and Trade Secret Protection Agreement between OPC and the Borrower, dated on or about the Spinoff Date,

(g)                                  the Intellectual Property License Agreement between OPC and the Borrower dated on or about the Spinoff Date, and

(h)                                 the Stockholder’s Registration Rights Agreement between OPC and the Borrower dated on or about the Spinoff Date.

“Other Taxes” shall mean any and all present or future stamp, registration, documentary, intangible, recording, filing or any other excise, property or similar taxes (including interest, fines, penalties, additions to tax and related, reasonable, out-of-pocket expenses with regard thereto)  arising from any payment made hereunder or made under any other Credit Document or from the execution or delivery of, registration or enforcement of, consummation or administration of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include any of the foregoing Taxes (i) that result from an assignment, grant of a participation pursuant to Section 14.6(c) or transfer or assignment to or designation of a new lending office or other office for receiving payments under any Credit Document (“Assignment Taxes”) to the extent such Assignment Taxes are imposed as a result of a connection between the assignor/participating Lender and/or the assignee/Participant and the taxing jurisdiction (other than a connection arising solely from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrower, or (ii) Excluded Taxes.

“Overnight Rate” shall mean, for any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent or the Letter of Credit Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Participant” shall have the meaning provided in Section 14.6(c)(i).

“Participant Register” shall have the meaning provided in Section 14.6(c)(ii).

“Patriot Act” shall have the meaning provided in Section 14.19.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean the acquisition, by merger or otherwise, by the Borrower or any of the Restricted Subsidiaries of assets (including any assets constituting a business unit, line of business or division) or Stock or Stock Equivalents, so long as (a) such acquisition and all transactions related thereto shall be consummated in all material respects in accordance with Requirements of Law; (b) if such acquisition involves the acquisition of Stock or Stock Equivalents of a Person that upon such acquisition would become a Subsidiary, such acquisition shall result in the issuer of such Stock becoming a Restricted Subsidiary and, to the extent required by Section 10.10, a Guarantor; (c) such acquisition shall result in the Administrative Agent, for the benefit of the Secured Parties, being granted a security interest in any Stock or any assets so acquired to the extent required by Section 10.10; (d) after giving effect to such acquisition, no Default or Event of Default shall have occurred and be continuing; (e) after giving effect to such acquisition, the Borrower and its Subsidiaries shall be in compliance with Section 11.13; and (f) the Borrower shall be in compliance, on a pro forma basis after giving effect to such acquisition (including any Indebtedness assumed or permitted to exist pursuant to Section 11.1(i), and any related pro forma adjustment), with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such acquisition had occurred on the first day of such Test Period.

“Permitted Additional Debt” shall mean unsecured senior, senior subordinated or subordinated Indebtedness issued by the Borrower or a Guarantor, (a) the terms of which do not provide for any scheduled repayment, mandatory redemption or sinking fund obligation prior to the 91st day after the Maturity Date (other than customary offers to purchase upon a change of control, asset sale or casualty or condemnation event and customary acceleration rights after an event of default), (b) the covenants, events of default, guarantees and other terms of which (other than interest rate, fees, funding discounts and redemption or prepayment premiums determined by the Borrower to be “market” rates, fees, discounts and premiums at the time of issuance or incurrence of any such Indebtedness), taken as a whole, are determined by the Borrower to be “market” terms on the date of issuance or incurrence and in any event are not more restrictive on the Borrower and its Restricted Subsidiaries than the terms of this Agreement (as in effect at the time of such issuance or incurrence) and do not require the maintenance or achievement of any financial performance standards other than as a condition to taking specified actions; provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements shall be conclusive evidence that such terms and conditions satisfy the foregoing requirements (c) if such Indebtedness is senior subordinated or subordinated Indebtedness, the terms of such Indebtedness provide for customary subordination of such Indebtedness to the Obligations and (d) no Subsidiary of the Borrower (other than a Guarantor) is an obligor under such Indebtedness.

“Permitted Investments” shall mean:

(a)                                 securities issued or unconditionally guaranteed by the United States government or any agency or instrumentality thereof, in each case having maturities and/or reset dates of not more than 24 months from the date of acquisition thereof;

(b)                                 securities issued by any state, territory or commonwealth of the United States of America or any political subdivision of any such state, territory or commonwealth or any public instrumentality thereof or any political subdivision of any such state, territory or commonwealth or any public instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof and, at the time of acquisition, having an investment grade rating generally obtainable from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, then from another nationally recognized rating service);

(c)                                  commercial paper maturing no more than 12 months after the date of creation thereof and, at the time of acquisition, having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(d)                                 time deposits with, or domestic and LIBOR certificates of deposit or bankers’ acceptances maturing no more than two years after the date of acquisition thereof issued by any Lender or any other bank having combined capital and surplus of not less than $500,000,000 in the case of domestic banks and $100,000,000 (or the Dollar equivalent thereof) in the case of foreign banks;

(e)                                  repurchase agreements with a term of not more than 90 days for underlying securities of the type described in clauses (a), (b) and (d) above entered into with any bank meeting the qualifications specified in clause (d) above or securities dealers of recognized national standing;

(f)                                   marketable short-term money market and similar funds (i) either having assets in excess of $500,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g)                                  shares of investment companies that are registered under the Investment Company Act of 1940 and substantially all the investments of which are one or more of the types of securities described in clauses (a) through (f) above;

(h)                                 investments in an aggregate amount not to exceed $100,000,000 in corporate debt securities having a rating of either A from S&P or A2 from Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service); and

(i)                                 in the case of Investments by any Restricted Foreign Subsidiary or Investments made in a country outside the United States of America, other customarily utilized high-quality Investments in the country where such Restricted Foreign Subsidiary is located or in which such Investment is made.

“Permitted Liens” shall mean:

(a)                                 Liens for taxes, assessments or governmental charges or claims not yet overdue for a period of more than 30 days or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP, or for property taxes on property that the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge or claim is to such property;

(b)                                 Liens in respect of property or assets of the Borrower or any of the Restricted Subsidiaries imposed by law, such as landlords’, vendors’, operators’, suppliers’, carriers’, warehousemen’s, repairmen’s, construction contractors’, workers’ materialmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business or incident to the exploration, development, operation or maintenance of Oil and Gas Properties, in each case so long as such Liens arise in the ordinary course of business and do not individually or in the aggregate have a Material Adverse Effect;

(d)                                 Liens incurred, or pledges or deposits made in connection with workers’ compensation, unemployment insurance and other types of social security, old age pension, public liability obligations or similar legislation and deposits securing liabilities to insurance carriers under insurance or self-insurance arrangements in respect of such obligations, or to secure the performance of tenders, statutory and regulatory obligations, plugging and abandonment obligations, surety, stay, customs and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (including letters of credit issued in lieu of such bonds or to support the issuance thereof) incurred in the ordinary course of business or otherwise constituting Investments permitted by Section 11.5;

(e)                                  ground leases, subleases, licenses or sublicenses in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(f)                                   easements, rights-of-way, licenses, restrictions (including zoning restrictions), title defects, exceptions, reservations, deficiencies or irregularities in title, encroachments, protrusions, servitudes, rights, eminent domain or condemnation rights, permits, conditions and covenants and other similar charges or encumbrances (including in any rights of way or other property of the Borrower or its Restricted Subsidiaries for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil or other minerals or timber, and other like purposes, or for joint or common use of real estate, rights of way, facilities and equipment) not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole and, to the extent reasonably agreed by the Administrative Agent, any exception on the title reports issued in connection with any Borrowing Base Property;

(g)                                  any interest or title of a lessor, sublessor, licensor or sublicensor or secured by a lessor’s, sublessor’s, licensor’s or sublicensor’s interest under any lease, sublease, license or sublicense permitted by this Agreement;

(h)                                 Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(i)                                     Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bankers’ acceptance issued for the account of the Borrower or any of its Restricted Subsidiaries; provided that such Lien secures only the obligations of the Borrower or such Restricted Subsidiaries in respect of such letter of credit or bankers’ acceptance to the extent permitted under Section 11.1;

(j)                                    leases, licenses, subleases or sublicenses granted to others not interfering in any material respect with the business of the Borrower and its Restricted Subsidiaries, taken as a whole;

(k)                                 Liens arising from precautionary Uniform Commercial Code financing statement or similar filings made in respect of operating leases entered into by the Borrower or any of its Restricted Subsidiaries;

(l)                                     Liens created in the ordinary course of business in favor of banks and other financial institutions over credit balances of any bank accounts of the Borrower and the Restricted Subsidiaries held at such banks or financial institutions, as the case may be, to facilitate the operation of cash pooling and/or interest set-off arrangements in respect of such bank accounts in the ordinary course of business;

(m)                             Liens which arise in the ordinary course of business under operating agreements (including preferential purchase rights, consents to assignment and other restrains on alienation), joint operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, farm-in agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty and royalty agreements, reversionary interests, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements that are usual and customary in the oil and gas business and are for claims which are not delinquent or that are being contested in good faith and by appropriate proceedings for which appropriate reserves have been established to the extent required by and in accordance with GAAP; provided that any such Lien referred to in this clause does not in the aggregate have a Material Adverse Effect;

(n)                                 any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property that does not materially interfere with the ordinary conduct of the business of the Borrower and its Restricted Subsidiaries, taken as a whole; and

(o)                                 Liens arising under statutory provisions of applicable law with respect to production purchased from others.

The parties acknowledge and agree that no intention to subordinate the priority afforded the Liens granted in favor of the Administrative Agent, for the benefit of the Secured Parties, under the Security Documents is to be hereby implied or expressed by the permitted existence of such Permitted Liens.

“Permitted Refinancing Indebtedness” shall mean, with respect to any Indebtedness (the “Refinanced Indebtedness”), any Indebtedness issued or incurred in exchange for, or the net proceeds of which are used to modify, extend, refinance, renew, replace or refund (collectively to “Refinance” or a “Refinancing” or “Refinanced”), such Refinanced Indebtedness (or previous refinancing thereof constituting Permitted Refinancing Indebtedness); provided that (A) the principal amount (or accreted value, if applicable) of any such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Refinanced Indebtedness outstanding immediately prior to such Refinancing except by an amount equal to the unpaid accrued interest and premium thereon plus other amounts paid and fees and expenses incurred in connection with such Refinancing plus an amount equal to any existing commitment unutilized and letters of credit undrawn thereunder, (B) if the Indebtedness being Refinanced is Indebtedness permitted by Section 11.1(h) or 11.1(i), the direct and contingent obligors with respect to such Permitted Refinancing Indebtedness are not changed (except that a Credit Party may be added as an additional obligor), (C) other than with respect to a Refinancing in respect of Indebtedness permitted pursuant to Section 11.1(g), such Permitted Refinancing Indebtedness shall have a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Refinanced Indebtedness, and (D) if the Indebtedness being Refinanced is Indebtedness permitted by Section 11.1(h) or 11.1(i)), terms and conditions of any such Permitted Refinancing Indebtedness, taken as a whole, are not materially less favorable to the Lenders than the terms and conditions of the Refinanced Indebtedness being Refinanced (including, if applicable, as to collateral priority and subordination, but excluding as to interest rates, fees, floors, funding discounts and redemption or prepayment premiums); provided that a certificate of an Authorized Officer of the Borrower delivered to the Administrative Agent at least five Business Days prior to the incurrence or issuance of such Indebtedness, together with a reasonably detailed description of the material terms and conditions of such Indebtedness or drafts of the documentation relating thereto, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirement shall be conclusive evidence that such terms and conditions satisfy the foregoing requirement.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any Governmental Authority.

“Petroleum Industry Standards” shall mean the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Plan” shall mean any single-employer plan, as defined in Section 4001 of ERISA and subject to Title IV of ERISA, that is or was within any of the preceding six years maintained or contributed to (or to which there is or was an obligation to contribute or to make payments to) by the Borrower or an ERISA Affiliate.

“Pledge Agreement” shall mean the Pledge Agreement entered into by the Borrower, the other pledgors party thereto and the Administrative Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit E.

“Present Fair Salable Value” shall mean the amount that could be obtained by an independent willing seller from an independent willing buyer if the assets (both tangible and intangible) of the Borrower and its Subsidiaries taken as a whole are sold on a going concern basis with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises insofar as such conditions can be reasonably evaluated.

“Production Payment” shall mean a production payment obligation (whether volumetric or dollar denominated) of the Borrower or any of its Restricted Subsidiaries which is payable from a specified share of proceeds received from production from specified Oil and Gas Properties, together with all undertakings and obligations in connection therewith.

“Projected Volume” shall mean the forecasted production of oil and natural gas reserves of the Borrower and its Restricted Subsidiaries, as determined as of the last day of each fiscal quarter, by the Borrower based on the Borrower’s internal engineering reports.

“Proposed Borrowing Base” shall have the meaning provided in Section 2.14(c)(i).

“Proposed Borrowing Base Notice” shall have the meaning provided in Section 2.14(c)(ii).

“Proved Developed Producing Reserves” shall mean Proved Reserves that, in accordance with Petroleum Industry Standards, are classified as “Developed Producing Reserves.”

“Proved Developed Reserves” shall mean Proved Reserves that, in accordance with Petroleum Industry Standards, are classified as one of the following: (a) “Developed Producing Reserves” or (b) “Developed Non-Producing Reserves”; and Proved Developed Reserves in the aggregate comprise Proved Reserves that are “Developed Producing Reserves” and “Developed Non-Producing Reserves”.

“Proved Non-Producing Reserves” shall mean Proved Reserves that, in accordance with Petroleum Industry Standards, are classified as “Developed Non-Producing Reserves”.

“Proved Reserves” shall mean oil and gas reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing

Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”; and “Proved Reserves” in the aggregate comprise Proved Reserves that are “Developed Producing Reserves”, “Developed Non-Producing Reserves” and “Undeveloped Reserves”.

“Proved Undeveloped Reserves” shall mean Proved Reserves that, in accordance with Petroleum Industry Standards, are classified as “Undeveloped Reserves”.

“PV-9” shall mean, with respect to any Proved Reserves expected to be produced from any Borrowing Base Properties, the net present value, discounted at 9% per annum, of the future net revenues expected to accrue to the Credit Parties’ collective interests in such reserves during the remaining expected economic lives of such reserves, calculated using the Strip Price or the Bank Price Deck (provided to the Borrower by the Administrative Agent pursuant to Section 2.14(j)), at the Borrower’s election.  The PV-9 attributable to Proved Non-Producing Reserves and Proved Undeveloped Reserves (in the aggregate) shall not exceed 35% of aggregate PV-9. The PV-9 shall be adjusted to give effect to the Hedge Agreements (or term physical sales contracts) permitted by this Agreement as in effect on the date of such determination.

“Qualified Acquisition” shall mean an acquisition or a series of related acquisitions in which the consideration paid by the Credit Parties is equal to or greater than $50,000,000.

“Qualified Disposition” shall mean a Disposition or a series of related Dispositions in which the consideration received by the Credit Parties is equal to or greater than $50,000,000.

“Redetermination Date” shall mean, with respect to any Scheduled Redetermination or any Interim Redetermination, the date that the redetermined Borrowing Base related thereto becomes effective pursuant to Section 2.14(d).

“Refinance” shall have the meaning provided in the definition of “Permitted Refinancing Indebtedness.”

“Register” shall have the meaning provided in Section 14.6(b)(iv).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents and members of such Person or such Person’s Affiliates and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Reportable Event” shall mean an event described in Section 4043 of ERISA and the regulations thereunder, other than any event as to which the 30-day notice period has been waived.

“Required Revolving Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding at least 66-2/3% of the unused Adjusted Total Revolving Commitment at such date and the Total Revolving Exposure (excluding the Revolving Exposure of Defaulting Lenders) in the aggregate at such date or (b) if the Total Revolving Commitment has been terminated, Non-Defaulting Lenders having or holding at least 66-2/3% of the outstanding principal amount of the Revolving Loans, Swingline Exposure and Letter of Credit Exposure (excluding the Revolving Exposure of Defaulting Lenders) in the aggregate at such date.

“Requirement of Law” shall mean, as to any Person, any law, treaty, rule, regulation statute, order, ordinance, decree, judgment, consent decree, writ, injunction, settlement agreement or governmental requirement enacted, promulgated or imposed or entered into or agreed by any Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Reserve Report” shall mean any report, in form and substance reasonably satisfactory to the Administrative Agent, setting forth, as of each December 31st (or another date in the event of certain Interim Redeterminations) the Proved Reserves and the Proved Developed Reserves attributable to the Borrowing Base Properties of the Borrower and the Credit Parties, together with a projection of the rate of production and future net income, taxes, operating expenses and Capital Expenditures with respect thereto as of such date, based upon either the most recent Bank Price Deck provided to the Borrower by the Administrative Agent pursuant to Section 2.14(j), or Strip Price, as applicable; provided that in connection with any Interim Redeterminations of the Borrowing Base pursuant to the last sentence of Section 2.14(b), (i.e., as a result of the Borrower having acquired Oil and Gas Properties with Proved Reserves that are to be Borrowing Base Properties having a PV-9 (calculated at the time of acquisition) in excess of 10% of the Borrowing Base in effect immediately prior to such acquisition), the Borrower shall be required, for purposes of updating the Reserve Report, to set forth only such additional Proved Reserves and related information as are the subject of such acquisition.

“Restricted Foreign Subsidiary” shall mean a Foreign Subsidiary that is a Restricted Subsidiary.

“Restricted Payments” shall have the meaning provided in Section 11.6.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Revolving Borrowing” shall mean a Borrowing of Revolving Loans.

“Revolving Commitment” shall mean, (a) with respect to each Lender that is a Lender on the Effective Date, the amount set forth opposite such Lender’s name on Schedule 1.1(a) as such Lender’s “Revolving Commitment” and (b) in the case of any Lender that becomes a Lender after the Effective Date, the amount specified as such Lender’s “Revolving Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Revolving Commitment, in each case as the same may be changed from time to time pursuant to terms of this Agreement.  The aggregate amount of the Revolving Commitments as of the Funding Date is $2,000,000,000.

“Revolving Commitment Percentage” shall mean, at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Revolving Commitment at such time by (b) the amount of the Total Revolving Commitment at such time; provided that at any time when the Total Revolving Commitment shall have been terminated, each Lender’s Revolving Commitment Percentage shall be the percentage obtained by dividing (i) such Lender’s Revolving Exposure at such time by (ii) the Total Revolving Exposure at such time.

“Revolving Exposure” shall mean, with respect to any Lender at any time, the sum of (a) the aggregate principal amount of the Revolving Loans of such Lender then outstanding, (b) such Lender’s Letter of Credit Exposure at such time and (c) such Lender’s Revolving Commitment Percentage of the aggregate principal amount of all outstanding Swingline Loans at such time.

“Revolving Facility” shall mean the Revolving Commitments, the Revolving Loans, the Swingline Loans and Letters of Credit issued thereunder.

“Revolving Incremental Increase” shall have the meaning provided in Section 2.16(a).

“Revolving Lender” shall mean a Lender with a Revolving Commitment or Revolving Exposure.

“Revolving Loan” shall mean a Loan made pursuant to Section 2.1(a)(i).

“Revolving Loan Limit” shall mean (a) at any time during a Borrowing Base Trigger Period (other than as set forth in clause (b)), the lesser of (i) the Total Revolving Commitments at such time and (ii) the Borrowing Base at such time (including as it may be reduced pursuant to Section 2.14(h) minus the aggregate Total Term Loan Exposure and (b) at any time during (1) an Investment Grade Period and (2) a Borrowing Base Trigger Period prior to the effectiveness of the Borrowing Base pursuant to Section 2.14(a) or (l) the Total Revolving Commitments at such time.

“Royalty Trust” shall mean a statutory trust, business trust, limited liability company, partnership or other form of legal entity to which the Borrower or one or more of its Subsidiaries grants or conveys any term or perpetual overriding royalty interests, net profits interests or other similar interests in Oil and Gas Properties in exchange for units of beneficial interest or ownership interests in such trust or other entity, or for cash.

“Royalty Trust Transaction” shall mean (a) the grant, conveyance or other disposition by the Borrower or a Subsidiary, to a Royalty Trust, of interests in Oil and Gas Properties as described in the definition of “Royalty Trust,” (b) the obligations of the Borrower or a Subsidiary to drill and develop oil and gas wells burdened by such granted or conveyed interests and (c) the conveyances or other agreements transferring the interests to the Royalty Trust and any other agreements between the Borrower or a Subsidiary and such Royalty Trust or the trustee of such Royalty Trust, and the transactions under such agreements, providing for any one or more of: (i) the operation of the oil and gas wells burdened by such interests, (ii) administrative services for the Royalty Trust, (iii) registration rights of the Borrower and Subsidiaries and (iv) transactions incidental to the foregoing.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sanctioned Country” shall mean, at any time, a country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, including, but not limited to, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Scheduled Dispositions” shall have the meaning provided in Section 11.4(a)(ix).

“Scheduled Redetermination” shall have the meaning provided in Section 2.14(b).

“Scheduled Redetermination Date” shall mean the date on which a Borrowing Base that has been redetermined pursuant to a Scheduled Redetermination becomes effective as provided in Section 2.14.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Section 10.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 10.1(a) or (b), together with the accompanying Authorized Officer’s certificate delivered, or required to be delivered, pursuant to Section 10.1(c).

“Secured Cash Management Agreement” shall mean any agreement related to Cash Management Services by and between the Borrower or any of its Restricted Subsidiaries and any Cash Management Bank.

“Secured Hedge Agreement” shall mean any Hedge Agreement by and between the Borrower or any of its Restricted Subsidiaries and any Hedge Bank.

“Secured Parties” shall mean, collectively, the Administrative Agent, the Letter of Credit Issuer, each Lender, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is a party to any Secured Cash Management Agreement and each sub-agent pursuant to Article XIII appointed by the Administrative Agent with respect to matters relating to the Credit Documents.

“Security Agreement” shall mean the Security Agreement entered into by the Borrower, the other grantors party thereto and the Administrative Agent, for the benefit of the Secured Parties, substantially in the form of Exhibit D.

“Security Documents” shall mean, during any Borrowing Base Trigger Period, collectively, (a) the Security Agreement, (b) the Pledge Agreement, (c) the Mortgages, and (d) each other security agreement or other instrument or document executed and delivered pursuant to Section 10.10 or 10.12 or pursuant to any other such Security Documents or otherwise to secure or perfect the security interest in any or all of the Obligations.

“Senior Notes” shall mean collectively, (a) the Borrower’s $1,000,000,000 5.00% Senior Notes due 2020; (b) the Borrower’s $1,750,000,000 5.50% Senior Notes due 2021; and  (c) the Borrower’s $2,250,000,000 6.00% Senior Notes due 2024.

“Senior Notes Documents” shall mean that certain Indenture pursuant to which the Senior Notes are issued among the Borrower, the Guarantors party thereto and Wells Fargo Bank, National Association, as trustee, as the same may be amended, modified or supplemented from time to time in accordance with the terms of Section 11.7.

“Solvent” shall mean, with respect to any Person, that as of the Funding Date, (a) the Fair Value of the assets of such Person exceeds its Stated Liabilities and Identified Contingent Liabilities; (b) the Present Fair Salable Value of the assets of such Person exceeds its Stated Liabilities and Identified Contingent Liabilities; (c) for the period from the Funding Date through the Maturity Date, such Person after consummation of the Transactions is a going concern and has sufficient capital to ensure that it will continue to be a going concern for such period, in light of the nature of the particular business or businesses conducted or to be conducted, and based on the needs and anticipated needs for capital of the business conducted or anticipated to be conducted by such Person as reflected in projected financial statements and in light of anticipated credit capacity; and (d) for the period from the Funding Date through the Maturity Date, such Person will have sufficient assets and cash flow to pay its Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable, in light of the business conducted or anticipated to be conducted by such Person as reflected in projected financial statements and in light of anticipated credit capacity.

“Specified Subsidiary” shall mean, at any date of determination any Restricted Subsidiary (a) whose Total Assets at the last day of the Test Period ending on the last day of the most recent fiscal period for which Section 10.1 Financials have been delivered were equal to or greater than 15% of the Consolidated Total Assets of the Borrower and the Restricted Subsidiaries at such date, or (b) whose revenues during such Test Period were equal to or greater than 15% of the consolidated revenues of the Borrower and the Restricted Subsidiaries for such period, in each case determined in accordance with GAAP.

“Spinoff Date” shall mean the date on which the Spinoff Transaction occurs.

“Spinoff Transaction” shall mean (a) the transfer by OPC and/or one or more of its affiliates of certain of its assets to the Borrower and/or one or more of its subsidiaries to be used by them in connection with their oil and gas business (including marketing and other related activities and services) in the State of California and (b) the distribution by OPC and/or one or more of its affiliates of more than 80.0% of Borrower’s Stock to the existing shareholders of OPC.

“Spinoff Transaction Deadline” shall mean the day that is five (5) Business Days after the Funding Date.

“SPV” shall have the meaning provided in Section 14.6(g).

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met.

“Stated Liabilities” shall mean the recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its Subsidiaries taken as a whole, as of the Funding Date after giving effect to the consummation of the Transactions, determined in accordance with GAAP consistently applied.

“Stock” shall mean any and all shares of capital stock or shares in the capital, as the case may be (whether denominated as common stock or preferred stock or ordinary shares or preferred shares, as the case may be), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any Stock, whether or not presently convertible, exchangeable or exercisable.

“Strip Price” shall mean (x) for purposes of determining the value of Oil and Gas Properties constituting Proved Reserves, the price estimated by the Borrower in a Reserve Report prepared by the Borrower’s petroleum engineers applying the ICE(Brent)/NYMEX (as applicable) published forward prices adjusted for relevant basis differentials (before any state or federal or other income tax) and (y) for purposes of determining the value of basis differential commodity Hedge Agreements, as estimated by the Borrower applying, if available, the relevant ICE(Brent)/NYMEX (as applicable) published forward basis differential or, if such ICE(Brent)/NYMEX (as applicable) forward basis differential is unavailable, in good faith based on historical basis differentials, but accounting for reasonably expected future conditions (before any state or federal or other income tax).  For any months beyond the term included in published ICE(Brent)/NYMEX (as applicable) forward pricing, the Strip Price used will be equal to the last published contract escalated at 1.5% per annum.

“Subsidiary” of any Person shall mean and include (a) any corporation more than 50% of whose Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% Stock at the time.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.  A Royalty Trust shall not constitute a “Subsidiary” of the Borrower or its Subsidiaries.

“Subsidiary Guarantor” shall mean each Subsidiary that is a Guarantor.

“Successor Borrower” shall have the meaning provided in Section 11.3(a).

“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swingline Commitment” shall mean, the obligation of the Swingline Lenders to make Swingline Loans pursuant to Section 2.1 in an aggregate principal amount at any one time outstanding not to exceed $200,000,000, provided that no Swingline Lender shall be obligated to make Swingline Loans in a principal amount in excess of the amount set forth opposite such Swingline Lender’s name in Schedule 1.1(c).

“Swingline Exposure” shall mean at any time the aggregate principal amount at such time of all outstanding Swingline Loans. The Swingline Exposure of any Lender at any time shall equal its Revolving Commitment Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” shall mean (a) JPMorgan Chase Bank, N.A. and (b) Bank of America, N.A., in their capacities as Lenders of Swingline Loans hereunder. References herein and in the other Credit Documents to the Swingline Lender shall be deemed to refer to the Swingline Lender in respect of the applicable Swingline Loan or to all the Swingline Lenders, as the context requires.

“Swingline Loan” shall have the meaning provided in Section 2.1(b).

“Swingline Maturity Date” shall mean, with respect to any Swingline Loan, the date that is five Business Days prior to the Maturity Date.

“Syndication Agent” shall mean Bank of America, N.A., as syndication agent for the Lenders under this Agreement and the other Credit Documents.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings or other similar charges imposed by any Governmental Authority whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.

“Term Loan” shall mean a Loan made pursuant to Section 2.1(a)(ii).

“Term Loan Borrowing” shall mean a Borrowing of Term Loans.

“Term Loan Commitment” shall mean, (a) with respect to each Lender that is a Lender on the Effective Date, the amount set forth opposite such Lender’s name on Schedule 1.1(b) as such Lender’s “Term Loan Commitment” and (b) in the case of any Lender that becomes a Lender after the Effective Date, the amount specified as such Lender’s “Term Loan Commitment” in the Assignment and Acceptance pursuant to which such Lender assumed a portion of the Total Term Loan Commitment, in each case as the same may be changed from time to time pursuant to terms of this Agreement.  The aggregate amount of the Term Loan Commitments as of the Funding Date is $1,000,000,000.

“Term Loan Commitment Percentage” shall mean, at any time, for each Lender, the percentage obtained by dividing (a) such Lender’s Term Loan Commitment at such time by (b) the amount of the Total Term Loan Commitment at such time; provided that at any time when the Total Term Loan Commitment shall have been terminated, each Lender’s Term Loan Commitment Percentage shall be the percentage obtained by dividing (i) such Lender’s Term Loan Exposure at such time by (ii) the Total Term Loan Exposure at such time.

“Term Loan Exposure” shall mean, with respect to any Lender at any time, the outstanding principal amount of such Lender’s Term Loans.

“Term Loan Facility” shall mean the Term Loan Commitments and the Term Loans made thereunder.

“Term Loan Incremental Increase” shall have the meaning provided in Section 2.16(b).

“Term Loan Lender” shall mean a Lender with a Term Loan Commitment or Term Loan Exposure.

“Termination Date” shall mean the earlier to occur of (a) the Maturity Date and (b) the date on which the Total Revolving Commitment shall have terminated.

“Test Period” shall mean, for any determination under this Agreement, the four consecutive fiscal quarters of the Borrower then last ended and for which Section 10.1 Financials have been delivered to the Administrative Agent.

“Total Assets” shall mean, as of any date of determination with respect to any Person, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a balance sheet of such Person at such date.

“Total Commitment” shall mean, as of any date of determination (a) the sum of the Adjusted Total Revolving Commitment, the Total Revolving Exposure and the Total Term Loan Exposure at such date or (b) if the Total Revolving Commitment has been terminated or for the purposes of acceleration pursuant to Article XII, the sum of the outstanding Loans, the Swingline Exposure and Letter of Credit Exposure.

“Total Exposure” shall mean, as of any date of determination the sum of the Total Revolving Exposure and the Total Term Loan Exposure at such date.

“Total Revolving Commitment” shall mean the sum of the Revolving Commitments of the Lenders.

“Total Revolving Exposure” shall mean the sum of the Revolving Exposures of the Lenders.

“Total Term Loan Commitment” shall mean the sum of the Term Loan Commitments of the Lenders.

“Total Term Loan Exposure” shall mean the sum of the Term Loan Exposures of the Lenders.

“Transaction Expenses” shall mean any fees or expenses incurred or paid by the Borrower or any of its Subsidiaries or any of their Affiliates in connection with the Transactions, the Spinoff Transaction, this Agreement and the other Credit Documents and the transactions contemplated hereby and thereby.

“Transactions” shall mean, collectively, the execution, delivery and performance of this Agreement and the other Credit Documents, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, the payment of Transaction Expenses on the Funding Date and the other transactions contemplated by this Agreement and the Credit Documents.

“Transferee” shall have the meaning provided in Section 14.6(e).

“Type” shall mean, as to any Loan, its nature as an ABR Loan or a LIBOR Loan.

“Undisclosed Administration” shall mean in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the Accumulated Benefit Obligation (as defined under FASB Accounting Standards Codification 715 (“ASC 715”)) under the Plan as of the close of its most recent plan year, determined in accordance with ASC 715 as in effect on the Funding Date, exceeds the Fair Market Value of the assets allocable thereto.

“Uniform Commercial Code” shall mean the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Subsidiary” shall mean (a) any Subsidiary of the Borrower that is formed or acquired after the Funding Date; provided that at such time (or promptly thereafter) the Borrower designates such Subsidiary an Unrestricted Subsidiary in a written notice to the Administrative Agent, (b) any Restricted Subsidiary subsequently designated as an Unrestricted Subsidiary by the Borrower in a written notice to the Administrative Agent; provided that in the case of (a) and (b), (i) such designation shall be deemed to be an Investment on the date of such designation, (ii) in the case of clause (b), such designation shall be deemed to be a Disposition of the assets owned by such Restricted Subsidiary and of assets owned by Subsidiaries of such Restricted Subsidiary on the date of such designation for the purposes of Section 11.4(a)(ii) and (iii) no Default or Event of Default would result from such designation after giving pro forma effect thereto and (c) each Subsidiary of an Unrestricted Subsidiary.  No Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “restricted subsidiary” for the purpose of any Permitted Additional Debt or any Permitted Refinancing Indebtedness in respect of any of the foregoing.  The Borrower may, by written notice to the Administrative Agent, re-designate any Unrestricted Subsidiary as a Restricted Subsidiary, and thereafter, such Subsidiary shall no longer constitute an Unrestricted Subsidiary, but only if (A) to the extent such Subsidiary has outstanding Indebtedness on the date of such designation, immediately after giving effect to such designation, the Borrower shall be in compliance, on a pro forma basis after giving effect to the incurrence of such Indebtedness, with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such re-designation had occurred on the first day of such Test Period (and, as a condition precedent to the effectiveness of any such designation, the Borrower shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating satisfaction of such test) and (B) no Default or Event of Default would result from such re-designation.

“U.S. Lender” shall have the meaning provided in Section 5.4(h).

“Voting Stock” shall mean, with respect to any Person, such Person’s Stock or Stock Equivalents having the right to vote for the election of directors of such Person under ordinary circumstances.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

1.2                               Other Interpretive Provisions.  With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a)                                 The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)                                 The words “herein”, “hereto”, “hereof” and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c)                                  Article, Section, Exhibit and Schedule references are to the Credit Document in which such reference appears.

(d)                                 The term “including” is by way of example and not limitation.

(e)                                  The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f)                                   In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g)                                  Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h)                                 Any reference to any Person shall be constructed to include such Person’s successors or assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all of the functions thereof.

(i)                                     Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(j)                                    The word “will” shall be construed to have the same meaning as the word “shall”.

(k)                                 The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

1.3                               Accounting Terms.  All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a consistent manner; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Funding Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that all Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

1.4                               Rounding.  Any financial ratios required to be maintained or complied with by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.5                               References to Agreements, Laws, Etc.  Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents) and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements and other modifications are permitted by any Credit Document and (b) references to any Requirement of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Requirement of Law.

1.6                               Times of Day.  Unless otherwise specified, all references herein to times of day shall be references to New York City (daylight or standard, as applicable).

1.7                               Timing of Payment or Performance.  When the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in Section 2.9) or performance shall extend to the immediately succeeding Business Day.

1.8                               Currency Equivalents Generally.

(a)                                 For purposes of any determination under Article X, Article XI (other than Section 11.11) or Article XII or any determination under any other provision of this Agreement requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Exchange Rate then in effect on the date of such determination; provided, however, that (x) for purposes of determining compliance with Article XI with respect to the amount of any Indebtedness, Investment, Disposition, Restricted Payment or payment under Section 11.7 in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition, Restricted Payment or payment under Section 11.7 is made, (y) for purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, if such Indebtedness is incurred to Refinance other Indebtedness denominated in a foreign currency, and such Refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such Refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinanced Indebtedness does not exceed the principal amount of such Indebtedness being Refinanced and (z) for the avoidance of doubt, the foregoing provisions of this Section 1.8 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition, Restricted Payment or payment under Section 11.7 may be made at any time under such Sections.  For purposes of Section 11.11, amounts in currencies other than Dollars shall be translated into Dollars at the applicable exchange rates used in preparing the most recently delivered financial statements pursuant to Section 10.1(a) or (b).

(b)                                 Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

1.9                               Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “LIBOR Loan”).

ARTICLE II
AMOUNT AND TERMS OF CREDIT

2.1                               Commitments.

(a)                                 (i) Subject to and upon the terms and conditions herein set forth, each Revolving Lender severally, but not jointly, agrees to make Revolving Loans denominated in Dollars to the

Borrower, which Revolving Loans (A) shall be made at any time and from time to time on and after the Funding Date and prior to the Termination Date, (B) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; provided that all Revolving Loans made by each of the Revolving Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Loans of the same Type, (C) may be repaid and reborrowed in accordance with the provisions hereof, (D) shall not, for any Revolving Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Revolving Exposure at such time exceeding such Lender’s Revolving Commitment Percentage at such time of the Revolving Loan Limit and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result in the Total Revolving Exposure exceeding the Revolving Loan Limit at such time.

(ii)                                  Subject to and upon the terms and conditions herein set forth, each Term Loan Lender severally, but not jointly, agrees to make a Term Loan denominated in Dollars to the Borrower, which Term Loan (A) shall be made (I) on the Funding Date and (II) on the date of any Term Loan Incremental Increase (or such date thereafter as specified in the applicable Incremental Agreement), (B) may, at the option of the Borrower, be incurred and maintained as, and/or converted into, ABR Loans or LIBOR Loans; provided that all Term Loans made by each of the Term Loan Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loan Loans of the same Type, (C) shall not, for any Term Loan Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Lender’s Term Loan Exposure at such time exceeding such Lender’s Term Loan Commitment Percentage at such time of the Term Loan Commitments and (D) shall not, after giving effect thereto and to the application of the proceeds thereof, result the Total Term Loan Exposure at such time exceeding the Total Term Loan Commitments. The Term Loan Commitments of the Term Loan Lenders to make Term Loans shall expire (1) on the Funding Date, with respect to the Term Loan Commitments outstanding on the Funding Date and (2) on the date specified in the applicable Incremental Agreement, with respect to any Term Loan Incremental Increase. Any portion of the Term Loans that is repaid may not be reborrowed.

(iii)                               Each Lender may at its option make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, provided that (1) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan and (2) in exercising such option, such Lender shall use its reasonable efforts to minimize any increased costs to the Borrower resulting therefrom (which obligation of the Lender shall not require it to take, or refrain from taking, actions that it determines would result in increased costs for which it will not be compensated hereunder or that it determines would be otherwise disadvantageous to it and in the event of such request for costs for which compensation is provided under this Agreement, the provisions of Section 2.10 shall apply).

(b)                                 Subject to and upon the terms and conditions herein set forth, each Swingline Lender severally agrees, at any time and from time to time on and after the Funding Date and prior to the Swingline Maturity Date, to make a loan or loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to the Borrower in Dollars, which Swingline Loans (i) shall be ABR Loans, (ii) shall have the benefit of the provisions of Section 2.1(c), (iii) shall not exceed at any time outstanding the Swingline Commitment, (iv) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Lenders’ Total Exposure at such time exceeding the Total Commitment then in effect and (v) may be repaid and reborrowed in accordance with the provisions hereof; provided that the sum of (x) the Swingline Exposure of such Swingline Lender, (y) the aggregate principal amount of outstanding Revolving Loans made by such Swingline Lender (in its capacity as a Revolving Lender) and (z) the Letter of Credit Exposure of such Swingline Lender (in its capacity as a Revolving Lender) shall not exceed its Revolving Commitment then in effect.  Each outstanding Swingline Loan shall be repaid in full on the earlier of (a) 15 Business Days after such

Swingline Loan is initially borrowed and (b) the Swingline Maturity Date.  No Swingline Lender shall make any Swingline Loan after receiving a written notice from the Borrower, the Administrative Agent or any Lender stating that an Event of Default exists and is continuing until such time as the Swingline Lenders shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or (ii) the waiver of such Event of Default in accordance with the provisions of Section 14.1.

(c)                                  On any Business Day, any Swingline Lender may, in its sole discretion, give notice to each Revolving Lender that all then-outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans, in which case Revolving Loans constituting ABR Loans (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by each Revolving Lender pro rata based on each Lender’s Revolving Commitment Percentage, and the proceeds thereof shall be applied directly to the Swingline Lenders to repay the Swingline Lenders for such outstanding Swingline Loans.  Each Revolving Lender hereby irrevocably agrees to make such Revolving Loans upon one Business Day notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified to it in writing by the Swingline Lender notwithstanding (i) that the amount of the Mandatory Borrowing may not comply with the minimum amount for each Borrowing specified in Section 2.2, (ii) whether any conditions specified in Article VIII are then satisfied, (iii) whether a Default or an Event of Default has occurred and is continuing, (iv) the date of such Mandatory Borrowing or (v) any reduction in the Total Revolving Commitment after any such Swingline Loans were made.  In the event that, in the sole judgment of any Swingline Lender, any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including as a result of the commencement of a proceeding under the Bankruptcy Code in respect of the Borrower), each Revolving Lender hereby agrees that it shall forthwith purchase from such Swingline Lender (without recourse or warranty) such participation of the outstanding Swingline Loans as shall be necessary to cause the Revolving Lenders to share in such Swingline Loans ratably based upon their respective Revolving Commitment Percentages, provided that all principal and interest payable on such Swingline Loans shall be for the account of such Swingline Lender until the date the respective participation is purchased and, to the extent attributable to the purchased participation, shall be payable to such Revolving Lender purchasing same from and after such date of purchase.

2.2                               Minimum Amount of Each Borrowing; Maximum Number of Borrowings.  The aggregate principal amount of each Borrowing and Swingline Loans shall be in a minimum amount of at least $1,000,000 and in a multiple of $100,000 in excess thereof (except for any Borrowing in an aggregate amount that is equal to the entire unused balance of aggregate Revolving Commitments) and Revolving Loans to reimburse the Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Sections 3.3 or 3.4, as applicable).  More than one Borrowing may be incurred on any date; provided, that at no time shall there be outstanding more than ten Borrowings of LIBOR Loans under this Agreement.

2.3                               Notice of Borrowing.

(a)                                 Whenever the Borrower desires to incur Loans (other than Mandatory Borrowings or borrowings to repay Unpaid Drawings), the Borrower shall give the Administrative Agent at the Administrative Agent’s Office, (i) prior to 1:00 p.m. (New York City time) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Loans if such Loans are to be initially LIBOR Loans (or prior to 1:00 p.m. (New York City time) two Business Days’ prior written notice in the case of a Borrowing of Loans to be made on the Funding Date initially as LIBOR Loans) and (ii) written notice (or telephonic notice promptly confirmed in writing) prior to 1:00 p.m. (New York City time) on the date of each Borrowing of Loans that are to be ABR Loans.  Such notice (together with each notice of a Borrowing of Swingline Loans pursuant to Section

2.3(b), a “Notice of Borrowing”) shall specify (A) the aggregate principal amount of the Loans to be made pursuant to such Borrowing and whether such Borrowing is a Revolving Borrowing or a Term Loan Borrowing, (B) the date of the Borrowing (which shall be a Business Day), (C) whether the respective Borrowing shall consist of ABR Loans and/or LIBOR Loans and, if LIBOR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration) and (D) during a Borrowing Base Trigger Period, the amount of the then-effective Borrowing Base, the current Total Revolving Exposure and Total Term Loan Exposure (without regard to the requested Borrowing) of all Lenders and the pro forma Total Revolving Exposure and Total Term Loan Exposure (giving effect to the requested Borrowing) of all Lenders.  The Administrative Agent shall promptly give each Revolving Lender or Term Loan lender, as applicable, written notice (or telephonic notice promptly confirmed in writing) of each proposed Revolving Borrowing or Term Loan Borrowing, as applicable, of such Lender’s Revolving Commitment Percentage or Term Loan Commitment Percentage, as applicable, thereof and of the other matters covered by the related Notice of Borrowing.

(b)                                 Whenever the Borrower desires to incur Swingline Loans hereunder, it shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of each Borrowing of Swingline Loans prior to 3:00 p.m. (New York City time) on the date of such Borrowing.  Each such notice shall specify (i) the aggregate principal amount of the Swingline Loans to be made pursuant to such Borrowing and (ii) the date of Borrowing (which shall be a Business Day).  The Administrative Agent shall promptly give the Swingline Lender written notice (or telephonic notice promptly confirmed in writing) of each proposed Borrowing of Swingline Loans and of the other matters covered by the related Notice of Borrowing.

(c)                                  Mandatory Borrowings shall be made upon the notice specified in Section 2.1(c), with the Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in such Section.

(d)                                 Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

(e)                                  Without in any way limiting the obligation of the Borrower to confirm in writing any notice it may give hereunder by telephone, the Administrative Agent may act prior to receipt of written confirmation without liability upon the basis of such telephonic notice believed by the Administrative Agent in good faith to be from an Authorized Officer of the Borrower.

2.4                               Disbursement of Funds.

(a)                                 No later than 1:00 p.m. (New York City time) on the date specified in each Notice of Borrowing (including Mandatory Borrowings), each Lender will make available its pro rata portion of each Borrowing requested to be made on such date in the manner provided below; provided that on the Funding Date, such funds shall be made available by 10:00 a.m. (New York City time) or such earlier time as may be agreed among the Lenders, the Borrower and the Administrative Agent for the purpose of consummating the Transactions; provided further that all Swingline Loans shall be made available in the full amount thereof by the Swingline Lenders no later than 3:30 p.m. (New York City time) on the date requested.

(b)                                 Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing in immediately available funds to the Administrative Agent at the Administrative Agent’s Office in Dollars, and the Administrative Agent will (except in the case of Mandatory Borrowings and Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing or wiring to an account as designated by the Borrower in the Notice of Borrowing to the Administrative Agent the aggregate of the amounts so made available in Dollars.  Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender.  If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars.  The Administrative Agent shall also be entitled to recover from such Lender or the Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c)                                  Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5                               Repayment of Loans; Evidence of Debt.

(a)                                 The Borrower hereby promises to pay to the Administrative Agent, for the benefit of the applicable Revolving Lenders, (i) on the earlier of (a) 15 Business Days after such Swingline Loan is initially borrowed and (b) the Swingline Maturity Date, the then outstanding Swingline Loans, and (ii) on the Maturity Date, the then outstanding principal amount of all Revolving Loans.

(b)                                 The Borrower hereby promises to pay to the Administrative Agent, for the account of the Term Loan Lenders, in equal quarterly installments, which shall be due and payable on last Business Day of each March, June, September and December, commencing March 31, 2016, an amount of 2.5% of aggregate principal amount of the Term Loans outstanding on the Funding Date (as adjusted from time to time pursuant to Section 5.1 and Section 5.2), with the outstanding principal balance of the Term Loans due and payable on the Maturity Date.

(c)                                  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office from time to time, including the amounts of principal and interest payable and paid to such lending office from time to time under this Agreement.

(d)                                 The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 14.6(b), and a subaccount for each Lender, in which Register and subaccounts (taken together) shall be recorded (i) the amount of each Loan made hereunder, the Type of each Loan made and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender or the Swingline Lenders hereunder and (iii)

the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(e)                                  The entries made in the Register and accounts and subaccounts maintained pursuant to clauses (b) and (c) of this Section 2.5 shall, to the extent permitted by applicable Requirements of Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such account, such Register or such subaccount, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement

(f)                                   Any Lender may request that Loans made by it be evidenced by a promissory note substantially in the form of Exhibit I hereto.  In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns).  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 14.6) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

2.6                               Conversions and Continuations.

(a)                                 Subject to the penultimate sentence of this clause (a), (i) the Borrower shall have the option on any Business Day to convert all or a portion equal to at least $1,000,000 (and in multiples of $100,000 in excess thereof) of the outstanding principal amount of Loans of one Type into a Borrowing or Borrowings of another Type and (ii) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any LIBOR Loans as LIBOR Loans for an additional Interest Period; provided that (A) no partial conversion of LIBOR Loans shall reduce the outstanding principal amount of LIBOR Loans made pursuant to a single Borrowing to less than $1,000,000, (B) ABR Loans may not be converted into LIBOR Loans if an Event of Default is in existence on the date of the conversion and the Administrative Agent has or the Majority Revolving Lenders, with respect to a Revolving Borrowing and the Majority Term Loan Lenders, with respect to a Term Loan Borrowing,  have determined in its or their sole discretion not to permit such conversion, (C) LIBOR Loans may not be continued as LIBOR Loans for an additional Interest Period if an Event of Default is in existence on the date of the proposed continuation and the Administrative Agent has or the Majority Revolving Lenders, with respect to a Revolving Borrowing, and the Majority Term Loan Lenders, with respect to a Term Loan Borrowing,  have determined in its or their sole discretion not to permit such continuation, and (D) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2.  Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent at the Administrative Agent’s Office prior to 1:00 p.m. (New York City time) at least (1) three Business Days’, in the case of a continuation of or conversion to LIBOR Loans or (2) the date of conversion, in the case of a conversion into ABR Loans, prior written notice (or telephonic notice promptly confirmed in writing) (each, a “Notice of Conversion or Continuation”) specifying the Loans to be so converted or continued, the Type of Loans to be converted into or continued and, if such Loans are to be converted into or continued as LIBOR Loans, the Interest Period to be initially applicable thereto (if no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration).  The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b)                                 If any Event of Default is in existence at the time of any proposed continuation of any LIBOR Loans and the Administrative Agent has or the Majority Revolving Lenders, with respect to a Revolving Borrowing, or the Majority Term Loan Lenders, with respect to a Term Loan Borrowing,  have determined in its or their sole discretion not to permit such continuation, such LIBOR Loans shall be automatically converted on the last day of the current Interest Period into ABR Loans.  If upon the expiration of any Interest Period in respect of LIBOR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a) above, the Borrower shall be deemed to have elected to convert such Borrowing of LIBOR Loans into a Borrowing of ABR Loans, effective as of the expiration date of such current Interest Period.

(c)                                  Notwithstanding anything to the contrary herein, the Borrower may deliver a Notice of Conversion or Continuation pursuant to which the Borrower elects to irrevocably continue the outstanding principal amount of any Revolving Loans subject to an interest rate Hedge Agreement as LIBOR Loans for each Interest Period until the expiration of the term of such applicable Hedge Agreement; provided that any Notice of Conversion or Continuation delivered pursuant to this Section 2.6(c) shall include a schedule attaching the relevant interest rate Hedge Agreement or related trade confirmation.

2.7                               Pro Rata Borrowings.  Each Borrowing of Revolving Loans under this Agreement shall be made by the Revolving Lenders pro rata on the basis of their then applicable Revolving Commitment Percentages.  The Borrowing of Term Loans under this Agreement shall be made by the Term Loan Lenders pro rata on the basis of their then applicable Term Loan Commitment Percentages.  It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation under any Credit Document.

2.8                               Interest.

(a)                                 The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the ABR, in each case, in effect from time to time.

(b)                                 The unpaid principal amount of each LIBOR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin plus the relevant LIBOR Rate, in each case, in effect from time to time.

(c)                                  If all or a portion of (i) the principal amount of any Loan or (ii) any interest payable thereon shall not be paid when due (whether at stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is (the “Default Rate”) (A) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2% or (B) in the case of any overdue interest, to the extent permitted by applicable Requirements of Law, the rate described in Section 2.8(a) plus 2% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment).

(d)                                 Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day.  Except as provided below, interest shall be payable (i) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each March, June, September and December, (ii) in respect of each LIBOR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period, (iii) in respect of each Loan, (A) on any prepayment (on the amount prepaid), (B) at maturity (whether by acceleration or otherwise) and (C) after such maturity, on demand.

(e)                                  All computations of interest hereunder shall be made in accordance with Section 5.5.

(f)                                   The Administrative Agent, upon determining the interest rate for any Borrowing of LIBOR Loans, shall promptly notify the Borrower and the relevant Lenders thereof.  Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

(g)                                  In the event that any financial statements delivered pursuant to this Agreement, are revised or restated after delivery thereof (regardless of whether this Agreement or the Commitments are in effect when such revision or restatement is made, but in no event shall any claim be made under this Section 2.8(g) after two (2) years after the termination of this Agreement and the payment of all amounts then due hereunder) and such revision or restatement would have led to the application of a higher Applicable Margin or a higher Commitment Fee for any period or periods (each an “Applicable Period”) than the Applicable Margin or Commitment Fee, as applicable, actually applied for such relevant Applicable Period, then (i) the Borrower shall immediately deliver to the Administrative Agent a correct form of such financial statements described in Section 10.1(a) and Section 10.1(b), as applicable, (ii) such higher Applicable Margin or Commitment Fee shall be applied to such relevant Applicable Period, and (iii) the Borrower shall immediately pay to the Administrative Agent the net accrued additional interest and expense (determined after taking into account any corresponding reduction in the Applicable Margin or Commitment Fee in any other period), if any, owing as a result of such increased Applicable Margin or Commitment Fee for such Applicable Period(s).

2.9                               Interest Periods.  At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of LIBOR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice (or telephonic notice promptly confirmed in writing) of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower be a one, two, three or six or (if available to all the Lenders making such LIBOR Loans as determined by such Lenders in good faith based on prevailing market conditions) a 12-month period or any shorter period requested by the Borrower; provided that, notwithstanding the foregoing, the initial Interest Period beginning on the Funding Date may be for a period less than one month if agreed upon by the Borrower, the Administrative Agent and each of the Lenders.

Notwithstanding anything to the contrary contained above:

(a)                                 the initial Interest Period for any Borrowing of LIBOR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b)                                 if any Interest Period relating to a Borrowing of LIBOR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c)                                  if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period in respect of a LIBOR Loan would otherwise expire on a day that is not a Business Day, but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day; and

(d)                                 the Borrower shall not be entitled to elect any Interest Period in respect of any LIBOR Loan if such Interest Period would extend beyond the Maturity Date.

2.10                        Increased Costs, Illegality, Etc.

(a)                                 In the event that (x) in the case of clause (i) below, the Majority Revolving Lenders or Majority Term Loan Lenders, as applicable, or (y) in the case of clauses (ii) and (iii) below, any Lender, shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i)                                     on any date for determining the LIBOR Rate for any Interest Period that (A) deposits in the principal amounts of the Loans comprising such LIBOR Revolving Borrowing or LIBOR Term Loan Borrowing, as applicable, are not generally available in the relevant market, (B) by reason of any changes arising on or after the Funding Date affecting the interbank LIBOR market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBOR Rate, or (C)  the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Revolving Lenders or Term Loan Lenders, as applicable, of making or maintaining their Revolving Loans or Term Loans, as applicable, included in such Borrowing for such Interest Period; or

(ii)                                  that, due to a Change in Law occurring at any time or after the Funding Date, which Change in Law shall (A) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender, (B) subject any Lender to any Tax with respect to any Credit Document or any LIBOR Loan made by it (other than (i) Taxes indemnifiable under Section 5.4, or (ii) Excluded Taxes), or (C) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Loans made by such Lender, which results in the cost to such Lender of making, converting into, continuing or maintaining LIBOR Loans or participating in Letters of Credit (in each case hereunder) increasing by an amount which such Lender reasonably deems material or the amounts received or receivable by such Lender hereunder with respect to the foregoing shall be reduced; or

(iii)                               at any time, that the making or continuance of any LIBOR Loan has become unlawful as a result of compliance by such Lender in good faith with any Requirement of Law (or would conflict with any such Requirement of Law not having the force of law even though the failure to comply therewith would not be unlawful);

then, and in any such event, such Lenders (or the Administrative Agent, in the case of clause (i) above) shall within a reasonable time thereafter give notice (if by telephone, confirmed in writing) to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders, or, in the case of clause (i) the Revolving Lenders or Term Loan Lenders, as applicable).  Thereafter (x) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Borrower and the Revolving Lenders or the Term Loan Lenders, as applicable, that the circumstances giving rise to such notice by the Administrative Agent no longer exist (which notice the Administrative Agent agrees to give at such time when such circumstances no longer exist), and any Notice of Borrowing or Notice of Conversion given by the Borrower with respect to LIBOR Loans that have not yet been incurred shall be deemed rescinded by the Borrower, (y) in the case of clause (ii) above, the Borrower shall pay to such Lender, promptly (but no later than fifteen days) after receipt of written demand therefor such additional amounts as shall be required to compensate such Lender for such increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lender shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto) and (z) in the case of clause (iii) above, the Borrower shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by applicable Requirements of Law.

(b)                                 At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a LIBOR Loan affected pursuant to Section 2.10(a)(iii) shall) either (i) if the affected LIBOR Loan is then being made pursuant to a Borrowing, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed promptly in writing) thereof on the same date that the Borrower was notified by a Lender pursuant to Section 2.10(a)(ii) or (iii) or (ii) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ notice to the Administrative Agent, require the affected Lender to convert each such LIBOR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c)                                  If, after the Funding Date, any Change in Law relating to capital adequacy or liquidity requirements of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity requirements occurring after the Funding Date, has or would have the effect of reducing the rate of return on such Lender’s or its parent’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity requirements), then from time to time, promptly (but in any event no later than fifteen days) after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or its parent for such reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any applicable Requirement of Law as in effect on the Funding Date (except as otherwise set forth in the definition of Change in Law).  Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) upon receipt of such notice.

2.11                        Compensation.  If (a) any payment of principal of any LIBOR Loan is made by the Borrower to or for the account of a Lender other than on the last day of the Interest Period for such LIBOR Loan as a result of a payment or conversion pursuant to Sections 2.5, 2.6, 2.10, 5.1, 5.2 or 14.7, as a result of acceleration of the maturity of the Loans pursuant to Article XII or for any other reason, (b) any Borrowing of LIBOR Loans is not made on the date specified in a Notice of Borrowing, (c) any ABR Loan is not converted into a LIBOR Loan on the date specified in a Notice of Conversion or Continuation, (d) any LIBOR Loan is not continued as a LIBOR Loan on the date specified in a Notice of Conversion or Continuation or (e) any prepayment of principal of any LIBOR Loan is not made as a result of a withdrawn notice of prepayment pursuant to Section 5.1 or 5.2, the Borrower shall after the Borrower’s receipt of a written request by such Lender (which request shall set forth in reasonable detail the basis for requesting such amount and shall be conclusive and binding in the absence of manifest error), pay to the Administrative Agent (within fifteen days after such request) for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses that such Lender may reasonably incur as a result of such payment, failure to convert, failure to continue or failure to prepay, including any loss, cost or expense (excluding loss of anticipated profits) actually incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such LIBOR Loan.

2.12        Change of Lending Office.  Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii), 2.10(a)(iii), 2.10(c), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.  Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Section 2.10, 3.5 or 5.4.

2.13        Notice of Certain Costs.  Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Section 2.10, 2.11, 3.5 or 5.4 is given by any Lender more than 180 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, tax or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Section 2.10, 2.11, 3.5 or 5.4, as the case may be, for any such amounts incurred or accruing prior to the 181st day prior to the giving of such notice to the Borrower; provided that if the circumstance giving rise to such claim is retroactive, then such 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.14        Borrowing Base.

(a)           Borrowing Base.  During a Borrowing Base Trigger Period, the Facilities shall be subject to a Borrowing Base. The Borrowing Base may be subject to further adjustments from time to time pursuant to Section 2.14(e), (f) and (g).

(b)           Scheduled and Interim Redeterminations.  During a Borrowing Base Trigger Period, the Borrowing Base shall be redetermined annually in accordance with this Section 2.14 (a “Scheduled Redetermination”), and, subject to Section 2.14(d), such redetermined Borrowing Base shall become effective and applicable to the Borrower, the Administrative Agent, the Letter of Credit Issuers and the Lenders on May 1st of each year (or pursuant to Section 2.14(d) below, such date thereafter as is reasonably practicable), commencing with the First Scheduled Redetermination Date.  In addition, the Borrower may at any time (including prior to the First Scheduled Redetermination Date), by notifying the Administrative Agent thereof, not more than once between Scheduled Redeterminations, and the Administrative Agent, following the First Scheduled Redetermination Date, may, at the direction of the Required Revolving Lenders, by notifying the Borrower thereof, not more than once between Scheduled Redeterminations, in each case elect to cause the Borrowing Base to be redetermined between Scheduled Redeterminations (an “Interim Redetermination”) in accordance with this Section 2.14.  In addition to, and not including and/or limited by the Interim Redeterminations allowed above, the Borrower may, by notifying the Administrative Agent thereof, at any time between Scheduled Redeterminations, request additional Interim Redeterminations of the Borrowing Base in the event it acquires Oil and Gas Properties with Proved Reserves which are to be Borrowing Base Properties having a PV-9 (calculated at the time of acquisition) in excess of 10% of the Borrowing Base in effect immediately prior to such acquisition.

(c)           Scheduled and Interim Redetermination Procedure.

(i)            Each Scheduled Redetermination and each Interim Redetermination shall be effectuated as follows:  Upon receipt by the Administrative Agent of (A) the Reserve Report, and (B) such other reports, data and supplemental information, including the information provided pursuant to Section 10.13(b), as may, from time to time, be reasonably requested by, or provided by the Borrower to, the Administrative Agent on behalf of the Required Revolving Lenders (the Reserve Report and such other reports, data and supplemental information being the “Engineering Reports”), the Administrative Agent shall evaluate the information contained in the Engineering Reports and shall in good faith propose a new Borrowing Base (the “Proposed Borrowing Base”) based upon such information and such other information (including the status of title information with respect to the Borrowing Base Properties as described in the Engineering Reports and the existence of any Hedge Agreements, term physical sales contracts or any other Indebtedness) as the Administrative Agent deems appropriate in good faith in accordance with its usual and customary oil and gas lending criteria as they exist at the particular time (provided that notwithstanding such criteria, Proved Non-Producing Reserves and Proved Undeveloped Reserves (in the aggregate) may have an aggregate value in the Borrowing Base of up to 35% of the Borrowing Base).

(ii)           The Administrative Agent shall notify the Borrower and the Lenders of the Proposed Borrowing Base (the “Proposed Borrowing Base Notice”):

(A)          in the case of a Scheduled Redetermination (1) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 10.13(a) and (b) in a timely manner, then on or before April 15th of such year following the date of delivery or (2) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 10.13(a) and (b) in a timely manner, then promptly after the Administrative Agent has received complete Engineering Reports from the Borrower and has had a reasonable opportunity to determine the Proposed Borrowing Base in accordance with Section 2.14(c)(i); and

(B)          in the case of an Interim Redetermination, promptly, and in any event, within 15 days after the Administrative Agent has received the required Engineering Reports.

(iii)          Any Proposed Borrowing Base that would increase the Borrowing Base then in effect must be approved or deemed to have been approved by the Borrowing Base Required Lenders in each such Revolving Lender’s sole discretion and in good faith, consistent with each such Revolving Lender’s usual and customary oil and gas lending criteria as they exist at the particular time as provided in this Section 2.14(c)(iii) and any Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect must be approved or be deemed to have been approved by Revolving Lenders constituting at least the Required Revolving Lenders in each such Revolving Lender’s sole discretion and in good faith, consistent with each such Lender’s usual and customary oil and gas lending criteria as they exist at the particular time as provided in this Section 2.14(c)(iii).  Upon receipt of the Proposed Borrowing Base Notice, each Revolving Lender shall have 15 days to agree with the Proposed Borrowing Base or disagree with the Proposed Borrowing Base by proposing an alternate Borrowing Base.  If at the end of such 15-day period, any Revolving Lender has not communicated its approval or disapproval in writing to the Administrative Agent, such silence shall be deemed to be an approval of the Proposed Borrowing Base.  If, at the end of such 15-day period, the Borrowing Base Required Lenders, in the case of a Proposed Borrowing Base that would increase the Borrowing Base then in effect, or the Required Revolving Lenders, in the case of a Proposed Borrowing Base that would decrease or maintain the Borrowing Base then in effect, have approved or deemed to have approved, as aforesaid, then the

Proposed Borrowing Base shall become the new Borrowing Base, effective on the date specified in Section 2.14(d).  If, however, at the end of such 15-day period, the Borrowing Base Required Lenders or the Required Revolving Lenders, as applicable, have not approved or deemed to have approved, as aforesaid, then the Administrative Agent shall promptly thereafter poll the Lenders to ascertain the highest Borrowing Base then acceptable to the Borrowing Base Required Lenders (in the case of any increase to the Borrowing Base) or a number of Revolving Lenders sufficient to constitute the Required Revolving Lenders (in any other case) and such amount shall become the new Borrowing Base, effective on the date specified in Section 2.14(d).  It is expressly understood that the Administrative Agent and Revolving Lenders have no obligation to designate the Borrowing Base at any particular amount, except in the good faith exercise of their discretion, whether in relation to the Total Revolving Commitment, the Maximum Aggregate Amount or otherwise.

(d)           Effectiveness of a Redetermined Borrowing Base.  After a redetermined Borrowing Base is approved or is deemed to have been approved by the Borrowing Base Required Lenders or the Required Revolving Lenders, as applicable, pursuant to Section 2.14(c)(iii), the Administrative Agent shall promptly thereafter notify the Borrower and the Revolving Lenders of the amount of the redetermined Borrowing Base (the “New Borrowing Base Notice”), and such amount, subject to Section 2.14(h), shall become the new Borrowing Base, effective and applicable to the Borrower, the Administrative Agent, the Letter of Credit Issuers and the Revolving Lenders:

(i)            in the case of a Scheduled Redetermination, (A) if the Administrative Agent shall have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 10.13(a) and (b) in a timely and complete manner, on the May 1st following such notice, or (B) if the Administrative Agent shall not have received the Engineering Reports required to be delivered by the Borrower pursuant to Sections 10.13(a) and (b) in a timely and complete manner, then on the Business Day next succeeding delivery of such New Borrowing Base Notice; and

(ii)           in the case of an Interim Redetermination, on the Business Day next succeeding delivery of such New Borrowing Base Notice.

Subject to Section 2.14(h), such amount shall then become the Borrowing Base until the next Scheduled Redetermination Date, the next Interim Redetermination Date or the next adjustment to the Borrowing Base under Section 2.14(e), (f) and (g).  Notwithstanding the foregoing, no Scheduled Redetermination or Interim Redetermination shall become effective until the New Borrowing Base Notice related thereto is received by the Borrower.

(e)           Reduction of Borrowing Base Upon Asset Dispositions or Termination of Hedge Positions.  If (i) (1) the Borrower or one of the other Credit Parties Disposes of Oil and Gas Properties or Disposes of any Stock or Stock Equivalents in any Restricted Subsidiary owning Oil and Gas Properties, and such Disposition involves Borrowing Base Properties included in the most recently delivered Reserve Report, or (2) the Borrower or any Restricted Subsidiary shall unwind, terminate or create any off-setting positions in respect of any commodity hedge positions (whether evidenced by a floor, put or Hedge Agreement) upon which (i) the Revolving Lenders relied in determining the Borrowing Base, and (ii) the sum of (1) in the case of clause (i)(1) the aggregate PV-9 (calculated at the time of such Disposition) of all such Borrowing Base Properties Disposed of since the later of (A) the last Scheduled Redetermination Date and (B) the last adjustment of the Borrowing Base made pursuant to this Section 2.14(e), and (2) in the case of clause (i)(2), the Hedge PV (as calculated at the time of any such unwind, termination or creation of off-setting positions) of such unwound, terminated and/or offsetting positions (after taking into account any other Hedge Agreement, executed contemporaneously with the taking of such actions) during such period, collectively, exceeds 10% of the then-effective Borrowing Base, then, after the Administrative Agent has received the notice required to be delivered by the Borrower pursuant to

Section 11.4(a)(ii) or (xii) no later than one Business Day after the date of consummation of any such Disposition, unwind, termination or off-set, as the case may be, the Required Revolving Lenders shall have the right to adjust the Borrowing Base in an amount equal to the sum of the Borrowing Base value (as determined by the Administrative Agent and approved by Required Revolving Lenders), if any, attributable to such Disposed of Borrowing Base Properties plus the Borrowing Base value (as determined by the Administrative Agent and approved by Required Revolving Lenders), if any, attributable to such unwound, terminated or off-setting hedge positions in the calculation of the then-effective Borrowing Base and, if the Required Revolving Lenders in fact make any such adjustment, the Administrative Agent shall promptly notify the Borrower in writing of the Borrowing Base value, if any, attributable to such Disposed of Borrowing Base Properties in the calculation of the then-effective Borrowing Base and upon receipt of such notice, the Borrowing Base shall be simultaneously reduced by such amount.

(f)            Reduction of Borrowing Base Upon Issuance of Certain Indebtedness. Upon the issuance of any Permitted Additional Debt in accordance with Section  11.1(w)  (other than Indebtedness constituting Permitted Refinancing Indebtedness up to the original principal amount of the refinanced Indebtedness), the Borrowing Base then in effect shall be reduced by an amount equal to the product of 0.25 multiplied by the stated principal amount of such Indebtedness (without regard to any initial issue discount), and the Borrowing Base as so reduced shall become the new Borrowing Base immediately upon the date of such issuance, effective and applicable to the Borrower, the Administrative Agent, the Letter of Credit Issuers and the Revolving Lenders on such date until the next redetermination or modification thereof hereunder.

(g)           Reduction of Borrowing Base Upon Title Defects. If the Borrower is unable to cure any material title defect requested by the Required Revolving Lenders to be cured within 90 days for any Borrowing Base Properties or the Borrower does not comply with the requirements to provide acceptable title information pursuant to Section 10.13(c), such failure shall not constitute a Default or Event of Default hereunder; provided the Required Revolving Lenders shall have the right to adjust the Borrowing Base in an amount equal to the sum of the Borrowing Base value, if any, attributable to such Borrowing Base Properties.

(h)           Borrower’s Right to Elect Reduced Borrowing Base.  Within three Business Days of its receipt of a New Borrowing Base Notice, the Borrower may provide written notice to the Administrative Agent and the Revolving Lenders that specifies for the period from the effective date of the New Borrowing Base Notice until the next succeeding Scheduled Redetermination Date, the Borrowing Base will be a lesser amount than the amount set forth in such New Borrowing Base Notice, whereupon such specified lesser amount will become the new Borrowing Base.  The Borrower’s notice under this Section 2.14(h) shall be irrevocable, but without prejudice to its rights to initiate Interim Redeterminations.

(i)            Increases with Approval of Borrowing Base Required Lenders. Notwithstanding anything in this Agreement to the contrary, in the event that the Borrowing Base Required Lenders approve a Proposed Borrowing Base that increases the then-effective Borrowing Base, but one or more Revolving Lenders do not approve such Proposed Borrowing Base (any such Revolving Lender, a “Non-Consenting B/B Lender”), the Borrowing Base shall nevertheless be increased to the Proposed Borrowing Base, but such Non-Consenting B/B Lender’s obligation to lend or purchase or fund any participation in any Letter of Credit or Swingline Loan under such Proposed Borrowing Base shall not be greater than such Non-Consenting B/B Lender’s obligation to lend or purchase or fund any participation in any Letter of Credit or Swingline Loan under the Borrowing Base in effect immediately prior to such Proposed Borrowing Base becoming effective (without its subsequent approval of such increase, which may be provided at any time).  If the Administrative Agent and Borrower shall have identified one or more mutually agreeable Persons to whom such Non-Consenting B/B Lender may assign the portion of its Revolving Commitment that corresponds to the increase in such Non-Consenting B/B Lender’s obligation to lend under the Proposed Borrowing Base, then (subject to the requirements of Section 14.7(b) being satisfied and without limiting any rights of the Borrower under Section 14.7(b)) such Non-Consenting B/B Lender shall, for purposes of facilitating an assignment of such portion of its Revolving Commitment, consent to such increase in the Borrowing Base and corresponding increase to its obligation to lend under such Borrowing Base and execute an Assignment and Acceptance to give effect to an assignment of such portion of its Revolving Commitment on the day when the increased Borrowing Base is effective under Section 2.14(d) (or such later date acceptable to Borrower, such Non-Consenting B/B Lender and Administrative Agent).

(j)            Administrative Agent Data.  The Administrative Agent hereby agrees to provide an updated Bank Price Deck to the Borrower (i) promptly, and in any event within three (3) Business Days, after the Administrative Agent’s request for an Interim Redetermination and (ii) promptly, and in any event within three (3) Business Days, upon any request of the Borrower.  In addition, the Administrative Agent and the Revolving Lenders agree, upon request, to meet with the Borrower to discuss their evaluation of the reservoir engineering of the Oil and Gas Properties included in the Reserve Report and their respective methodologies for valuing such properties and the other factors considered in calculating the Borrowing Base.

(k)           Revolving Facility Termination.  If the Revolving Facility has terminated and a Borrowing Base Trigger Period is continuing, the Borrowing Base will be equal to the amount of (i) 65% of the PV-9 of the Proved Developed Producing Reserves described in the most recent Reserve Report delivered to the Administrative Agent, based on the Strip Price, plus (ii) 35% of the  PV-9 of Proved Non-Producing Reserves described in such Reserve Report, based on the Strip Price, plus (iii) 25% of the PV-9 of Proved Undeveloped Reserves described in such Reserve Report, based on the Strip Price, plus or minus (iv) 65% of the PV-9 of the future receipts expected to be paid to or by the Borrower and its restricted subsidiaries under commodity Hedge Agreements or term physical sales contracts (other than basis differential commodity swap agreements), netted against the Strip Price, plus or minus (v) 65% of the PV-9 of the future receipts expected to be paid to or by the Borrower and its Restricted Subsidiaries under basis differential commodity Hedge Agreements, in each case for the Borrower and its Restricted Subsidiaries.

(l)            Investment Grade Period.  Notwithstanding anything in this Agreement to the contrary, during any Investment Grade Period, the provisions of Section 2.14(a) to (k) of and Section 4.3(c) will be deemed to be inapplicable and shall be disregarded for all purposes. Upon the end of any Investment Grade Period, the Borrowing Base will be determined using the mechanics set forth in Section 2.14(c) for Interim Redeterminations using the Engineering Reports delivered to the Administrative Agent pursuant to Section 10.13(b) and shall become effective pursuant to Section 2.14(d)(ii).  In addition, the Borrower shall (i) deliver to the Administrative Agent as soon as possible, but in any event no later than five (5) days after the first day of any Borrowing Base Trigger Period, the Reserve Report used to support the data and information relating to Hydrocarbon reserves included in the last annual report on Form 10-K (or any successor or comparable form) immediately prior to the Borrowing Base Trigger Event and (ii) comply with the provisions of Section 10.10(a). For the avoidance of doubt, the Available Revolving Commitment will remain unaffected by the Borrowing Base until such determination.

2.15        Defaulting Lenders.  Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)           Commitment Fees shall cease to accrue on the unfunded portion of the Revolving Commitment of such Defaulting Lender pursuant to Section 4.1(a);

(b)           The Commitment, the Revolving Exposure and the Term Loan Exposure of such Defaulting Lender shall not be included in determining whether all Lenders, the Majority Revolving Lenders, the Majority Term Loan Lenders, the Required Revolving Lenders or Borrowing Base Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 14.1); provided that (i) any waiver, amendment or modification requiring the consent of all Lenders pursuant to Section 14.1 (other than Section 14.1(b)(x) or requiring the consent of each affected Lender pursuant to Section 14.1(b)(i) or (ix) or, shall require the consent of such Defaulting Lender (which for the avoidance of doubt would include any change to the Maturity Date applicable to such Defaulting Lender, decreasing or forgiving any principal or interest due to such Defaulting Lender, any decrease of any interest rate applicable to Loans made by such Defaulting Lender (other than the waiving of post-default interest rates) and any increase in such Defaulting Lender’s Commitment) and (ii) any redetermination, whether an increase, decrease or affirmation, of the Borrowing Base shall occur without the participation of a Defaulting Lender;

(c)           If any Swingline Exposure or Letter of Credit Exposure exists at the time a Revolving Lender becomes a Defaulting Lender, then (i) all or any part of such Swingline Exposure and Letter of Credit Exposure of such Defaulting Lender will, subject to the limitation in the first proviso below, automatically be reallocated (effective on the day such Revolving Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Revolving Commitment Percentages; provided that (A) each Non-Defaulting Lender’s Revolving Exposure may not in any event exceed the Revolving Commitment Percentage of the Revolving Loan Limit of such Non-Defaulting Lender as in effect at the time of such reallocation and (B) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, the Letter of Credit Issuers or any other Revolving Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender, (ii) to the extent that all or any portion (the “unreallocated portion”) of the Defaulting Lender’s Swingline Exposure or Letter of Credit Exposure cannot, or can only partially, be so reallocated to Non-Defaulting Lenders, whether by reason of the first proviso in Section 2.15(c)(i) or otherwise, the Borrower shall within two Business Days following notice by the Administrative Agent or the applicable Letter of Credit Issuer (x) first, prepay such Swingline Exposure and (y) second, Cash Collateralize  for the benefit of the applicable Letter of Credit Issuer’ only the Borrower’s obligations corresponding to such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above), in accordance with the procedures set forth in Section 3.8 for so long as such Letter of Credit Exposure is outstanding, (iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Exposure pursuant to Section 2.15(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period such Defaulting Lender’s Letter of Credit Exposure is Cash Collateralized, (iv) if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to Section 2.15(c), then the Letter of Credit Fees payable for the account of the Revolving Lenders pursuant to Section 4.1(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ Revolving Commitment Percentages and the Borrower shall not be required to pay any Swingline or Letter of Credit Fees to the Defaulting Lender pursuant to Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure during the period that such Defaulting Lender’s Letter of Credit Exposure is reallocated, or (v) if any Defaulting Lender’s Letter of Credit Exposure is neither Cash Collateralized nor reallocated pursuant to this Section 2.15(c), then, without prejudice to any rights or remedies of the Letter of Credit Issuer or any Revolving Lender hereunder, all Letter of Credit Fees payable under Section 4.1(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the Letter of Credit Issuer until such Letter of Credit Exposure is Cash Collateralized and/or reallocated;

(d)           So long as any Revolving Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and no Letter of Credit Issuer will be required to issue any new Letter of Credit or amend any outstanding Letter of Credit to increase the Stated Amount thereof, alter the drawing terms thereunder or extend the expiry date thereof, unless the Letter of Credit Issuer is reasonably satisfied that any exposure that would result from the exposure to such Defaulting Lender is eliminated or fully covered by the Commitments of the Non-Defaulting Lenders or by Cash Collateralization or a combination thereof in accordance with clause (c) above or otherwise in a manner reasonably satisfactory to the Letter of Credit Issuer, and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.15(c) (and Defaulting Lenders shall not participate therein); and

(e)           If the Borrower, the Administrative Agent, the Swingline Lenders and each Letter of Credit Issuer agree in writing in their discretion that a Revolving Lender that is a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon, as of the effective date specified in such notice and subject to any conditions set forth therein, such Revolving Lender will cease to be a Defaulting Lender and will be a Non-Defaulting Lender and any applicable Cash Collateral shall be promptly returned to the Borrower and any Letter of Credit Exposure of such Revolving Lender reallocated pursuant to Section 2.15(c) shall be reallocated back to such Revolving Lender; provided that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from such Lender’s having been a Defaulting Lender.

(f)            Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article XII or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 14.8), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to each Letter of Credit Issuer and the Swingline Lenders hereunder; third, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fourth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; fifth, to the payment of any amounts owing to the Lenders, the Letter of Credit Issuers or the Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, such Letter of Credit Issuer or the Swingline Lenders against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans or Unpaid Drawings, such payment shall be applied solely to pay the relevant Loans of, and Unpaid Drawings owed to, the relevant non-Defaulting Lenders on a pro rata basis prior to being applied in the manner set forth in this Section 2.15(f).  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 3.8 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

2.16        Increase of Commitments.

(a)           Subject to the conditions set forth in Section 2.16(c), the Borrower may, from time to time (including in connection with any redetermination of the Borrowing Base), increase the existing Total Revolving Commitment then in effect (any such increase a “Revolving Incremental Increase”) by increasing the Revolving Commitment of a Lender (an “Increasing Revolving Lender”) or by causing a Person that at such time is not a Lender to become a Lender (an “Additional Revolving Lender”).

(b)           Subject to the conditions set forth in Section 2.16(c), the Borrower may, from time to time increase the existing Total Term Loan Commitment then in effect (any such increase a “Term Loan Incremental Increase”) by increasing the Term Loan Commitment of a Lender (an “Increasing Term Loan Lender”) or by causing a Person that at such time is not a Lender to become a Lender (an “Additional Term Loan Lender”).

(c)           Any Incremental Increase shall be subject to the following additional conditions:

(i)            no Incremental Increase shall be less than $25,000,000 (and increments of $1,000,000 above that minimum) unless the Administrative Agent otherwise consents, and no Incremental Increase shall be permitted if after the funding thereof the Total Commitment would exceed the Maximum Aggregate Amount;

(ii)           no Event of Default shall have occurred and be continuing after giving effect to an Incremental Increase;

(iii)          no Lender’s Commitment may be increased without the consent of such Lender;

(iv)          the Administrative Agent, the Swingline Lenders and the Letter of Credit Issuer must consent to any Revolving Incremental Increase and the addition of any Additional Revolving Lender, in each case, such consent not to be unreasonably withheld or delayed;

(v)           the maturity date of any Incremental Increase shall be the same as the Maturity Date; and

(vi)          any Incremental Increase shall be on the exact same terms and pursuant to the exact same documentation (including, without limitation, the Applicable Margin) applicable to this Agreement (other than with respect to any arrangement, structuring, upfront or other fees or discounts payable in connection with such Incremental Increase).

(d)           Each Increasing Lender or Additional Lender shall execute and deliver to the Borrower, the Administrative Agent, and in the case of a Revolving Incremental Increase, the Swingline Lender and the Letter of Credit Issuer customary documentation (any such documentation, an “Incremental Agreement”) implementing any Incremental Increase.  Upon receipt by the Administrative Agent of one or more executed Incremental Agreements increasing the Commitments of Lenders and/or adding Commitments from Additional Lenders as provided in this Section 2.16, (i) the Total Revolving Commitment or the Total Term Loan Commitment, as the case may be, shall be increased automatically on the effective date set forth in such Incremental Agreements by the aggregate amount indicated in such Incremental Agreements without further action by the Borrower, the Administrative Agent, the Swingline Lender and the Letter of Credit Issuer or any Lender, (ii) Schedule 1.1(a) or Schedule 1.1(b), as applicable, and the Register shall each be amended to add such Additional Lender’s Commitment or to reflect the increase in the Commitment of an Increasing Lender, and the Revolving Commitment Percentages or Term Loan Commitment Percentages, as applicable, of the Lenders shall be adjusted accordingly to reflect the Incremental Increase of each Additional Lender and/or each Increasing Lender, (iii) the Administrative Agent shall distribute to the Borrower, the Administrative Agent, the Swingline Lender, the Letter of Credit Issuer and each Lender the revised Schedule 1.1(a) or Schedule 1.1(b), as applicable, (iv) any such Additional Lender shall be deemed to be a party in all respects to this Agreement and any other Credit Documents to which the Lenders are a party, and (v) upon the effective date set forth in such Incremental Agreement, any such Lender party to the Incremental Agreement shall purchase a pro rata portion of the outstanding Loans (including, in the case of a Revolving Incremental Increase, participations in L/C Obligations or Swingline Loans) of each of the current Lenders such that each Lender (including any Additional Lender, if applicable) shall hold its respective Revolving Commitment Percentage or Term Loan Commitment Percentage, as applicable, of the outstanding Loans (and, in the case of a Revolving Incremental Increase, participation interests in participations in L/C Obligations or Swingline Loans) as reflected in the revised Schedule 1.1(a) or Schedule 1.1(b), as applicable, required by this Section 2.16.

ARTICLE III
LETTERS OF CREDIT

3.1          Letters of Credit.

(a)           Subject to and upon the terms and conditions herein set forth, at any time and from time to time on and after the Funding Date and prior to the L/C Maturity Date, the Letter of Credit Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Article III, to issue upon the request of the Borrower and for the direct or indirect benefit of the Borrower and the Restricted Subsidiaries, a letter of credit or letters of credit (the “Letters of Credit” and each, a “Letter of Credit”) in such form and with such Issuer Documents as may be approved by the Letter of Credit Issuer in its reasonable discretion; provided that the Borrower shall be a co-applicant of, and jointly and severally liable with respect to, each Letter of Credit issued for the account of a Restricted Subsidiary.

(b)           Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the Letter of Credit Commitment then in effect, (ii) no Letter of Credit shall be issued the Stated Amount of which would cause the Total Revolving Exposure at such time to exceed the Revolving Loan Limit then in effect, (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance or such longer period of time as may be agreed by the applicable Letter of Credit Issuer, unless otherwise agreed upon by the Administrative Agent and the Letter of Credit Issuer or as provided under Section 3.2(b); provided that any Letter of Credit may provide for automatic renewal thereof for additional periods of up to 12 months or such longer period of time as may be agreed by the applicable Letter of Credit Issuer, subject to the provisions of Section 3.2(b); provided, further, that in no event shall such expiration date occur later than the L/C Maturity Date unless arrangements which are reasonably satisfactory to the Letter of Credit Issuer to Cash Collateralize (or backstop) such Letter of Credit have been made (provided, however, that no Lenders shall be obligated to fund participations in respect of any Letter of Credit after the Maturity Date), (iv) each Letter of Credit shall be denominated in Dollars, (v) no Letter of Credit shall be issued if it would be illegal under any applicable Requirement of Law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor and (vi) no Letter of Credit shall be issued by a Letter of Credit Issuer after it has received a written notice from any Credit Party or the Administrative Agent or the Majority Revolving Lenders stating that a Default or Event of Default has occurred and is continuing until such time as the Letter of Credit Issuer shall have received a written notice (A) of rescission of such notice from the party or parties originally delivering such notice, (B) of the waiver of such Default or Event of Default in accordance with the provisions of Section 14.1 or (C) that such Default or Event of Default is no longer continuing.

(c)           Upon at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent and the Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the applicable Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitment in whole or in part; provided that, after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the Letter of Credit Commitment.

3.2          Letter of Credit Requests.

(a)           Whenever the Borrower desires that a Letter of Credit be issued for its account, the Borrower shall give the Administrative Agent and the Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. (New York City time) at least two (or such lesser number as may be agreed upon by the Administrative Agent and the Letter of Credit Issuer) Business Days prior to the proposed date of issuance.  Each notice shall be executed by the Borrower and shall be in the form of Exhibit B or such other form (including by electronic or fax transmission) as reasonably agreed between the Borrower, the Administrative Agent and the Letter of Credit Issuer (each a “Letter of Credit Request”).  No Letter of Credit Issuer shall issue any Letters of Credit unless such Letter of Credit Issuer shall have received notice from the Administrative Agent that the conditions to such issuance have been met, which notice shall be deemed given (i) if the Letter of Credit Issuer has not received notice from the Administrative Agent that the conditions to such issuance have been met within two Business Days after the date of the applicable Letter of Credit Request or (ii) if the aggregate amount of Letters of Credit Outstanding issued by such Letter of Credit Issuer then outstanding does not exceed the amount theretofore agreed to by the Borrower, the Administrative Agent and such Letter of Credit Issuer, and the Administrative Agent has not otherwise notified such Letter of Credit Issuer that it may no longer rely on this clause (i).

(b)           If the Borrower so requests in any applicable Letter of Credit Request, the Letter of Credit Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Letter of Credit Issuer to prevent any such extension at least once in each 12-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such 12-month period to be agreed upon at the time such Letter of Credit is issued.  Unless otherwise directed by the Letter of Credit Issuer, the Borrower shall not be required to make a specific request to the Letter of Credit Issuer for any such extension.  Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Maturity Date; provided, however, that the Letter of Credit Issuer shall not permit any such extension if (i) the Letter of Credit Issuer has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (ii) it has received notice (which may be by telephone or in writing) on or before the day that is five Business Days before the Non-Extension Notice Date (A) from the Administrative Agent that the Majority Revolving Lenders have elected not to permit such extension or (B) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Article VIII are not then satisfied, and in each such case directing the Letter of Credit Issuer not to permit such extension.

(c)           Each Letter of Credit Issuer (other than the Administrative Agent or any of its Affiliates) shall, at least once each week, provide the Administrative Agent with a list of all Letters of Credit issued by it that are outstanding at such time; provided that, upon written request from the Administrative Agent, such Letter of Credit Issuer shall thereafter notify the Administrative Agent in writing on each Business Day of all Letters of Credit issued on the prior Business Day by such Letter of Credit Issuer.

(d)           The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3          Letter of Credit Participations.

(a)           Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each Revolving Lender (each such Revolving Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Commitment Percentage, in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto.

(b)           In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that (i) any documents required to be delivered under such Letter of Credit have been delivered, (ii) the Letter of Credit Issuer has examined the documents with reasonable care and (iii) the documents appear to comply on their face with the requirements of such Letter of Credit.  Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

(c)           In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer pursuant to Section 3.4(a), or if any reimbursement payment is required to be refunded to the Borrower, the Letter of Credit Issuer shall promptly notify the Administrative Agent and each L/C Participant of such failure, and each such L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds; provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Commitment Percentage of such unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under any such Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer (as determined in a final and non-appealable judgment by a court of competent jurisdiction).  Each L/C Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such L/C Participant’s Revolving Commitment Percentage of the amount of such payment no later than 1:00 p.m. (New York City time) on the first Business Day after the date notified by the Letter of Credit Issuer in immediately available funds.  If and to the extent such L/C Participant shall not have so made its Revolving Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of the Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees customarily charged by the Letter of Credit Issuer in connection with the foregoing.  The failure of any L/C Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Commitment Percentage of any such payment.

(d)           Whenever the Letter of Credit Issuer receives a payment in respect of an unpaid reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Commitment Percentage of such reimbursement obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the principal amount so paid in respect of such reimbursement obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.

(e)           The obligations of the L/C Participants to make payments to the Administrative Agent for the account of a Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including under any of the following circumstances:

(i)            any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii)           the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, the Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii)          any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv)          the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v)           the occurrence of any Default or Event of Default;

provided, however, that no L/C Participant shall be obligated to pay to the Administrative Agent for the account of the Letter of Credit Issuer its Revolving Commitment Percentage of any unreimbursed amount arising from any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct, bad faith or gross negligence on the part of the Letter of Credit Issuer (as determined in a final and non-appealable judgment by a court of competent jurisdiction).

3.4          Agreement to Repay Letter of Credit Drawings.

(a)           The Borrower hereby agrees to reimburse the Letter of Credit Issuer by making payment in Dollars to the Administrative Agent for the account of the Letter of Credit Issuer in immediately available funds, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit issued by it (each such amount so paid until reimbursed, an “Unpaid Drawing”) (i) within one Business Day of the date of such payment or disbursement if the Letter of Credit Issuer provides notice to the Borrower of such payment or disbursement prior to 11:00 a.m. (New York City time) on such next succeeding Business Day (from the date of such payment or disbursement or (ii) if such notice is received after such time, on the next Business Day following the date of receipt of such notice (such required date for reimbursement under clause (i) or (ii), as applicable, on such Business Day (the “Reimbursement Date”)), with interest on the amount so paid or disbursed by such Letter of Credit Issuer, from and including the date of such payment or disbursement to but excluding the Reimbursement Date, at the per annum rate for each day equal to the rate described in Section 2.8(a); provided that, notwithstanding anything contained in this Agreement to the contrary, with respect to any Letter of Credit, (i) unless the Borrower shall have notified the Administrative Agent and the Letter of Credit Issuer prior to 11:00 a.m. (New York City time) on the Reimbursement Date that the Borrower intends to reimburse the Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that the Lenders make Loans (which shall be ABR Loans) on the Reimbursement Date in an amount equal to the amount at such drawing, and (ii) the Administrative Agent shall promptly notify each Letter of Credit Participant of such drawing and the amount of its Loan to be made in respect thereof, and each Letter of Credit Participant shall be irrevocably obligated to make a Revolving Loan to the Borrower in the manner deemed to have been requested in the amount of its Revolving Commitment Percentage of the applicable Unpaid Drawing by 12:00 noon (New York City time) on such Reimbursement Date by making the amount of such Revolving Loan available to the Administrative Agent.  Such Revolving Loans made in respect of such Unpaid Drawing on such Reimbursement Date shall be made without regard to the limits of Section 2.2 and without regard to the satisfaction of the conditions set forth in Article VIII.  The Administrative Agent shall use the proceeds of such Revolving Loans solely for purpose of reimbursing the Letter of Credit Issuer for the related Unpaid Drawing.  In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this Section 3.4 except that the Letter of Credit Issuer shall hold the proceeds received from the Revolving Lenders as contemplated above as Cash Collateral for such Letter of Credit to reimburse any Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Drawings made in respect of such Letter of Credit following the L/C Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such Cash Collateral remains, to the repayment of obligations in respect of any Revolving Loans that have not paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction.  Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Loans when due in accordance with the terms of this Agreement.

(b)           The obligations of the Borrower under this Section 3.4 to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment that the Borrower or any other Person may have or have had against the Letter of Credit Issuer, the Administrative Agent or any Lender (including in its capacity as an L/C Participant), including any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided that the Borrower shall not be obligated to reimburse the Letter of Credit Issuer for any wrongful payment made by the Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct, bad faith or gross negligence on the part of the Letter of Credit Issuer (as determined in a final and non-appealable judgment by a court of competent jurisdiction).

3.5          Increased Costs.  If, after the Funding Date, the adoption of any Change in Law shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy, liquidity or similar requirement against letters of credit issued by the Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (b) impose on the Letter of Credit Issuer or any L/C Participant any other conditions, costs or expenses affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the cost to the Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such L/C Participant hereunder (other than (i) Taxes indemnifiable under Section 5.4, or (ii) Excluded Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly (and in any event no later than 15 days) after receipt of written demand to the Borrower by the Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), the Borrower shall pay to the Letter of Credit Issuer or such L/C Participant such additional amount or amounts as will compensate the Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that the Letter of Credit Issuer or an L/C Participant shall not be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such Requirement of Law as in effect on the Funding Date (except as otherwise set forth in the definition of Change in Law).  A certificate submitted to the Borrower by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by the Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error.

3.6          New or Successor Letter of Credit Issuer.

(a)           The Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 30 days’ prior written notice to the Administrative Agent, the Revolving Lenders and the Borrower.  The Borrower may replace the Letter of Credit Issuer for any reason upon written notice to the Letter of Credit Issuer and the Administrative Agent and may add Letter of Credit Issuers at any time upon notice to the Administrative Agent.  If the Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Revolving Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld) and such new Letter of Credit Issuer, another successor or new issuer of Letters of Credit, whereupon such successor issuer shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit shall be granted the rights, powers and duties of a Letter of Credit Issuer hereunder, and the term “Letter of Credit Issuer” shall mean such successor or such new issuer of Letters of Credit effective upon such appointment.  The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of

Credit, in a form reasonably satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a “Letter of Credit Issuer” hereunder.  After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of a Letter of Credit Issuer under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit.  In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall have a Stated Amount equal to the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit.  After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to a Letter of Credit Issuer shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b)           To the extent that there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including any obligations related to the payment of fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7          Role of Letter of Credit Issuer.  Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the Letter of Credit Issuer, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable to any Revolving Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Majority Revolving Lenders, (b) any action taken or omitted in the absence of gross negligence or willful misconduct or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the Letter of Credit Issuer, the Administrative Agent, any of their respective affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 3.3(e); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against the Letter of Credit Issuer, and the Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to special, indirect, consequential, exemplary or punitive, damages suffered by the Borrower which the Borrower proves were caused by the Letter of

Credit Issuer’s willful misconduct or gross negligence (as determined in a final and non-appealable judgment by a court of competent jurisdiction) or the Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Letter of Credit Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

3.8          Cash Collateral.

(a)           Upon the request of the Majority Revolving Lenders if, as of the L/C Maturity Date, there are any Letters of Credit Outstanding, the Borrower shall immediately Cash Collateralize the then Letters of Credit Outstanding.

(b)           If any Event of Default shall occur and be continuing, the Majority Revolving Lenders may require that the L/C Obligations be Cash Collateralized; provided that, upon the occurrence of an Event of Default referred to in Section 12.5 with respect to the Borrower, the Borrower shall immediately Cash Collateralize the Letters of Credit then outstanding and no notice or request by or consent from the Majority Revolving Lenders shall be required.

(c)           For purposes of this Agreement, “Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Letter of Credit Issuer and the Revolving Lenders, as collateral for the L/C Obligations, cash or deposit account balances in an amount equal to the amount of the Letters of Credit Outstanding required to be Cash Collateralized pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the Letter of Credit Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  The Borrower hereby grants to the Administrative Agent, for the benefit of the Letter of Credit Issuer and the L/C Participants, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing.  Such Cash Collateral shall be maintained in blocked, interest bearing deposit accounts established by and in the name of the Borrower, but under the “control” (as defined in Section 9-104 of the Uniform Commercial Code) of the Administrative Agent.

3.9          Applicability of ISP and UCP.  Unless otherwise expressly agreed by the Letter of Credit Issuer and the Borrower when a Letter of Credit is issued, (a) the rules of the ISP shall apply to each standby Letter of Credit and (b) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

3.10        Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

3.11        Letters of Credit Issued for Restricted Subsidiaries.  Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Restricted Subsidiary, the Borrower shall be obligated to reimburse the Letter of Credit Issuer hereunder for any and all drawings under such Letter of Credit.  The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Restricted Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

ARTICLE IV
FEES; COMMITMENTS

4.1          Fees.

(a)           The Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Revolving Lender (in each case pro rata according to the respective Revolving Commitment Percentages of the Revolving Lenders), a commitment fee (the “Commitment Fee”) for each day from the Funding Date until but excluding the Termination Date.  Each Commitment Fee shall be payable by the Borrower (i) quarterly in arrears on the last Business Day of each March, June, September and December (for the three-month period (or portion thereof) ended on such day for which no payment has been received) and (ii) on the Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (i) above), and shall be computed for each day during such period at a rate per annum equal to the Commitment Fee Rate in effect on such day on the Available Revolving Commitment (assuming for this purpose that any Swingline Exposure does not reduce the Available Revolving Commitment) in effect on such day.

(b)           The Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Revolving Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit until the termination or expiration date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin for LIBOR Loans on the average daily Stated Amount of such Letter of Credit.  Such Letter of Credit Fees shall be due and payable (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (i) above).

(c)           The Borrower agrees to pay to each Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the “Fronting Fee”), for the period from the date of issuance of such Letter of Credit to the termination or expiration date of such Letter of Credit, computed at the rate for each day equal to 0.125% per annum (or such other amount a may be agreed in a separate writing between the Borrower and any Letter of Credit Issuer) on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and the Letter of Credit Issuer).  Such Fronting Fees shall be due and payable by the Borrower (i) quarterly in arrears on the last Business Day of each March, June, September and December and (ii) on the Termination Date (for the period for which no payment has been received pursuant to clause (i) above).

(d)           The Borrower agrees to pay directly to the Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as the Letter of Credit Issuer and the Borrower shall have agreed upon for issuances of, drawings under or amendments of, letters of credit issued by it.

(e)           The Borrower agrees to pay to the Administrative Agent the administrative agent fees in the amounts and on the dates as set forth in writing from time to time between the Administrative Agent and the Borrower.

4.2          Voluntary Reduction of Commitments.

(a)           Upon at least two Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) to the Administrative Agent at the Administrative Agent’s Office (which notice the Administrative Agent shall promptly transmit to each of the Revolving Lenders), the Borrower shall have the right, without premium or penalty, on any day, to permanently terminate or reduce the

Revolving Commitments, as determined by the Borrower, in whole or in part; provided that (i) any such termination or reduction shall apply ratably to reduce each Revolving Lender’s Revolving Commitment, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $500,000 and in an integral multiple of $100,000 in excess thereof and (c) after giving effect to such termination or reduction and to any prepayments of Revolving Loans or cancellation or Cash Collateralization of Letters of Credit made on the date thereof in accordance with this Agreement, the Total Revolving Exposure shall not exceed the Revolving Loan Limit.

(b)           The Borrower may terminate the unused amount of the Commitment of a Defaulting Lender upon not less than two (2) Business Days’ prior notice to the Administrative Agent (which will promptly notify the Lenders thereof), and in such event the provisions of Section 2.15(f) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts), provided that such termination will not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Letter of Credit Issuer, the Swingline Lender or any Lender may have against such Defaulting Lender.

4.3          Mandatory Termination or Reduction of Commitments.

(a)           The Total Revolving Commitment shall terminate at 5:00 p.m. (New York City time) on the Termination Date.

(b)           The Swingline Commitment shall terminate at 5:00 p.m. (New York City time) on the earlier of (x) the Swingline Maturity Date and (y) the Termination Date.

(c)           If any reduction in the Borrowing Base would result in the Borrowing Base being less than the Total Revolving Commitments, the Total Revolving Commitments shall be automatically and permanently (but subject to Section 2.16) reduced, without premium or penalty, contemporaneously with such reduction in the Borrowing Base so that the Total Revolving Commitment equals the Borrowing Base as reduced; provided that any such reduction shall apply ratably to reduce each Revolving Lender’s Revolving Commitment.  Concurrently with, and effective on, the Redetermination Date applicable to such Borrowing Base reduction, (i) Schedule 1.1(a) and the Register shall each be amended to reflect the decrease in the Total Revolving Commitment and the Commitment of each Lender and (ii) the Administrative Agent shall promptly distribute to the Borrower, the Administrative Agent, the Swingline Lender, the Letter of Credit Issuer and each Revolving Lender the revised Schedule 1.1(a).

(d)           Notwithstanding anything to the contrary in this Agreement, if the Spinoff Transaction is not consummated by the Spinoff Transaction Deadline, the Total Revolving Commitments shall be automatically and permanently terminated on the Business Day immediately following the Spinoff Transaction Deadline.

ARTICLE V
PAYMENTS

5.1          Voluntary Prepayments.  The Borrower shall have the right to prepay Loans and Swingline Loans, in each case, without premium or penalty, in whole or in part from time to time on the following terms and conditions:

(a)           the Borrower shall give the Administrative Agent at the Administrative Agent’s Office written notice (or telephonic notice promptly confirmed in writing) of its intent to make such prepayment, the amount of such prepayment and (in the case of LIBOR Loans) the specific Borrowing(s)

being prepaid, which notice shall be given by the Borrower no later than 1:00 p.m. (New York City time) (i) in the case of LIBOR Loans, three Business Days prior to and (ii) in the case of ABR Loans on the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders;

(b)           each partial prepayment of (i) LIBOR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof, and (ii) any ABR Loans shall be in a minimum amount of $500,000 and in multiples of $100,000 in excess thereof; provided that no partial prepayment of LIBOR Loans made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans made pursuant to such Borrowing to an amount less than $1,000,000 for such LIBOR Loans; and

(c)           any prepayment of LIBOR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto shall be subject to compliance by the Borrower with the applicable provisions of Section 2.11.

Each such notice shall specify the date and amount of such prepayment and the Type of Loans to be prepaid.  At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Loans of a Defaulting Lender.

5.2          Mandatory Prepayments.

(a)           Repayment following Excess Revolving Exposure.  If, at any time, including as a result of giving effect to any termination or reduction of the Revolving Commitments pursuant to Section 4.2(a), the Total Revolving Exposure exceeds the Revolving Loan Limit (and if terminated or reduced, as terminated or reduced), then the Borrower shall on the same Business Day (i) prepay the Swingline Loans and, after all Swingline Loans have been paid in full, the remaining Revolving Loans on the date such excess (and in the case of a termination or reduction, such termination or reduction) has occurred in an aggregate principal amount equal to such excess and (ii) if any excess remains after prepaying all of the Revolving Loans and Swingline Loans as a result of any Letter of Credit Exposure, pay to the Administrative Agent on behalf of the Letter of Credit Issuer and the L/C Participants an amount in cash equal to such excess to be held as Cash Collateral as provided in Section 3.8.

(b)           Repayment of Loans Following Redetermination or Adjustment of Borrowing Base.

(i)            During a Borrowing Base Trigger Period, upon any redetermination of the Borrowing Base in accordance with Sections 2.14(b), 2.14(g) or 2.14(h), if the Total Exposure exceeds the redetermined Borrowing Base, then the Borrower shall, within 10 Business Days after its receipt of a New Borrowing Base Notice indicating such Borrowing Base Deficiency, inform the Administrative Agent of the Borrower’s election to: (A) within 30 days following such election prepay the Loans in an aggregate principal amount equal to such excess, (B) prepay Loans in six equal monthly installments, commencing on the 30th day following its receipt of such New Borrowing Base Notice with each payment being equal to 1/6th of the aggregate principal amount of such excess, (C) within 30 days following such election, provide additional Collateral in the form of additional Oil and Gas Properties not evaluated in the most recently delivered Reserve Report or other Collateral reasonably acceptable to the Administrative Agent having a Borrowing Base value (as proposed by the Administrative Agent and approved by the Required Revolving Lenders) sufficient, after giving effect to any other actions taken pursuant to this Section 5.2(b)(i) to eliminate any such excess or (D) undertake a combination of clauses (A), (B) and (C); provided that (1) if because of Letter of Credit Exposure, a Borrowing Base Deficiency remains after prepaying all of the Revolving Loans, the Borrower shall Cash Collateralize such Letters of Credit in an amount equal to such remaining Borrowing Base Deficiency as provided in Section 3.8 and

(2) with respect to each prepayment of Term Loans required under this Section 5.2(b)(i),  such prepayment shall be made if, and to the extent that, any excess remains after the Borrower prepays the Revolving Loans and Cash Collateralizes the Letters of Credit to the extent required under this Section 5.2(b)(i); provided further, that all payments required to be made pursuant to this Section 5.2(b)(i) must be made on or prior to the Termination Date.

(ii)           During a Borrowing Base Trigger Period, upon any adjustment to the Borrowing Base pursuant to Sections 2.14(e) or 2.14(f), if the Total Exposure exceeds the Borrowing Base, as adjusted, then the Borrower shall (A) prepay the Loans not later than one (1) Business Day after the Borrower receives the net proceeds from (1) the Disposition of Borrowing Base Properties, (2) the Disposition of Stock or Stock Equivalents in any Restricted Subsidiary owning Borrowing Base Properties, (3) the unwind, termination or off-set of any hedge position included in the Borrowing Base or (4) the issuance of such Senior Notes, as applicable, in an amount sufficient to eliminate such Borrowing Base Deficiency, as applicable, (B) if any excess remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, Cash Collateralize such excess as provided in Section 3.8; provided that with respect to each prepayment of Term Loans required under this Section 5.2(b)(ii), such prepayment shall be made if, and to the extent that, any excess remains after the Borrower prepays the Revolving Loans and Cash Collateralizes the Letters of Credit to the extent required under this Section 5.2(b)(ii); provided further that all payments required to be made pursuant to this clause must be made on or prior to the Termination Date.

(c)           Repayment of Loans on the Spinoff Transaction Deadline. If the Spinoff Transaction is not consummated by the Spinoff Transaction Deadline, then the Borrower shall, on the next Business Day, (i) prepay the Swingline Loans and, after all Swingline Loans have been paid in full, the remaining Loans on the Spinoff Transaction Deadline and (ii) if any excess remains after prepaying all of the Loans as a result of any Letter of Credit Exposure, pay to the Administrative Agent on behalf of the Letter of Credit Issuer and the L/C Participants an amount in cash equal to such excess to be held as Cash Collateral as provided in Section 3.8.

(d)           Application to Loans.  With respect to each prepayment of Loans elected under Section 5.1, the Borrower may designate (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) being repaid and (ii) the Loans to be prepaid (including whether such prepayment shall be applied to the Revolving Loans or the Term Loans).

provided that (A) each prepayment of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Loans and each prepayment of any Term Loans made pursuant to a Borrowing shall be applied in forward order of maturity among such Term Loans and (B) notwithstanding the provisions of the preceding clause (A), no prepayment of Loans shall be applied to the Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower.  In the absence of a designation by the Borrower under Section 5.2(d)(i), the Administrative Agent shall, subject to the above, make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.11.

(e)           LIBOR Interest Periods.  In lieu of making any payment pursuant to this Section 5.2 in respect of any LIBOR Loan, other than on the last day of the Interest Period therefor so long as no Event of Default shall have occurred and be continuing, the Borrower at its option may deposit, on behalf of the Borrower, with the Administrative Agent an amount equal to the amount of the LIBOR Loan to be prepaid and such LIBOR Loan shall be repaid on the last day of the Interest Period therefor in the required amount.  Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then customary rate for accounts of such type.  Such deposit shall constitute Cash Collateral for the

LIBOR Loans to be so prepaid; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 5.2.

5.3          Method and Place of Payment.

(a)           Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Letter of Credit Issuer or the Swingline Lender entitled thereto, as the case may be, not later than 2:00 p.m. (New York City time), in each case, on the date when due and shall be made in immediately available funds at the Administrative Agent’s Office or at such other office as the Administrative Agent shall specify for such purpose by notice to the Borrower; it being understood that written or facsimile notice by the Borrower to the Administrative Agent to make a payment from the funds in the Borrower’s account at the Administrative Agent’s Office shall constitute the making of such payment to the extent of such funds held in such account.  All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall be made in Dollars.  The Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by the Administrative Agent prior to 2:00 p.m. (New York City time) or, otherwise, on the next Business Day in the sole discretion of the Administrative Agent) like funds relating to the payment of principal or interest or fees ratably to the Lenders or the Letter of Credit Issuer, as applicable, entitled thereto.

(b)           For purposes of computing interest or fees, any payments under this Agreement that are made later than 2:00 p.m. (New York City time) shall be deemed to have been made on the next succeeding Business Day in the sole discretion of the Administrative Agent.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension.

5.4          Net Payments.

(a)           Any and all payments made by or on behalf of the Borrower or any Guarantor under this Agreement or any other Credit Document shall be made free and clear of, and without deduction or withholding for or on account of, any Indemnified Taxes or Other Taxes; provided that if the Borrower or any Guarantor or the Administrative Agent shall be required by applicable Requirements of Law to deduct or withhold any Taxes from such payments, then (i) the Borrower or such Guarantor or the Administrative Agent shall make such deductions or withholdings as are reasonably determined by the Borrower, such Guarantor or the Administrative Agent to be required by any applicable Requirement of Law, (ii) the Borrower, such Guarantor or the Administrative Agent, as applicable, shall timely pay the full amount deducted or withheld to the relevant Governmental Authority within the time allowed and in accordance with applicable Requirements of Law, and (iii) to the extent withholding or deduction is required to be made on account of Indemnified Taxes or Other Taxes, the sum payable by the Borrower or such Guarantor shall be increased as necessary so that after making all required deductions and withholdings (including deductions or withholdings applicable to additional sums payable under this Section 5.4) the Administrative Agent, any Letter of Credit Issuer or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions or withholdings been made.  Whenever any Indemnified Taxes or Other Taxes are payable by the Borrower or such Guarantor, as promptly as possible thereafter, the Borrower or Guarantor shall send to the Administrative Agent for its own account or for the account of such Letter of Credit Issuer or Lender, as the case may be, a certified copy of an official receipt (or other evidence acceptable to such Letter of Credit Issuer or Lender, acting reasonably) received by the Borrower or such Guarantor showing payment thereof.  After any payment of

Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, a copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(b)           The Borrower shall timely pay and shall indemnify and hold harmless the Administrative Agent and each Lender with regard to any Other Taxes (whether or not such Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority).

(c)           The Borrower shall indemnify and hold harmless the Administrative Agent and each Lender within 15 Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes imposed on the Administrative Agent or such Lender, as the case may be (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4), and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or the Administrative Agent (as applicable) on its own behalf or on behalf of a Lender shall be conclusive absent manifest error.

(d)           Each Lender shall deliver to the Borrower and the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law and such other reasonably requested information  as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.  In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than the documentation set forth in Section 5.4(e), (h) and (i)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(e)           Without limiting the generality of the foregoing, each Non-U.S. Lender with respect to any Loan made to the Borrower shall, to the extent it is legally entitled to do so:

(i)            deliver to the Borrower and the Administrative Agent, prior to the date on which the first payment to the Non-U.S. Lender is due hereunder, two copies of (A) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, United States Internal Revenue Service Form W-8BEN-E (or any applicable successor form) (together with a certificate representing that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Code, is not a 10% shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, is not a CFC related to the Borrower (within the meaning of Section 864(d)(4) of the Code) and the interest payments in question are not effectively connected with the United States trade or business conducted by such Lender), (B) Internal Revenue Service Form W-8BEN-E or Form W-8ECI (or any applicable successor form), in each case properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax on payments by the Borrower under this Agreement, (C) Internal Revenue Service Form W-8IMY (or any applicable successor form) and all necessary attachments (including the forms described in clauses (A) and (B) above, as required) or (D) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower to determine the withholding or deduction required to be made; and

(ii)           deliver to the Borrower and the Administrative Agent two further copies of any such form or certification (or any applicable successor form) on or before the date that any such form or certification expires or becomes obsolete or invalid, after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower, and from time to time thereafter if reasonably requested by the Borrower and the Administrative Agent;

unless in any such case any Change in Law has occurred prior to the date on which any such delivery would otherwise be required that renders any such form inapplicable or would prevent such Non-U.S. Lender from duly completing and delivering any such form with respect to it and such Non-U.S. Lender promptly so advises the Borrower and the Administrative Agent.  Each Person that shall become a Participant pursuant to Section 14.6 or a Lender pursuant to Section 14.6 shall, upon the effectiveness of the related transfer, be required to provide all the forms and statements required pursuant to this Section 5.4(e); provided that in the case of a Participant such Participant shall furnish all such required forms and statements to the Lender from which the related participation shall have been purchased.

(f)            If any Lender or the Administrative Agent, as applicable, determines, in its sole discretion, that it had received and retained a refund of an Indemnified Tax or Other Tax for which a payment has been made by the Borrower or any Guarantor pursuant to this Agreement or any other Credit Document, which refund in the good faith judgment of such Lender or the Administrative Agent, as the case may be, is attributable to such payment made by the Borrower or any Guarantor, then such Lender or the Administrative Agent, as the case may be, shall reimburse the Borrower or such Guarantor for such amount (net of all out-of-pocket expenses of such Lender or the Administrative Agent, as the case may be, and without interest other than any interest received thereon from the relevant Governmental Authority with respect to such refund) as such Lender or the Administrative Agent, as the case may be, determines in its sole discretion to be the proportion of the refund as will leave it, after such reimbursement, in no better or worse position (taking into account expenses or any taxes imposed on the refund) than it would have been in if the payment had not been required; provided that the Borrower or such Guarantor, upon the request of such Lender or the Administrative Agent, agrees to repay the amount paid over to the Borrower or such Guarantor (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender or the Administrative Agent in the event such Lender or the Administrative Agent is required to repay such refund to such Governmental Authority.  In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that it deems confidential).  Each Lender and the Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim.  No Lender nor the Administrative Agent shall be obliged to make available its tax returns (or any other information relating to its taxes that it deems confidential) to any Credit Party in connection with this clause (f) or any other provision of this Section 5.4.

(g)           If the Borrower determines that a reasonable basis exists for contesting a Tax, each Lender or the Administrative Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in challenging such Tax.  The Borrower shall indemnify and hold each Lender and the Administrative Agent harmless against any out-of-pocket expenses incurred by such Person in connection with any request made by the Borrower pursuant to this Section 5.4(g).  Nothing in this Section 5.4(g) shall obligate any Lender or the Administrative Agent to take any action that such Person, in its sole judgment, determines may result in a material detriment to such Person.

(h)           The Administrative Agent and each Lender that is a United States person under Section 7701(a)(30) of the Code (each, a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent two Internal Revenue Service Forms W-9 (or substitute or successor form), properly completed and duly executed, certifying that such Person is exempt from United States federal backup withholding (i) on or prior to the Funding Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before the date that such form expires or becomes obsolete or invalid, (iii) after the occurrence of a change in Person’s circumstances requiring a change in the most recent form previously delivered by it to the Borrower and the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent.

(i)            If a payment made to any Lender or the Administrative Agent under this Agreement or any other Credit Document would be subject to U.S. federal withholding tax imposed by FATCA if such Person were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Person shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine that such Person has or has not complied with such Person’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment.  Solely for purposes of this Section 5.4(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(j)            For the avoidance of doubt, for purposes of this Section 5.4, the term “Lender” includes any Letter of Credit Issuer and any Swingline Lender

(k)           The agreements in this Section 5.4 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

5.5          Computations of Interest and Fees.

(a)           Except as provided in the next succeeding sentence, Interest on LIBOR Loans and ABR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed.  Interest on ABR Loans in respect of which the rate of interest is calculated on the basis of the Administrative Agent’s prime rate and interest on overdue interest shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b)           Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6          Limit on Rate of Interest.

(a)           No Payment Shall Exceed Lawful Rate.  Notwithstanding any other term of this Agreement, the Borrower shall not be obligated to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect to any of the Obligations in excess of the amount or rate permitted under or consistent with any applicable law, rule or regulation.

(b)           Payment at Highest Lawful Rate.  If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable laws, rules and regulations.

(c)           Adjustment if Any Payment Exceeds Lawful Rate.  If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower or any other Credit Party to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable Requirement of Law, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable Requirements of Law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8.

(d)           Rebate of Excess Interest.  Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable Requirement of Law, then the Borrower shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

ARTICLE VI
CONDITIONS PRECEDENT TO EFFECTIVENESS

This Agreement shall be effective upon the satisfaction of the following conditions precedent:

6.1          Executed Credit Agreement.  The Administrative Agent shall have received (including by facsimile or other electronic means) this Agreement, executed and delivered by a duly Authorized Officer of the Borrower, the Administrative Agent, each Lender (including the Swingline Lenders) and each Letter of Credit Issuer; provided that none of the Schedules shall be required to be attached to this Agreement on the Effective Date other than Schedule 1.1(a), Schedule 1.1(b), Schedule 1.1(c), Schedule 11.8 and Schedule 14.2.

6.2          Secretary’s Certificate of the Borrower.  The Administrative Agent shall have received, in form and substance reasonably satisfactory to the Administrative Agent, certificates of the secretary or an assistant secretary of the Borrower containing specimen signatures of the Persons authorized to execute Credit Documents to which the Borrower is a party or any other documents provided for herein or therein, together with (a) a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors Borrower (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of this Agreement (and any agreements relating thereto) to which it is a party and (ii) the extensions of credit contemplated hereunder and (b) true and complete copies of each of the organizational documents of the Borrower as of the Effective Date.

6.3          Good Standing Certificate of the Borrower.  The Administrative Agent shall have received a certificate of good standing (or the equivalent) from the appropriate governing agency of the Borrower’s jurisdiction of organization.

The Administrative Agent (or at the Administrative Agent’s direction, its counsel) shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

ARTICLE VII
CONDITIONS PRECEDENT TO INITIAL BORROWING

The obligation of each Revolving Lender to advance the initial Revolving Loans hereunder, of each Term Loan Lender to advance Term Loans hereunder, of the Swingline Lenders to advance the initial Swingline Loan and of the Letter of Credit Issuer to issue its initial Letter of Credit hereunder, is subject to satisfaction (or waiver in accordance with Section 14.1) of the following conditions precedent:

7.1          Certain Credit Documents.  The Administrative Agent shall have received:

(a)           the Guarantee, executed and delivered by a duly Authorized Officer of each Person that is a Guarantor as of the Funding Date and the Guarantee shall be in full force and effect as of the Funding Date;

(b)           a promissory note executed by the Borrower in favor of each Lender that has requested a promissory note; and

(c)           the Schedules to this Agreement not attached hereto on the Effective Date in form and substance reasonably satisfactory to the Administrative Agent and the Lenders.

7.2          Legal Opinions.  The Administrative Agent shall have received the executed legal opinion of Vinson & Elkins LLP, counsel to the Borrower in form and substance reasonably satisfactory to the Administrative Agent.  The Borrower, the other Credit Parties and the Administrative Agent hereby instruct such counsel to deliver such legal opinion.

7.3          Closing Certificates.  The Administrative Agent shall have received a certificate of the Credit Parties, dated the Funding Date, substantially in the form of Exhibit G, with appropriate insertions, executed by the President or any Vice President and the Secretary or any Assistant Secretary of each Credit Party, and attaching the documents referred to in Section 7.4.

7.4          Authorization of Proceedings of Each Credit Party; Organizational Documents.  The Administrative Agent shall have received (a) a copy of the resolutions, in form and substance reasonably satisfactory to the Administrative Agent, of the board of directors or managers of each Credit Party (or a duly authorized committee thereof) authorizing (i) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (ii) in the case of the Borrower, the extensions of credit contemplated hereunder and (b) true and complete copies of each of the organizational documents of each Person that is a Credit Party as of the Funding Date.

7.5          Fees.  All fees required to be paid on the Funding Date pursuant to any fee letter previously agreed in writing between the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners and the Borrower and reasonable out-of-pocket expenses required to be paid on the Funding Date pursuant to any commitment letter in respect of the Commitments as agreed in writing between the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners and the Borrower, to the extent invoiced at least three Business Days prior to the Funding Date (except as otherwise reasonably agreed by the Borrower), shall, upon the initial Borrowings hereunder, have been, or will be substantially simultaneously, paid.

7.6          Patriot Act.  The Administrative Agent and the Joint Bookrunners shall have received all documentation and other information about the Borrower and the Guarantors as shall have been reasonably requested in writing by the Administrative Agent or the Joint Bookrunners at least seven calendar days prior to the Funding Date and as is mutually agreed to be required by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.

7.7          Historical Financial Statements.  The Joint Lead Arrangers shall have received true, correct and complete copies of the Historical Financial Statements.

7.8          Insurance.  The Administrative Agent shall have received copies of insurance certificates evidencing the insurance required to be maintained by the Borrower and its Subsidiaries pursuant to Section 10.3.

7.9          Solvency Certificate.  A solvency certificate from the chief financial officer or controller (or other financial officer) of the Borrower, dated as of the Funding Date, setting forth the conclusion that (after giving effect to the consummation of the Transactions), the Borrower, on a consolidated basis with its Restricted Subsidiaries, is Solvent.

7.10        Uniform Commercial Code Searches. Appropriate Uniform Commercial Code search results in respect of the Credit Parties, as may be reasonably requested by the Administrative Agent, from Delaware and any other relevant jurisdiction, reflecting no prior Liens encumbering the properties of any Credit Party, other than those which shall be released prior to or contemporaneously with the Funding Date and Permitted Liens.

7.11        Material Indebtedness.  After giving effect to the initial Borrowing and any repayments of Indebtedness made substantially concurrently with the initial Borrowing, neither the Borrower nor any of its Restricted Subsidiaries shall have any material Indebtedness for borrowed money other than Indebtedness arising under the Credit Documents and up to $5,500,000,000 of senior unsecured notes with maturities outside the Maturity Date with any existing Indebtedness for borrowed money other than the foregoing having been paid in full, any commitments associated with such Indebtedness terminated and all liens and security interests securing such Indebtedness released.

The Administrative Agent (or at the Administrative Agent’s direction, its counsel) shall notify the Borrower and the Lenders of the Funding Date, and such notice shall be conclusive and binding.  Notwithstanding the foregoing, the obligations of the Lenders to make Loans, the Swingline Lenders to make Swingline Loans and of the Letter of Credit Issuer  to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 14.1) at or prior to 2:00 p.m., New York City time, on January 31, 2015 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

ARTICLE VIII
CONDITIONS PRECEDENT TO ALL CREDIT EVENTS

The agreement of each Lender to make any Loan requested to be made by it on any date (excluding Mandatory Borrowings and Loans required to be made by the Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4), and the obligation of the Letter of Credit Issuer to issue Letters of Credit on any date, is subject to the satisfaction of the following conditions precedent:

8.1          No Default; Representations and Warranties.  At the time of each Credit Event and also after giving effect thereto  (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be, to the knowledge of an Authorized Officer of the Borrower and its Restricted Subsidiaries, true and correct in all material respects (unless such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case they are true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (unless such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case they are true and correct in all respects) as of such earlier date).

8.2          Notice of Borrowing.

(a)           Prior to the making of each Loan (other than any Loan made pursuant to Section 3.4(a)) and each Swingline Loan, the Administrative Agent shall have received a Notice of Borrowing (whether in writing or by telephone) meeting the requirements of Section 2.3(a).

(b)           Prior to the issuance of each Letter of Credit, the Administrative Agent and the Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders that all the applicable conditions specified in Article VIII above have been satisfied as of that time.

ARTICLE IX
REPRESENTATIONS, WARRANTIES AND AGREEMENTS

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower makes, on the Funding Date and on each other date as required or otherwise set forth in this Agreement, the following representations and warranties to, and agreements with, the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

9.1          Corporate Status.  Each of the Borrower and each Restricted Subsidiary (a) is a duly organized and validly existing corporation or other entity in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or other organizational power and authority to own its property and assets and to transact the business in which it is engaged, (c) has duly qualified and is authorized to do business and is in good standing in all jurisdictions where it is required to be so qualified, and (d) is in compliance with all Requirements of Law, except in each case referred to in clauses (b), (c) and (d), where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

9.2          Corporate Power and Authority; Enforceability.  Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party.  Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Credit Party enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law).

9.3          No Violation.  None of the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party or the compliance with the terms and provisions thereof will (a) contravene any material applicable provision of any material Requirement of Law, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents) pursuant to the terms of any indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) except to the extent such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws or other organizational documents of such Credit Party or any of the Restricted Subsidiaries.

9.4          Litigation.  Except as set forth on Schedule 9.4, as of the Funding Date, (a) there are no actions, suits or proceedings pending or, to the knowledge of an Authorized Officer of the Borrower, threatened with respect to the Borrower or any of its Restricted Subsidiaries and (b) the Borrower has not received any written notice of Environmental Claims from a Governmental Authority, that, in each case, would reasonably be expected to result in a Material Adverse Effect.

9.5          Margin Regulations.  Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, Regulation U or Regulation X of the Board. The Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying margin stock.

9.6          Governmental Approvals.  The execution, delivery and performance of each Credit Document do not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority, except for (a) such as have been obtained or made and are in full force and effect, (b) filings and recordings in respect of the Liens created pursuant to the Security Documents and (c) such consents, approvals, registrations, filings or actions the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

9.7          Investment Company Act.  No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

9.8          True and Complete Disclosure.

(a)           None of the written factual information and written data (taken as a whole) furnished by or on behalf of the Borrower, any of the Subsidiaries or any of their respective authorized representatives to the Administrative Agent, any Joint Lead Arranger, any Joint Bookrunner and/or any Lender on or before the Funding Date (including all such information and data contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time (after giving effect to all supplements so furnished prior to such time, including all information set forth in the Form 10-12B of the Borrower as filed with the SEC from time to time) in light of the circumstances under which such information or data was furnished; it being understood and agreed that for purposes of this

Section 9.8(a), such factual information and data shall not include pro forma financial information, projections or estimates (including financial estimates, forecasts and other forward-looking information) and information of a general economic or general industry nature.

(b)           The projections (including financial estimates, forecasts and other forward-looking information) contained in the information and data referred to in Section 9.8(a) were based on good faith estimates and assumptions believed by the Borrower to be reasonable at the time made; it being recognized by the Administrative Agent and the Lenders that such projections are as to future events and are not to be viewed as facts, the projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and the Subsidiaries, that no assurance can be given that any particular projections will be realized and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

9.9          Financial Condition; Financial Statements.

(a)           On the Funding Date, the Historical Financial Statements present fairly in all material respects the combined consolidated financial position of the Borrower and the combined consolidated Subsidiaries at the dates of such information and for the period covered thereby and have been prepared in accordance with GAAP consistently applied except to the extent provided in the notes thereto, if any, subject, in the case of the unaudited financial information, to changes resulting from audit, normal year end audit adjustments and to the absence of footnotes.

(b)           On the Funding Date, neither the Borrower nor any Restricted Subsidiary has any material Indebtedness (including Disqualified Stock) other than the Senior Notes, any material guarantee obligations, contingent liabilities other than liabilities created under the OPC Related Transactions, off balance sheet liabilities, partnership liabilities for taxes or unusual forward or long-term commitments that, in each case, are not reflected or provided for in the Historical Financial Statements, except as would not reasonably be expected to have a Material Adverse Effect.

(c)           Since the date of the financial statements most recently delivered pursuant to Section 10.1(a), and only with respect to the Funding Date, since December 31, 2013, to the actual knowledge of any Authorized Officer of the Borrower, there has been no Material Adverse Effect.

9.10        Tax Matters.  Except where the failure of which would not be reasonably expected to have a Material Adverse Effect, (a) each of the Borrower and the Subsidiaries has filed all federal income tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid all material taxes payable by it that have become due, other than those (i) not yet delinquent or (ii) being contested in good faith by appropriate proceedings and as to which adequate reserves have been provided to the extent required by and in accordance with GAAP and (b) to the extent then due and payable, the Borrower and each of the Subsidiaries have paid, or have provided adequate reserves (in the good faith judgment of management of the Borrower or such Subsidiary) in accordance with GAAP for the payment of, all federal, state, provincial and foreign taxes applicable for the current fiscal year to the Funding Date.

9.11        Compliance with ERISA.

(a)           Each Plan is in compliance with ERISA, the Code and any applicable Requirement of Law; no Reportable Event has occurred (or is reasonably likely to occur) with respect to any Plan; each Plan has satisfied the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, and there has been no determination that any such Plan is, or is expected to be, in “at risk” status (within the meaning of Section 4010(d)(2) of ERISA); none of the Borrower or any ERISA Affiliate has incurred (or is reasonably likely to incur) any liability to or on account of a Plan or a Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code or has been notified in writing that it will incur any liability under any of the foregoing Sections with respect to any Plan or Multiemployer Plan; no proceedings have been instituted to terminate or to reorganize any Plan or to appoint a trustee to administer any Plan, and no written notice of any such proceedings has been given to the Borrower or any ERISA Affiliate; no Multiemployer Plan is insolvent or in reorganization, and no written notice of any such insolvency or reorganization has been given to the Borrower or any ERISA Affiliate; and no lien imposed under the Code or ERISA on the assets of the Borrower or any ERISA Affiliate exists (or is reasonably likely to exist) nor has the Borrower or any ERISA Affiliate been notified in writing that such a lien will be imposed on the assets of the Borrower or any ERISA Affiliate on account of any Plan or a Multiemployer Plan, except to the extent that a breach of any of the representations, warranties or agreements in this Section 9.11(a) would not result, individually or in the aggregate, in an amount of liability that would be reasonably likely to have a Material Adverse Effect.  No Plan has an Unfunded Current Liability that would, individually or when taken together with any other liabilities referenced in this Section 9.11(a), be reasonably likely to have a Material Adverse Effect.  With respect to Multiemployer Plans, the representations and warranties in this Section 9.11(a), other than any made with respect to liability under Section 4201 or 4204 of ERISA, are made to the knowledge of the Borrower.

(b)           All Foreign Plans are in compliance with, and have been established, administered and operated in accordance with, the terms of such Foreign Plans and applicable law, except for any failure to so comply, establish, administer or operate the Foreign Plans as would not reasonably be expected to have a Material Adverse Effect.  All contributions or other payments which are due with respect to each Foreign Plan have been made in full and there are no funding deficiencies thereunder, except to the extent any such events would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.12        Subsidiaries.  Schedule 9.12 lists each Subsidiary of the Borrower (and the direct and indirect ownership interest of the Borrower therein), in each case existing on the Funding Date (after giving effect to the Transactions).  Each Guarantor, Material Subsidiary and Unrestricted Subsidiary as of the Funding Date has been so designated on Schedule 9.12.

9.13        Environmental Laws.

(a)           On the Funding Date, except as would not reasonably be expected to have a Material Adverse Effect as of the Funding Date:  (i) the Borrower and each of the Subsidiaries and all Oil and Gas Properties are in compliance with all applicable Environmental Laws; (ii) neither the Borrower nor any Subsidiary has received written notice of any Environmental Claim or any other liability under any applicable Environmental Law; (iii) neither the Borrower nor any Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any applicable Environmental Law at any location; and (iv) there has been no release or, to the knowledge of any Authorized Officer of the Borrower, threatened release of any Hazardous Materials at, on or under any Oil and Gas Properties currently owned or leased by the Borrower or any of its Subsidiaries.

(b)           On the Funding Date, except as would not reasonably be expected to have a Material Adverse Effect as of the Funding Date, neither the Borrower nor any of the Subsidiaries has treated, stored, transported, released or disposed or arranged for disposal or transport for disposal of Hazardous Materials at, on, under or from any currently or formerly owned or leased Oil and Gas

Properties or facility in a manner that would reasonably be expected to give rise to liability of the Borrower or any Subsidiary under any applicable Environmental Law.

9.14        Properties.

(a)           Each Credit Party has good and defensible title to its material Oil and Gas Properties and good title to its material personal properties (in each case, subject to any Permitted Liens which are permitted to attach thereto) and owns such Oil and Gas Properties, in each case, free and clear of all Liens other than Liens permitted by Section 11.2.  With respect to any Reserve Report delivered after a Borrowing Base Trigger Event, after giving full effect to the Liens permitted by Section 11.2, the Borrower or the Restricted Subsidiary specified as the owner owns the working interests and net revenue interests attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such property in an amount in excess of the working interest of each property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such property.

(b)           All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, except to the extent that any such failure to be valid or subsisting would not reasonably be expected to have a Material Adverse Effect.

(c)           The rights and properties presently owned, leased or licensed by the Credit Parties including all easements and rights of way, include all rights and properties necessary to permit the Credit Parties to conduct their respective businesses as currently conducted, except to the extent any failure to have any such rights or properties would not reasonably be expected to have a Material Adverse Effect.

(d)           All of the properties of the Borrower and the Restricted Subsidiaries that are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except to the extent any failure to satisfy the foregoing would reasonably be expected to have a Material Adverse Effect.

9.15        Solvency.  The Borrower, on a consolidated basis with its Restricted Subsidiaries, is Solvent.

9.16        Insurance.  The properties of the Borrower and the Restricted Subsidiaries are insured in the manner contemplated by Section 10.3.

9.17        Hedge Agreements.  As of the Funding Date, the Hedge Agreements of the Credit Parties are in compliance with Section 11.10.

9.18        Patriot Act.  On the Funding Date, each Credit Party is in compliance in all material respects with the material provisions of the Patriot Act, and the Borrower has provided to the Administrative Agent and the Lenders all information related to the Credit Parties (including but not limited to names, addresses and tax identification numbers (if applicable)) reasonably requested in writing by the Administrative Agent and the Lenders and mutually agreed to be required by the Patriot Act to be obtained by the Administrative Agent or any Lender.

9.19        Liens Under the Security Documents.  During a Borrowing Base Trigger Period, upon the execution and delivery of the Security Documents in accordance herewith, and where appropriate the filing and recordation thereof with the appropriate filing or recording officers in each of the necessary jurisdictions, the Liens granted and to be granted by any Credit Party to the Administrative Agent, will constitute validly created, perfected and first priority Liens, provided that Liens permitted under Section 11.2 may exist on such assets and; provided further that no intention to subordinate the first priority Lien of the Administrative Agent and the Secured Parties pursuant to the Security Documents is to be hereby implied or expressed by the permitted existence of such Permitted Liens.

9.20        No Default.  On the Funding Date, no Credit Party is in default under or with respect to any Contractual Requirement that would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Credit Document.  Each of the Borrower and each Restricted Subsidiary is in compliance in all material respects with the Requirements of Law applicable to it or to its properties, except in such instances in which (a) such Requirement of Law is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

9.21        Direct Benefit.  The initial Borrowing hereunder and all additional Borrowings are for the direct benefit of the Borrower and its Restricted Subsidiaries.  The Borrower and its Restricted Subsidiaries shall engage as an integrated group in the business of oil and gas exploration, production and related activities and other legal business purposes, and any benefits to the Borrower and its Restricted Subsidiaries is a benefit to all of them, both directly or indirectly, inasmuch as the successful operation and condition of the Borrower and its Restricted Subsidiaries is partially dependent upon the continued successful performance of the functions of the integrated group as a whole.

9.22        Anti-Corruption Laws and Sanctions.  The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and its directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Authorized Officers of the Borrower, its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in the Borrower being designated as a Sanctioned Person.  None of (a) the Borrower, any of its Subsidiaries or to the knowledge of the Authorized Officers of the Borrower or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Authorized Officers of the Borrower any agent of the Borrower or any of its Subsidiaries that will act in any capacity in connection with or benefit from the Facilities, is a Sanctioned Person.  No Borrowing or Letter of Credit, use of proceeds or other Transactions will violate Anti-Corruption Laws or applicable Sanctions.

9.23        Pari Passu or Priority Status. Neither the Borrower nor any other Credit Party has taken any action which would cause the claims of unsecured creditors of the Borrower or of any other Credit Party, as the case may be (other than claims of such creditors to the extent that they are statutorily preferred or Permitted Liens), to have priority over the claims of the Administrative Agent and the Secured Parties against the Borrower and such other Credit Party under this Agreement or the other Credit Documents.

ARTICLE X
AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Funding Date and thereafter, until the Total Commitment and each Letter of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to the Letter of Credit Issuer following the termination of the Total Commitment) and the Loans, the Swingline Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred hereunder (other than Hedge Obligations under Secured Hedge Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations not then due and payable), are paid in full:

10.1        Information Covenants.  The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a)           Annual Financial Statements.  As soon as available and in any event within five (5) Business Days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 90 days after the end of each such fiscal year), the audited consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such fiscal year, and the related consolidated statements of operations, shareholders’ equity and cash flows for such fiscal year, setting forth comparative consolidated figures for the preceding fiscal years (or, in lieu of such audited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation, reflecting such financial information for the Borrower and the Restricted Subsidiaries, on the one hand, and the Borrower and the Subsidiaries, on the other hand), all in reasonable detail and prepared in accordance with GAAP, and, except with respect to such reconciliation, certified by independent certified public accountants of recognized national standing whose opinion shall not be materially qualified with a “going concern” or like qualification or exception (other than with respect to, or resulting from, (x) the occurrence of the Maturity Date within one year from the date such opinion is delivered or (y) any potential inability to satisfy the Financial Performance Covenants on a future date or in a future period), together in any event with a certificate of such accounting firm stating that in the course of either (i) its regular audit of the business of the Borrower and its consolidated Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards or (ii) performing certain other procedures permitted by professional standards, such accounting firm has obtained no knowledge of any Event of Default relating to the Financial Performance Covenants that has occurred and is continuing or, if in the opinion of such accounting firm such an Event of Default has occurred and is continuing, a statement as to the nature thereof.

(b)           Quarterly Financial Statements.  As soon as available and in any event within five (5) Business Days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the first three quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 60 days after the end of each such quarterly accounting period), the consolidated balance sheets of the Borrower and the Subsidiaries and, if different, the Borrower and the Restricted Subsidiaries, in each case as at the end of such quarterly period and the related consolidated statements of operations, shareholders’ equity and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and setting forth comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the prior fiscal year (or, in lieu of such unaudited financial statements of the Borrower and the Restricted Subsidiaries, a detailed reconciliation reflecting such financial information for the Borrower and the Restricted Subsidiaries, on

the one hand, and the Borrower and the Subsidiaries, on the other hand), all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations, shareholders’ equity and cash flows, of the Borrower and its consolidated Subsidiaries in accordance with GAAP, subject to changes resulting from audit and normal year-end audit adjustments and the absence of footnotes.

(c)           Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Section 10.1(a) and (b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, which certificate shall set forth (i) the calculations required to establish whether the Borrower and its Restricted Subsidiaries were in compliance with the Financial Performance Covenants as at the end of such fiscal year or period, as the case may be and (ii) a specification of any change in the identity of the Restricted Subsidiaries, Material Subsidiaries, Guarantors and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries, Material Subsidiaries, Guarantors and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Funding Date or the most recent fiscal year or period, as the case may be.

(d)           Notice of Default; Litigation.  Promptly after an Authorized Officer of the Borrower obtains actual knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation or governmental proceeding pending against the Borrower or any of the Subsidiaries for which it would reasonably be expected that an adverse determination is probable, and that such determination would result in a Material Adverse Effect.

(e)           Environmental Matters.  Promptly after an Authorized Officer of the Borrower obtains written notice of any Governmental Authority of any one or more of the following environmental matters, unless such environmental matters would not, individually, or when aggregated with all other such matters, be reasonably expected to result in a Material Adverse Effect, notice of:

(i)            any pending or threatened Environmental Claim against any Credit Party or any Oil and Gas Properties;

(ii)           any condition or occurrence on any Oil and Gas Properties that (A) would reasonably be expected to result in noncompliance by any Credit Party with any applicable Environmental Law or (B) would reasonably be anticipated to form the basis of an Environmental Claim against any Credit Party or any Oil and Gas Properties;

(iii)          any condition or occurrence on any Oil and Gas Properties that would reasonably be anticipated to cause such Oil and Gas Properties to be subject to any restrictions on the ownership, occupancy, use or transferability of such Oil and Gas Properties under any Environmental Law; and

(iv)          the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, release or threatened release of any Hazardous Material on, at, under or from any Oil and Gas Properties.

All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the response thereto.

(f)            Other Information.  (i) Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8), (ii) copies of all financial statements, proxy statements, notices and reports that the Borrower or any of the Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of the Subsidiaries, in each case in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and (iii) with reasonable promptness, but subject to the limitations set forth in the last sentences of Section 10.2(a) and Section 14.6, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time.

Documents required to be delivered pursuant to Sections 10.1(a) and (b) and Section 10.1(f) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 14.2, (ii) on which such documents are transmitted by electronic mail to the Administrative Agent or (iii) on which such documents are filed of record with the SEC; provided that the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents (except that no such notice shall be required to the extent such documents are filed on record with the SEC).  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the certificates required by Section 10.1(c) to the Administrative Agent.  Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of such documents from the Administrative Agent and maintaining its copies of such documents.

10.2        Books, Records and Inspections.

(a)           The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent or the Majority Lenders (as accompanied by the Administrative Agent) to visit and inspect any of the properties or assets of the Borrower or such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, upon reasonable advance notice to the Borrower, all at such reasonable times and intervals during normal business hours and to such reasonable extent as the Administrative Agent or the Majority Lenders may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default (i) only the Administrative Agent on behalf of the Majority Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 10.2, and (ii) only one such visit shall be at the Borrower’s expense; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its representatives or independent contractors) or any representative of the Majority Lenders may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance notice.  The Administrative Agent and the Majority Lenders shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.  Notwithstanding anything to the contrary in Section 10.1(f)(iii) or this Section 10.2, neither the Borrower nor any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by any Requirement of Law or any binding agreement or (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product.

(b)           The Borrower will, and will cause each of the Restricted Subsidiaries to, maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of the Borrower or such Restricted Subsidiary, as the case may be.

10.3        Maintenance of Insurance.  The Borrower will, and will cause each Restricted Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business; and will furnish to the Administrative Agent, upon written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried; provided that prior to the Spinoff Date, all such insurance may be carried, at the Borrower’s option, by OPC for the benefit of the Borrower and the Restricted Subsidiaries.  During any Borrowing Base Trigger Period (and only during any Borrowing Base Trigger Period), the Secured Parties shall be the additional insureds on any such liability insurance as their interests may appear and, if casualty insurance is obtained, the Administrative Agent shall be the additional loss payee under any such casualty insurance; provided that, so long as no Event of Default has occurred and is then continuing, the Secured Parties will provide any proceeds of such casualty insurance to the Borrower to the extent that the Borrower undertakes to apply such proceeds to the reconstruction, replacement or repair of the property insured thereby.  During any Borrowing Base Trigger Period (and only during any Borrowing Base Trigger Period), all policies of insurance required by the terms of this Agreement or any Security Document shall provide that each insurer shall endeavor to give at least 30 days’ prior written notice to the Administrative Agent of any cancellation of such insurance (or at least 10 days’ prior written notice in the case of cancellation of such insurance due to non-payment of premiums).

10.4        Payment of Taxes.  The Borrower will pay and discharge, and will cause each of the Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any properties belonging to it, prior to the date on which material penalties attach thereto, and all lawful material claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a material Lien upon any properties of the Borrower or any of the Restricted Subsidiaries; provided that neither the Borrower nor any of the Subsidiaries shall be required to pay or discharge any such tax, assessment, charge, levy or claim that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto to the extent required by, and in accordance with, GAAP or the failure to pay or discharge would not reasonably be expected to result in a Material Adverse Effect.

10.5        Consolidated Corporate Franchises.  The Borrower will do, and will cause each Restricted Subsidiary to do, or cause to be done, all things necessary to preserve and keep in full force and effect its existence, corporate rights and authority, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Restricted Subsidiaries may consummate any transaction permitted under Section 11.3, 11.4 or 11.5.

10.6        Compliance with Statutes, Regulations, Etc.  The Borrower will, and will cause each Restricted Subsidiary to, comply with all Requirements of Law applicable to it or its property, including all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, in each case except where the failure to do so would not reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

10.7        ERISA.

(a)           Promptly after the Borrower or any ERISA Affiliate knows or has reason to know of the occurrence of any of the following events that, individually or in the aggregate (including in the aggregate such events previously disclosed or exempt from disclosure hereunder, to the extent the liability therefor remains outstanding), would be reasonably likely to have a Material Adverse Effect, the Borrower will deliver to the Administrative Agent a certificate of an Authorized Officer or any other senior officer of the Borrower setting forth details as to such occurrence and the action, if any, that the Borrower or such ERISA Affiliate is required or proposes to take, together with any notices (required, proposed or otherwise) given to or filed with or by the Borrower, such ERISA Affiliate, the PBGC, a Plan participant (other than notices relating to an individual participant’s benefits) or the Plan administrator with respect thereto:  that a Reportable Event has occurred; that an application is to be made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code with respect to a Plan; that a Plan having an Unfunded Current Liability has been or is to be terminated, or a Multiemployer Plan is to be reorganized, partitioned or declared insolvent, under Title IV of ERISA (including the giving of written notice thereof); that a Plan has an Unfunded Current Liability that has or will result in a lien under ERISA or the Code; that a proceeding has been instituted against the Borrower or an ERISA Affiliate pursuant to Section 515 of ERISA to collect a delinquent contribution to a Multiemployer Plan; that the PBGC has notified the Borrower or any ERISA Affiliate of its intention to appoint a trustee to administer any Plan; that the Borrower or any ERISA Affiliate has failed to make a required installment or other payment pursuant to Section 412 of the Code with respect to a Plan; or that the Borrower or any ERISA Affiliate has incurred or will incur (or has been notified in writing that it will incur) any liability (including any contingent or secondary liability) to or on account of a Plan or a Multiemployer Plan pursuant to Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code.

(b)           Promptly following any request therefor, the Borrower will deliver to the Administrative Agent copies of (i) any documents described in Section 101(k) of ERISA that the Borrower and any of its Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l) of ERISA that the Borrower and any of its Subsidiaries or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrower, any of its Subsidiaries or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrower, the applicable Subsidiary(ies) or the ERISA Affiliate(s) shall promptly, following a request from the Administrative Agent, make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof.

10.8        Maintenance of Properties.  The Borrower will, and will cause each of the Restricted Subsidiaries to, except in each case where the failure to so comply would not reasonably be expected to result in a Material Adverse Effect:

(a)           operate its Oil and Gas Properties and other material properties or cause such Oil and Gas Properties and other material properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable Contractual Requirements and all applicable Requirements of Law, including applicable proration requirements and applicable Environmental Laws, and all applicable Requirements of Law of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom;

(b)           keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material properties, including all equipment, machinery and facilities; and

(c)           to the extent a Credit Party is not the operator of any property, the Borrower shall use reasonable efforts to cause the operator to comply with this Section 10.8.

10.9        [Reserved].

10.10      Additional Guarantors, Grantors and Collateral.

(a)           Subject to any applicable limitations set forth in the Security Documents or the Pledge Agreement, upon the occurrence and during the continuation of a Borrowing Base Trigger Period, as soon as practicable using commercially reasonable efforts (and executing and delivering each Security Document as it may become available), but in any event within sixty (60) days (or such longer period as the Administrative Agent shall agree) of the first day of such Borrowing Base Trigger Period (the “Borrowing Base Trigger Date”), the Borrower will execute and cause its Material Subsidiaries to execute: (i) the Pledge Agreement, (ii) the Security Agreement and (iii) any Mortgages such that after giving effect thereto the Borrower will meet the Collateral Requirements.

(b)           Subject to any applicable limitations set forth in the Guarantee or the Security Documents, the Borrower will cause (i) any direct or indirect Material Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Funding Date (including pursuant to a Permitted Acquisition), (ii) each Domestic Subsidiary that would be included in clause (ii) of the definition of “Guarantors” other than for the fact that such Subsidiary is not then a party to the Guarantee and (iii) any direct or indirect Domestic Subsidiary of the Borrower that ceases to be an Excluded Subsidiary, in each case within 60 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree in its reasonable discretion) to execute a supplement to each of the Guarantee, and during a Borrowing Base Trigger Period, the Security Agreement and the Pledge Agreement, in each case, in order to become a Guarantor under the Guarantee, a grantor under the Security Agreement and a pledgor under the Pledge Agreement.

(c)           During a Borrowing Base Trigger Period, subject to any applicable limitations set forth in the Pledge Agreement, the Borrower will pledge, and, if applicable, will cause each other Subsidiary Guarantor (or Person required to become a Subsidiary Guarantor pursuant to Section 10.10(b)) to pledge, to the Administrative Agent, for the benefit of the Secured Parties all of the Stock (other than any Excluded Stock) of each Subsidiary owned by the Borrower or any Subsidiary Guarantor (or Person required to become a Guarantor pursuant to Section 10.10(b)).

(d)           During a Borrowing Base Trigger Period, subject to any applicable limitations set forth in the Guarantee or the Security Documents, the Borrower will deliver to the Administrative Agent for filing, registration or recording all documents and instruments, including Uniform Commercial Code or other applicable personal property and financing statements, reasonably requested by the Administrative Agent to be filed, registered or recorded to create or continue, as applicable, the Liens intended to be created by any Security Document and perfect such Liens to the extent required by, and with the priority required by, such Security Document to the Administrative Agent and none of the Collateral shall be subject to any other pledges, security interests or mortgages, except for Liens permitted under Section 11.2.  Notwithstanding the foregoing, Borrower will not be required to take any action to perfect a Lien on any of its or the Subsidiaries’ personal property unless perfection may be accomplished by (A) the filing of a Uniform Commercial Code financing statement in Borrower’s or a Subsidiary’s respective jurisdiction of formation or in the case of as-extracted collateral and goods that are or are to become fixtures or collateral in connection with a Mortgage, the filing of a financing statement filed as a fixture filing or as a financing statement covering such property in the county in which such collateral or fixtures are located, (B) delivery of certificates representing pledged Stock or Stock Equivalents consisting of certificated securities together with appropriate endorsements or transfer powers and (C) granting the Administrative Agent “control” (within the meaning of the relevant Uniform Commercial Code) over any pledged Stock or Stock Equivalents consisting of uncertificated securities.

10.11      Use of Proceeds.

(a)           The Borrower will use the proceeds of the Loans (i) to pay Transaction Expenses, (ii) to make Restricted Payments permitted to be made hereunder, (iii) to finance the acquisition, development and exploration of Oil and Gas Properties, (iv) to redeem, defease, prepay or repay Indebtedness permitted to be incurred hereunder, including any fees, premiums and expenses associated therewith and (v) for working capital, capital expenditures and other general corporate purposes of the Borrower and its Subsidiaries.

(b)           The Borrower will use Letters of Credit for general corporate purposes and to support deposits required under purchase agreements pursuant to which the Borrower or its Subsidiaries may acquire Oil and Gas Properties and other assets.

(c)           The Borrower shall not request any Borrowing or Letter of Credit, and the Borrower shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use the proceeds of any Borrowing or Letter of Credit (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (c) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

10.12      Further Assurances.  During a Borrowing Base Trigger Period:

(a)           Subject to the applicable limitations set forth in Section 10.10 and the Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture, filings, assignments of as-extracted collateral, mortgages, deeds of trust and other documents) that may be required under any applicable Requirements of Law, or that the Administrative Agent or the Majority Lenders may reasonably request, in order to grant, preserve, protect and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.

(b)                                 Notwithstanding anything herein to the contrary, if the Administrative Agent and the Borrower reasonably determine in writing that the cost of creating or perfecting any Lien on any property is excessive in relation to the benefits afforded to the Lenders thereby, then such property may be excluded from the Collateral for all purposes of the Credit Documents.

10.13                 Reserve Reports.

(a)                                 If the Borrower’s Credit Rating is not at least Ba2 from Moody’s and BB from S&P, on or before April 1st of each year, the Borrower shall furnish to the Administrative Agent a Reserve Report evaluating, as of the immediately preceding December 31st, the Proved Reserves of the Borrower and the Credit Parties located within the geographic boundaries of the United States of America (or the Outer Continental Shelf adjacent to the United States of America) that the Borrower desires to have included in any calculation of the Borrowing Base.  Each Reserve Report will, at the Borrower’s option, be either (i) prepared by an independent petroleum engineering firm reasonably acceptable to the Administrative Agent or (ii) prepared by or under the supervision of the Borrower’s chief engineer and audited or subject to a process review by an independent petroleum engineering firm reasonably acceptable to the Administrative Agent.  To the extent the Borrower elects to have such Reserve Report prepared internally and audited or made subject to a process review by an independent petroleum engineer, such audit or process review shall be acceptable so long as the aggregate of the oil and gas volumes audited or reviewed in such Reserve Report (1) equals or exceeds 20% of the aggregate volumes evaluated in such Reserve Report and (2) when aggregated with all of the other oil and gas volumes audited or reviewed by an independent petroleum engineer over the prior five years, equals or exceeds 80% of the aggregate volumes evaluated in such Reserve Report.

(b)                                 Upon a Borrowing Base Trigger Event or in the event of an Interim Redetermination, the Borrower shall furnish to the Administrative Agent a Reserve Report prepared by one or more Approved Petroleum Engineers or by or under the supervision of the chief engineer of the Borrower or by the Borrower.  For any Interim Redetermination pursuant to Section 2.14(b) or any determination of the Borrowing Base upon a Borrowing Base Trigger Event pursuant to Section 2.14(l), the Borrower shall provide such Reserve Report as soon as possible, but in any event (i) no later than ninety (90) days following the receipt of a request for an Interim Redetermination with respect to a request on or prior to December 31, 2015 and (ii) no later than sixty (60) days following the receipt of a request for an Interim Redetermination with respect to a request after December 31, 2015, in each case with an “as of” date as of the most recent month ending prior to the request.

(c)                                  During a Borrowing Base Trigger Period, on or before the date of delivery to the Administrative Agent of each Reserve Report required by Section 10.13(a), the Borrower will use commercially reasonable efforts to deliver, if requested by the Administrative Agent, title information consistent with usual and customary standards for the geographic regions in which the Borrowing Base Properties are located, taking into account the size, scope and number of leases and wells of the Borrower and its Restricted Subsidiaries, provided that with respect to any Oil and Gas Properties for which title information reasonably acceptable to the Administrative Agent was provided prior to the Funding Date, the Borrower shall be under no obligation to provide additional title information during a Borrowing Base Trigger Period.  Notwithstanding anything in this Agreement to the contrary, the sole remedy of the Administrative Agent and the Lenders with respect to the Borrower’s failure to comply with this Section 10.13(c) shall be the remedy set forth in Section 2.14(g).

10.14                 Commodity Exchange Act Keepwell Provisions.  The Borrower hereby guarantees the payment and performance of all Obligations of each Credit Party (other than Borrower) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each Credit Party (other than the Borrower) in order for such Credit Party to honor its obligations under the Guarantee including obligations with respect to Hedge Agreements (provided, however, that the Borrower shall only be liable under this Section 10.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.14, or otherwise under this Agreement or any Credit Document, as it relates to such other Credit Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).  The obligations of the Borrower under this Section 10.14  shall remain in full force and effect until all Obligations are paid in full to the Lenders, the Administrative Agent and all other Secured Parties, and all of the  Commitments are terminated. The Borrower intends that this Section 10.14  constitute, and this Section 10.14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Credit Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI
NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that on the Funding Date and thereafter, until the Total Commitment and each Letter of Credit have terminated (unless such Letters of Credit have been collateralized on terms and conditions reasonably satisfactory to the Letter of Credit Issuer following the termination of the Total Commitment) and the Loans, the Swingline Loans and Unpaid Drawings, together with interest, fees and all other Obligations incurred hereunder (other than Hedge Obligations under Secured Hedge Agreements, Cash Management Obligations under Secured Cash Management Agreements or contingent indemnification obligations not then due and payable), are paid in full (and, in each case, subject to the Borrower’s right to determine which exception will apply, in the case of any particular transaction that may be permitted under more than one exception, and in any event, with no exception limiting any other exception):

11.1                        Limitation on Indebtedness.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Indebtedness other than the following:

(a)                                 Indebtedness arising under the Credit Documents;

(b)                                 Indebtedness (including Guarantee Obligations thereunder) in respect of the Senior Notes and any fees, underwriting discounts, premiums and other costs and expenses incurred in connection with the foregoing and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(c)                                  Intercompany loans and advances made by the Borrower to any Restricted Subsidiary or made by any Restricted Subsidiary to the Borrower or its Restricted Subsidiaries so long as such Indebtedness is evidenced by an intercompany note and subject to subordination terms acceptable to the Administrative Agent, to the extent permitted by Requirements of Law and not giving rise to material adverse tax consequences;

(d)                                 Indebtedness in respect of any bankers’ acceptance, bank guarantees, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business (including in respect of workers compensation claims, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement-type obligations regarding workers compensation claims);

(e)                                  subject to compliance with Section 11.5, Guarantee Obligations incurred by (i) Restricted Subsidiaries in respect of Indebtedness of the Borrower or other Restricted Subsidiaries that is permitted to be incurred under this Agreement (except that a Restricted Subsidiary that is not a Credit Party may not, by virtue of this Section 11.1(e) guarantee Indebtedness that such Restricted Subsidiary could not otherwise incur under this Section 11.1) and (ii) the Borrower in respect of Indebtedness of Restricted Subsidiaries that is permitted to be incurred under this Agreement; provided that (A) if the Indebtedness being guaranteed under this Section 11.1(e) is subordinated to the Obligations, such Guarantee Obligations shall be subordinated to the Guarantee of the Obligations on terms at least as favorable to the Lenders as those contained in the subordination of such Indebtedness and (B) no guarantee by any Restricted Subsidiary of any Permitted Additional Debt (or Indebtedness under clause (b) above) shall be permitted unless such Restricted Subsidiary shall have also provided a guarantee of the Obligations substantially on the terms set forth in the Guarantee;

(f)                                   Guarantee Obligations (i) incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors, licensees or sublicensees or (ii) otherwise constituting Investments permitted by Sections 11.5(b)(iv), (viii), (xv), (xvi) and (xvii);

(g)                                  (i) Indebtedness (including Indebtedness arising under Capital Leases) incurred within 270 days of, or assumed in connection with, the acquisition, construction, lease, repair, replacement, expansion or improvement of fixed or capital assets to finance the acquisition, construction, lease, repair, replacement expansion, or improvement of such fixed or capital assets; (ii) Indebtedness arising under Capital Leases, other than (A) Capital Leases in effect on the Funding Date and (B) Capital Leases entered into pursuant to subclause (i) above (provided that, in the case of each of the foregoing subclauses (i) and (ii), the Borrower shall be in compliance on a pro forma basis after giving effect to the incurrence of such Indebtedness with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such incurrence had occurred on the first day of such Test Period); and (iii) any Permitted Refinancing Indebtedness issued or incurred to Refinance any such Indebtedness;

(h)                                 Indebtedness outstanding on the Funding Date listed on Schedule 11.1 and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(i)                                     (i) Indebtedness of a Person or Indebtedness attaching to the assets of a Person that, in either case, becomes a Restricted Subsidiary (or is a Restricted Subsidiary that survives a merger with such Person or any of its Subsidiaries) or Indebtedness attaching to the assets that are acquired by the Borrower or any Restricted Subsidiary, in each case after the Funding Date as the result of a Permitted Acquisition; provided that:

(A)                               such Indebtedness existed at the time such Person became a Restricted Subsidiary or at the time such assets were acquired and, in each case, was not created in anticipation thereof,

(B)                               such Indebtedness is not guaranteed in any respect by the Borrower or any Restricted Subsidiary (other than any such Person that so becomes a Restricted Subsidiary or is the survivor of a merger with such Person or any of its Subsidiaries),

(C)                               (1) the Stock of such Person is pledged to the Administrative Agent to the extent required under Section 10.10(c) and (2) such Person executes a supplement to each of the Guarantee, the Security Agreement and the Pledge Agreement, in each case to the extent required under Section 10.10; provided that the assets covered by such pledges and security interests may, to the extent permitted by Section 11.2, equally and ratably secure such Indebtedness assumed with the Secured Parties subject to intercreditor arrangements in form and substance reasonably satisfactory to the Administrative Agent; provided, further, that the requirements of this clause (C) shall not apply to any Indebtedness of the type that could have been incurred under Section 11.1(g), and

(D)                               after giving effect to the assumption of any such Indebtedness, to such acquisition and to any related pro forma adjustment, the Borrower shall be in compliance on a pro forma basis with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such assumption and acquisition had occurred on the first day of such Test Period;

(ii)                                  any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(j)                                    (i) Indebtedness incurred to finance a Permitted Acquisition; provided that:

(A)                               (1) the Stock of the Person acquired is pledged to the Administrative Agent to the extent required under Section 10.10(c) and (2) such Person executes a supplement to each of the Guarantee, the Security Agreement and the Pledge Agreement and delivers any other Security Documents, in each case, to the extent required under Section 10.10;

(B)                               after giving effect to the incurrence of any such Indebtedness, to such acquisition and to any related pro forma adjustment, the Borrower shall be in compliance on a pro forma  basis with the Financial Performance Covenants, as such covenant are recomputed as at the last day of the most recently ended Test Period as if such incurrence and acquisition had occurred on the first day of such Test Period;

(C)                               the maturity of such Indebtedness is not earlier than, and no mandatory repayment or redemption (other than customary change of control or asset sale offers or upon any event of default) is required prior to, 91 days after the Maturity Date (determined at the time of issuance or incurrence); and

(D)                               such Indebtedness is not guaranteed in any respect by the Borrower or any Subsidiary Guarantor except to the extent permitted under Section 11.5;

(ii)                                  any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(k)                                 Indebtedness consisting of secured financings by a Foreign Subsidiary in which no Credit Party’s assets are used to secure such Indebtedness;

(l)                                     Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations not in connection with money borrowed, in each case provided in the ordinary course of business or consistent with past practice, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice;

(m)                             Cash Management Obligations, Cash Management Services and other Indebtedness in respect of netting services, automatic clearing house arrangements, employees’ credit or purchase cards, overdraft protections and similar arrangements in each case incurred in the ordinary course of business;

(n)                                 Indebtedness incurred in the ordinary course of business in respect of obligations of the Borrower or any Restricted Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services;

(o)                               Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations (including earn-outs), in each case entered into in connection with the Spinoff Transaction and the OPC Related Transactions, Permitted Acquisitions, other Investments and the Disposition of any business, assets or Stock permitted hereunder;

(p)                                 Indebtedness of the Borrower or any Restricted Subsidiary consisting of (i) obligations to pay insurance premiums or (ii) obligations contained in firm transportation or supply agreements or other take or pay contracts, in each case arising in the ordinary course of business;

(q)                                 Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Borrower (or, to the extent such work is done for the Borrower or its Subsidiaries, any direct or indirect parent thereof) and the Restricted Subsidiaries incurred in the ordinary course of business;

(r)                                    Indebtedness consisting of promissory notes issued by the Borrower or any Guarantor to current or former officers, managers, consultants, directors and employees (or their respective spouses, former spouses, successors, executors, administrators, heirs, legatees or distributees) to finance the purchase or redemption of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) permitted by Section 11.6;

(s)                                   Indebtedness consisting of obligations of the Borrower and the Restricted Subsidiaries under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions, Permitted Acquisitions or any other Investment permitted hereunder;

(t)                                    Indebtedness associated with bonds or surety obligations required by Requirements of Law or by Governmental Authorities in connection with the operation of Oil and Gas Properties in the ordinary course of business;

(u)                                 Indebtedness consisting of the undischarged balance of any Production Payment, subject to adjustment of the Borrowing Base as set forth in Section 2.14(e) to the extent required under Section 11.4(a)(ii);

(v)                                 Indebtedness of any Restricted Subsidiary that is not a Guarantor provided that the aggregate principal amount of Indebtedness outstanding at any time pursuant to this clause (v) shall not at the time of incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, exceed 15% of Consolidated Total Assets (measured as of the date such Indebtedness is incurred based upon the financial statements most recently available prior to such date);

(w)                             during (i) an Investment Grade Period, other Indebtedness and (ii) during a Borrowing Base Trigger Period, Indebtedness in respect of Permitted Additional Debt; provided, in each case, that after giving effect to the incurrence of any such Indebtedness, the Borrower shall be in compliance on a pro forma basis with the Financial Performance Covenants as each such covenant is recomputed as of the last day of the most recently ended Test Period as if such incurrence had occurred on the first day of such Test Period and any Permitted Refinancing Indebtedness issued or incurred to Refinance such Indebtedness;

(x)                                 during a Borrowing Base Trigger Period, other Indebtedness so long as the aggregate principal amount of such Indebtedness at the time of the incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, does not exceed the greater of $200,000,000 and 1.50% of Consolidated Total Assets (measured, in each case, as of the date such Indebtedness is incurred based upon the financial statements most recently available prior to such date); and

(y)                                 all premiums (if any), interest (including post-petition interest), fees, expenses, charges, and additional or contingent interest on obligations described in clauses (a) through (x) above.

11.2                        Limitation on Liens.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired, except:

(a)                                 Liens arising under the Credit Documents to secure the Obligations (including Liens contemplated by Section 3.8);

(b)                                 Permitted Liens;

(c)                                Liens (including liens arising under Capital Leases to secure Capital Lease Obligations) securing Indebtedness permitted pursuant to Section 11.1(g); provided that such Liens attach concurrently with or within 270 days after the acquisition, lease, repair, replacement, construction, expansion or improvement (as applicable) being financed with such Indebtedness, (ii) other than the property financed by such Indebtedness, such Liens do not at any time encumber any property, except for replacements thereof and accessions and additions to such property and the proceeds and the products thereof and customary security deposits and (iii) with respect to Capital Leases, such Liens do not at any time extend to or cover any assets (except for accessions and additions to such assets, replacements and products thereof and customary security deposits) other than the assets subject to such Capital Leases; provided that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(d)                               Liens existing on the Funding Date; provided that any Lien securing Indebtedness in excess of (i) $5,000,000 individually or (ii) $10,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (d) that are not listed on Schedule 11.2) shall only be permitted to the extent such Lien is listed on Schedule 11.2;

(e)                                (i) the modification, replacement, extension or renewal of any Lien permitted by clauses (a), (b), (c), (d), (f), (i), (s) and (w) of this Section 11.2 upon or in the same assets theretofore subject to such Lien or upon or in after-acquired property that is (A) affixed or incorporated into the property covered by such Lien, (B) in the case of Liens permitted by clauses (f) and (s), subject to a Lien securing Indebtedness permitted under Section 11.1, the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the proceeds and products thereof or (ii) during a Borrowing Base Trigger Period, Liens securing Indebtedness incurred in replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor except to the extent otherwise permitted hereunder) of secured

Indebtedness, to the extent the replacement, extension or renewal of the Indebtedness secured thereby is permitted by Section 11.1;

(f)                                   during a Borrowing Base Trigger Period, Liens existing on the assets of any Person that becomes a Subsidiary, or existing on assets acquired, pursuant to a Permitted Acquisition to the extent the Liens on such assets secure Indebtedness permitted by Section 11.1(i); provided that such Liens attach at all times only to the same assets that such Liens (or upon or in after-acquired property that is (i) affixed or incorporated into the property covered by such Lien, (ii) after-acquired property subject to a Lien securing Indebtedness permitted under Section 11.1(i), the terms of which Indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (iii) the proceeds and products thereof) attached to, and secure only, the same Indebtedness or obligations (or any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness permitted by Section 11.1) that such Liens secured, immediately prior to such Permitted Acquisition;

(g)                                  during a Borrowing Base Trigger Period, Liens placed upon the Stock and Stock Equivalents of any Person that becomes a Restricted Subsidiary pursuant to a Permitted Acquisition, or the assets of such a Restricted Subsidiary, in each case, to secure Indebtedness incurred pursuant to Section 11.1(j); provided that such Liens attach at all times only to the Stock and Stock Equivalents or assets so acquired;

(h)                                 Liens securing Indebtedness or other obligations (i) of the Borrower or a Restricted Subsidiary in favor of a Credit Party and (ii) of any Restricted Subsidiary that is not a Credit Party in favor of any Restricted Subsidiary that is not a Credit Party;

(i)                                     Liens (i) of a collecting bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business and (iii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);

(j)                                    Liens (i) on cash advances in favor of the seller of any property to be acquired in an Investment permitted pursuant to Section 11.5 to be applied against the purchase price for such Investment, and (ii) consisting of an agreement to Dispose of any property in a transaction permitted under Section 11.4, in each case, solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(k)                                 Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale or purchase of goods entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business permitted by this Agreement;

(l)                                   Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 11.5;

(m)                             Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and approved by the Borrower’s board of directors;

(n)                                 Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance or incurrence of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(o)                                 Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(p)                                 Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(q)                                 Liens in respect of Production Payments, subject to adjustment of the Borrowing Base as set forth in Section 2.14(e) to the extent required under Section 11.4(a)(ii);

(r)                                    the prior right of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(s)                                   agreements to subordinate any interest of the Borrower or any Restricted Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Borrower or any Restricted Subsidiary pursuant to an agreement entered into in the ordinary course of business;

(t)                                    Liens on Stock in a joint venture that does not constitute a Restricted Subsidiary securing obligations of such joint venture so long as the assets of such joint venture do not constitute Collateral;

(u)                                 Liens securing any Indebtedness permitted by Section 11.1(k);

(v)                                 Liens arising pursuant to Section 107(l) of CERCLA, or other Environmental Law, unless such Lien  (i) by action of the lienholder, or by operation of law, takes priority over any Liens arising under the Credit Documents on the property upon which it is a Lien, and (ii) relates to a liability of the Borrower or any Restricted Subsidiary that is reasonably likely to exceed $30,000,000;

(w)                               during a Borrowing Base Trigger Period, Liens on any property of the Borrower or any Restricted Subsidiary, other than property or assets securing the Obligations or any Borrowing Base Properties, to secure Indebtedness and obligations of the Borrower or such Restricted Subsidiary under Hedge Agreements permitted under Section 11.10 with counterparties other than a Hedge Bank;

(x)                                 Liens arising from judgments or decrees in circumstances not constituting an Event of Default under Section 12.9; and

(y)                                 additional Liens so long as the aggregate principal amount of the obligations secured thereby at the time of the incurrence thereof and after giving pro forma effect thereto and the use of proceeds thereof, does not exceed (i) during an Investment Grade Period, 15% of Consolidated Total Assets and (ii) during a Borrowing Base Trigger Period, and only with respect to Liens on property not constituting Borrowing Base Properties, the greater of $200,000,000 and 1.50% of Consolidated Total Assets (measured, in each case, as of the date such Lien or the obligations secured is incurred based upon the financial statements most recently available prior to such date).

11.3                        Limitation on Fundamental Changes.  Except as permitted by Sections 11.4 or 11.5, the Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of, all or substantially all its business units, assets or other properties, except that:

(a)                                 any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (i) the Borrower shall be the continuing or surviving Person or, in the case of a merger, amalgamation or consolidation with or into the Borrower, the Person formed by or surviving any such merger, amalgamation or consolidation (if other than the Borrower) shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof (the Borrower or such Person, as the case may be, being herein referred to as the “Successor Borrower”), (ii) the Successor Borrower (if other than the Borrower) shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (iii) no Borrowing Base Deficiency, Default or Event of Default has occurred and is continuing at the date of such merger, amalgamation or consolidation or would result from such consummation of such merger, amalgamation or consolidation, and (iv) if such merger, amalgamation or consolidation involves the Borrower and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Subsidiary of the Borrower (A) the Successor Borrower shall be in compliance, on a pro forma basis after giving effect to such merger, amalgamation or consolidation, with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period, (B) each Guarantor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Guarantee confirmed that its Guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (C) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation or unless the Successor Borrower is the Borrower, shall have by a supplement to the Credit Documents confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (D) each mortgagor of a Mortgaged Property, unless it is the other party to such merger or consolidation or unless the Successor Borrower is the Borrower, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement, (E) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any supplements to the Credit Documents preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Documents, (F) if reasonably requested by the Administrative Agent, an opinion of counsel shall be required to be provided to the effect that such merger, amalgamation or consolidation does not violate this Agreement or any other Credit Document; provided, further, that if the foregoing are satisfied, the Successor Borrower (if other than the Borrower) will succeed to, and be substituted for, the Borrower under this Agreement and (G) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 11.5;

(b)                                 any Subsidiary of the Borrower or any other Person (other than the Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall take all steps necessary to cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Guarantor) shall execute a supplement to the Guarantee, the Security Agreement, the Pledge Agreement and any applicable Mortgage, each in form and substance reasonably satisfactory to the Administrative Agent in order for the surviving Person to become a Guarantor and pledgor, mortgagor and grantor of Collateral for the benefit of the Secured Parties, (iii) no Borrowing Base Deficiency, Default or Event of Default has occurred and is continuing on the date of such merger, amalgamation or consolidation or would result from the consummation of such merger, amalgamation or consolidation and (iv) if such merger, amalgamation or consolidation involves a Subsidiary and a Person that, prior to the consummation of such merger, amalgamation or consolidation, is not a Restricted Subsidiary of the Borrower, (A) the Borrower shall be in compliance, on a pro forma basis after giving effect to such merger, amalgamation or consolidation, with the Financial Performance Covenants, as such covenants are recomputed as at the last day of the most recently ended Test Period under such Section as if such merger, amalgamation or consolidation had occurred on the first day of such Test Period, (B) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and such supplements to any Credit Document preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the Security Agreement and (C) such merger, amalgamation or consolidation shall comply with all the conditions set forth in the definition of the term “Permitted Acquisition” or is otherwise permitted under Section 11.5;

(c)                                  any Restricted Subsidiary that is not a Guarantor may (i) merge, amalgamate or consolidate with or into any other Restricted Subsidiary and (ii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower, a Guarantor or any other Restricted Subsidiary of the Borrower;

(d)                                 any Subsidiary Guarantor may (i) merge, amalgamate or consolidate with or into any other Subsidiary Guarantor, (ii) merge, amalgamate or consolidate with or into any other Subsidiary which is not a Guarantor or Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to any other Subsidiary that is not a Guarantor; provided that if such Subsidiary Guarantor is not the surviving entity, such merger, amalgamation or consolidation shall be deemed to be, and any such Disposition shall be, an “Investment” and subject to the limitations set forth in Section 11.5 and (iii) Dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Guarantor;

(e)                                  any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (ii) to the extent such Restricted Subsidiary is a Credit Party, any assets or business of such Restricted Subsidiary not otherwise Disposed of or transferred in accordance with Section 11.4 or 11.5, in the case of any such business, discontinued, shall be transferred to, or otherwise owned or conducted by, a Credit Party after giving effect to such liquidation or dissolution; and

(f)                                   to the extent that no Borrowing Base Deficiency, Default or Event of Default would result from the consummation of such Disposition, the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation or Disposition, the purpose of which is to effect a Disposition permitted pursuant to Section 11.4.

11.4                        Limitation on Sale of Assets.

(a)                                 During a Borrowing Base Trigger Period, the Borrower will not, and will not permit any of the Restricted Subsidiaries to, (x) convey, sell, lease, sell and leaseback, assign, farm-out, transfer or otherwise dispose (each of the foregoing a “Disposition”) of any of its property, business or assets (including receivables and leasehold interests), whether now owned or hereafter acquired or (y) sell to any Person (other than the Borrower or a Guarantor) any shares owned by it of any Restricted Subsidiary’s Stock and Stock Equivalents, except that:

(i)                                     the Borrower and the Restricted Subsidiaries may Dispose of (i) inventory and other goods held for sale, including Hydrocarbons, obsolete, worn out, used or surplus equipment, vehicles and other assets (other than accounts receivable) in the ordinary course of business (including equipment that is no longer necessary for the business of the Borrower or its Restricted Subsidiaries or is replaced by equipment of at least comparable value and use), (ii) Permitted Investments, and (iii) assets for the purposes of community and public outreach, including, without limitation, charitable contributions and similar gifts, funding of or participation in trade, business and technical associations, and political contributions made in accordance with applicable Requirements of Law, to the extent such assets are not material to the ability of the Borrower and its Restricted Subsidiaries, taken as a whole, to conduct its business in the ordinary course;

(ii)                                  the Borrower and the Restricted Subsidiaries may Dispose of any Oil and Gas Properties or any interest therein or the Stock or Stock Equivalents of any Restricted Subsidiary owning Oil and Gas Properties (and including, but without limitation, Dispositions pursuant to the OPC Related Transactions, Dispositions in respect of Production Payments, Royalty Trusts, sale leaseback transactions and in connection with net profits interests, operating agreements, farm-ins, joint exploration and development agreements and other agreements customary in the oil and gas industry for the purpose of developing such Oil and Gas Properties); provided that such Disposition is for Fair Market Value; provided, further, that if such Disposition of Oil and Gas Properties or of any Stock or Stock Equivalents of any Restricted Subsidiary owning Oil and Gas Properties involves Borrowing Base Properties included in the most recently delivered Reserve Report and the aggregate PV-9 (calculated at the time of such Disposition) of all such Borrowing Base Properties Disposed, when aggregated with the Hedge PV (as calculated at the time of any such termination or creation of off-setting positions) of terminated and/or offsetting positions (after taking into account any other Hedge Agreement, executed contemporaneously with the taking of such actions), since the later of (i) the last Scheduled Redetermination Date and (ii) the last adjustment of the Borrowing Base made pursuant to Section 2.14(e) exceeds 10% of the then-effective Borrowing Base, then no later than two Business Days’ after the date of consummation of any such Disposition, the Borrower shall provide notice to the Administrative Agent of such Disposition and the Borrowing Base Properties so Disposed and the Borrowing Base shall be adjusted in accordance with the provisions of Section 2.14(e); provided, further, that to the extent that the Borrower is notified by the Administrative Agent that a Borrowing Base Deficiency could result from an adjustment to the Borrowing Base resulting from such Disposition, after the consummation of such Disposition(s), the Borrower shall have received net cash proceeds, or shall have cash on hand, sufficient to eliminate any such potential Borrowing Base Deficiency;

(iii)                               the Borrower and the Restricted Subsidiaries may Dispose of property or assets to the Borrower or to a Restricted Subsidiary; provided that if the transferor of such property is a Credit Party (i) the transferee thereof must either be a Credit Party or (ii) such transaction is permitted under Section 11.5;

(iv)                              the Borrower and any Restricted Subsidiary may effect any transaction permitted by Section 11.3, 11.5 or 11.6;

(v)                                 the Borrower and the Restricted Subsidiaries may lease, sublease, license or sublicense (on a non-exclusive basis with respect to any intellectual property) real, personal or intellectual property in the ordinary course of business;

(vi)                              Dispositions constituting like-kind exchanges (including reverse like-kind exchanges) of Borrowing Base Properties to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are applied to the purchase price of such replacement property, in each case under Section 1031 of the Code or otherwise, and (iii) after giving effect to such Disposition, the difference between (x) the Borrowing Base in effect immediately prior to such Disposition minus (y) the PV-9 (calculated at the time of such Disposition) of the Borrowing Base Properties Disposed of since the later of (i) the last Scheduled Redetermination Date and (ii) the last adjustment of the Borrowing Base made pursuant to Section 2.14(e) exceeds the Revolving Loan Limit in effect immediately prior to such Disposition;

(vii)                           Dispositions of Hydrocarbon Interests to which no Proved Reserves are attributable and farm-outs of undeveloped acreage to which no Proved Reserves are attributable and assignments in connection with such farm-outs;

(viii)                        Dispositions of Investments in joint ventures (regardless of the form of legal entity) to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements to the extent the same would be permitted under Section 11.5(b)(viii);

(ix)                              Dispositions listed on Schedule 11.4 (“Scheduled Dispositions”);

(x)                                 transfers of property subject to a (i) Casualty Event or in connection with any condemnation proceeding with respect to Collateral upon receipt of the net cash proceeds of such Casualty Event or condemnation proceeding or (ii) in connection with any Casualty Event or any condemnation proceeding, in each case with respect to property that does not constitute Collateral;

(xi)                              Dispositions of accounts receivable (i) in connection with the collection or compromise thereof or (ii) to the extent the proceeds thereof are used to prepay any Loans then outstanding;

(xii)                           the unwinding, terminating and/or offsetting of any Hedge Agreement (subject to the terms of Section 2.14(e)); provided, that if the Hedge PV of the unwound, terminated and/or offsetting positions (as calculated at the time of any such unwind, termination or creation of off-setting positions, after taking into account any other Hedge Agreement, executed contemporaneously with the taking of such actions) when aggregated with the aggregate PV-9 of all Borrowing Base Properties Disposed (calculated at the time of such Disposition) included in the most recently delivered Reserve Report, since the later of (i) the last Scheduled Redetermination Date and (ii) the last adjustment of the Borrowing Base made pursuant to Section 2.14(e), exceeds 10% of the then-effective Borrowing Base, then no later than two Business Days’ after the date of consummation of any unwinding, terminating and/or offsetting of any Hedge Agreement, the Borrower shall provide notice to the Administrative Agent of such unwinding, terminating and/or offsetting of any Hedge Agreement and the Borrowing Base shall be adjusted in accordance with the provisions of Section 2.14(e); provided, further, that to the extent that the Borrower is notified by the Administrative Agent that a Borrowing Base Deficiency could result from an adjustment to the Borrowing Base resulting from such unwinding, terminating and/or offsetting of any Hedge Agreement, after the consummation of such unwinding, terminating and/or offsetting of any Hedge Agreement, the Borrower shall have received net cash proceeds, or shall have cash on hand, sufficient to eliminate any such potential Borrowing Base Deficiency;

(xiii)                        Dispositions of Oil and Gas Properties and other assets not included in the Borrowing Base; and

(xiv)                       Disposition of any asset between or among the Borrower and/or its Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to clauses (i) through (xiii) above.

(b)                                 On any date during an Investment Grade Period, the Borrower will not, and will not permit any of the Restricted Subsidiaries to, make any Disposition, unless after giving pro forma effect to such Disposition (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower shall be in compliance with the Financial Performance Covenants on a pro forma basis after giving effect to such Disposition, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such Disposition had occurred on the first day of such Test Period.

11.5                        Limitation on Investments.

(a)                                 During an Investment Grade Period:

(i)                                     the Borrower will not, and will not permit any of its Restricted Subsidiaries to, make or hold Investments in Unrestricted Subsidiaries, except that the Borrower or any Restricted Subsidiary may make and hold an Investment in any Unrestricted Subsidiary (in each case valued at the Fair Market Value (determined by the Borrower acting in good faith) of such Investment at the time each such Investment is made) so long as after giving pro forma effect to such Investment (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) the Borrower shall be in compliance with the Financial Performance Covenants on a pro forma basis after giving effect to such Investment, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such Investment had occurred on the first day of such Test Period;

(ii)                                  neither the Borrower nor any Restricted Subsidiary may guarantee or otherwise become liable in respect of any Indebtedness or other obligations of, grant any Lien on any of its property to secure any Indebtedness of or other obligation of, or provide any other form of credit support to, any Unrestricted Subsidiary; and

(iii)                               no Unrestricted Subsidiary may, directly or indirectly, make any Investment in the Borrower or any Restricted Subsidiary.

(b)                                 During a Borrowing Base Trigger Period, the Borrower will not, and will not permit any of the Restricted Subsidiaries, to make any Investment except:

(i)                                     extensions of trade credit and purchases of assets and services (including purchases of inventory, supplies and materials) in the ordinary course of business;

(ii)                                  Investments in assets that constituted Permitted Investments at the time such Investments were made;

(iii)                               loans and advances to officers, directors, employees and consultants of the Borrower (or any direct or indirect parent thereof) or any of its Restricted Subsidiaries (i) for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes (including employee payroll advances), (ii) in connection with such Person’s purchase of Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof; provided that, to the extent such loans and advances are made in cash, the amount of such loans and advances used to acquire such Stock or Stock Equivalents shall be contributed to the Borrower in cash) and (iii) for purposes not described in the foregoing subclauses (i) and (ii); provided that the aggregate principal amount outstanding pursuant to subclause (iii) shall not exceed $20,000,000;

(iv)                              (A) Investments existing on, or made pursuant to legally binding written commitments in existence on, the Funding Date as set forth on Schedule 11.5, (B) Investments existing on the Funding Date of the Borrower or any Subsidiary in any other Subsidiary and (C) any extensions, renewals or reinvestments thereof, so long as the amount of any Investment made pursuant to this clause (iv) is not increased at any time above the amount of such Investment set forth on Schedule 11.5;

(v)                                 Investments received in connection with the bankruptcy or reorganization of suppliers or customers and in settlement of delinquent obligations of, and other disputes with, customers arising in the ordinary course of business or upon foreclosure with respect to any secured Investment or other transfer of title with respect to any secured Investment;

(vi)                              Investments to the extent that payment for such Investments is made with Stock or Stock Equivalents (other than Disqualified Stock not otherwise permitted by Section 11.1) of the Borrower (or any direct or indirect parent thereof);

(vii)                           Investments made after the Funding Date in Unrestricted Subsidiaries in each case valued at the Fair Market Value (determined by the Borrower acting in good faith) of such Investment at the time each such Investment is made, in an aggregate amount that, at the time each such Investment is made, would not exceed 10% of the then-effective Borrowing Base; provided that no Event of Default shall then exist and, to the extent such Investment is made in the form of a transfer of assets other than cash or Permitted Investments, the Borrower shall be in compliance with the Financial Performance Covenants on a pro forma basis after giving effect to such Investment, as such covenants are recomputed as at the last day of the most recently ended Test Period as if such Investment had occurred on the first day of such Test Period;

(viii)                        Investments (including but not limited to (A) Permitted Acquisitions and (B) Investments in respect of Royalty Trusts and master limited partnerships), in each case valued at the Fair Market Value (determined by the Borrower acting in good faith) of such Investment at the time each such Investment is made, in an aggregate amount pursuant to this Section 11.5(b)(viii) that, at the time each such Investment is made, would not exceed the sum of (a) the greater of (1) $125,000,000 and (2) 1.25% of Consolidated Total Assets (measured as of the date such Investment is made based upon the financial statements most recently available prior to such date) plus (b) the Applicable Equity Amount at such time plus (c) to the extent not otherwise included in the determination of the Applicable Equity Amount, an amount equal to any repayments, interest, returns, profits, distributions, income and similar amounts actually received in cash in respect of any such Investment (which amount shall not exceed the amount of such Investment valued at the Fair Market Value of such Investment at the time such Investment was made); provided that the foregoing limits shall not apply during the period in which, and Investments may be made pursuant to this Section 11.5(b)(viii) without limit at any such time during which, after giving pro forma effect to the making of any such Investment, (1) no Event of Default shall have occurred and be continuing and (2) Liquidity is not less than 10% of the then-effective Revolving Loan Limit (on a pro forma basis after giving effect to such Investment); provided, further, that intercompany current liabilities incurred in the ordinary course of business and consistent with past practices, in connection with the cash management operations of the Borrower and the Subsidiaries shall not be included in calculating any limitations in this paragraph at any time;

(ix)                              Investments constituting non-cash proceeds of Dispositions of assets to the extent such Disposition is permitted by Section 11.4;

(x)                                 Investments made to repurchase or retire Stock or Stock Equivalents of the Borrower or any direct or indirect parent thereof owned by any employee or any stock ownership plan or key employee stock ownership plan of the Borrower (or any direct or indirect parent thereof);

(xi)                              loans and advances to any direct or indirect parent of the Borrower in lieu of, and not in excess of the amount of, Restricted Payments to the extent permitted to be made to such parent in accordance with Section 11.6;

(xii)                           Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and other credits to suppliers in the ordinary course of business;

(xiii)                        Investments in the ordinary course of business consisting of endorsements for collection or deposit and customary trade arrangements with customers consistent with past practices;

(xiv)                       advances of payroll payments to employees, consultants or independent contractors or other advances of salaries or compensation to employees, consultants or independent contractors, in each case in the ordinary course of business;

(xv)                          guarantee obligations of the Borrower or any Restricted Subsidiary of leases (other than Capital Leases) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;

(xvi)                       Investments held by a Person acquired (including by way of merger or consolidation) after the Funding Date otherwise in accordance with this Section 11.5 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and were in existence on the date of such acquisition, merger or consolidation;

(xvii)                    Investments in Industry Investments and in interests in additional Oil and Gas Properties and gas gathering systems related thereto or Investments related to farm-out, farm-in, joint operating, joint venture, joint development or other area of mutual interest agreements, other similar industry investments, gathering systems, pipelines or other similar oil and gas exploration and production business arrangements whether through direct ownership or ownership through a joint venture or similar arrangement;

(xviii)                 Investments in Hedge Agreements permitted by Section 11.1 and Section 11.10;

(xix)                       Investments consisting of Indebtedness, fundamental changes, Dispositions and Restricted Payments permitted under Sections 11.1, 11.3, 11.4 and 11.6 (other than 11.6(c));

(xx)                          Investments by the Borrower or any Restricted Subsidiary in any Restricted Subsidiary; and

(xxi)                       Investments consisting of licensing of intellectual property pursuant to joint marketing arrangements with other Persons in the ordinary course of business.

11.6                        Limitation on Restricted Payments.  The Borrower will not pay any dividends (other than Restricted Payments payable solely in its Stock that is not Disqualified Stock) or return any capital to its equity holders or make any other distribution, payment or delivery of property or cash to its equity holders as such, or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its Stock or Stock Equivalents or the Stock or Stock Equivalents of any direct or indirect parent now or hereafter outstanding, or set aside any funds for any of the foregoing purposes, or permit any of the Restricted Subsidiaries to purchase or otherwise acquire for consideration (other than in connection with an Investment permitted by Section 11.5) any Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof), now or hereafter outstanding (all of the foregoing, “Restricted Payments”); except that:

(a)                                 the Borrower may redeem in whole or in part any of its Stock or Stock Equivalents in exchange for another class of its Stock or Stock Equivalents or with proceeds from substantially concurrent equity contributions or issuances of new Stock or Stock Equivalents; provided that such new Stock or Stock Equivalents contain terms and provisions at least as advantageous to the Lenders in all material respects to their interests as those contained in the Stock or Stock Equivalents redeemed thereby, and the Borrower may pay Restricted Payments payable solely in the Stock and Stock Equivalents (other than Disqualified Stock not otherwise permitted by Section 11.1) of the Borrower;

(b)                                 the Borrower may (i) redeem, acquire, retire or repurchase shares of its Stock or Stock Equivalents held by any present or former officer, manager, consultant, director or employee (or their respective Affiliates, estates, spouses, former spouses, successors, executors, administrators, heirs, legatees, distributees or immediate family members) of the Borrower and its Subsidiaries, upon the death, disability, retirement or termination of employment of any such Person or otherwise in accordance with any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement; provided that, non-discretionary repurchases, acquisitions, retirements or redemptions pursuant to the terms of any equity option or equity appreciation rights plan, any management, director and/or employee equity ownership, benefit or incentive plan or agreement, equity subscription plan, employment termination agreement or any other employment agreements or equity holders’ agreement, the aggregate amount of all cash paid in respect of all such shares of Stock or Stock Equivalents so redeemed, acquired, retired or repurchased in any calendar year does not exceed the $50,000,000; and (ii) pay Restricted Payments in an amount equal to withholding or similar Taxes payable or expected to be payable by any present or former employee, director, manager or consultant (or their respective Affiliates, estates or immediate family members) and any repurchases of Stock or Stock Equivalents in consideration of such payments including deemed repurchases in connection with the exercise of stock options so long as the amount of such payments does not exceed $25,000,000 in the aggregate;

(c)                                  to the extent constituting Restricted Payments, the Borrower may make Investments permitted by Section 11.5;

(d)                                 to the extent constituting Restricted Payments, the Borrower may enter into and consummate transactions expressly permitted by any provision of Section 11.3;

(e)                                  the Borrower may repurchase Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) upon exercise of stock options or warrants if such Stock or Stock Equivalents represents all or a portion of the exercise price of such options or warrants;

(f)                                   the Borrower or any of the Restricted Subsidiaries may (i) pay cash in lieu of fractional shares in connection with any dividend, split or combination thereof or any Permitted

Acquisition and (ii) so long as, after giving pro forma effect thereto, (A) no Default or Event of Default shall have occurred and be continuing and (B) if such payment is made while a Borrowing Base Trigger Period is in effect, no Borrowing Base Deficiency exists, honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion and may make payments on convertible Indebtedness in accordance with its terms;

(g)                                  the Borrower may pay any Restricted Payment within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of this Agreement;

(h)                                 during any Borrowing Base Trigger Period, if, after giving pro forma effect thereto, (i) no Event of Default shall have occurred and be continuing, and (ii) Available Revolving Commitment is not less than 10% of the then effective Revolving Loan Limit (on a pro forma basis after giving effect to such Restricted Payment), the Borrower may make, declare and pay additional Restricted Payments without limit in cash or otherwise to the holders of its Stock and Stock Equivalents; provided, that, in the case of any Restricted Payment in the form of assets other than cash, no such Restricted Payment shall be made if a Borrowing Base Deficiency would result from an adjustment to the Borrowing Base resulting from such Restricted Payment (unless the Borrower shall have cash on hand sufficient to eliminate any such potential Borrowing Base Deficiency);

(i)                                     during any Investment Grade Period, if no Event of Default shall have occurred and be continuing or would result therefrom and after giving effect to the making of any such Restricted Payment, the Borrower shall be in compliance on a pro forma basis with the Financial Performance Covenants as such covenants are re-computed as of the last day of the most recently ended Test Period as if such Restricted Payment had been paid on the first day of such Test Period, then the Borrower may declare and pay Restricted Payments in cash or other property;

(j)                                    the Borrower may pay any Restricted Payment to OPC or its subsidiaries (i) in connection with the Spinoff Transaction in an aggregate amount not to exceed $6,500,000,000 and (ii) pursuant to the OPC Related Transactions; and

(k)                                 the Borrower may make payments described in Sections 11.12(a), (d), (e), (f) and (i) (subject to the conditions set out therein).

11.7                        Limitations on Debt Payments and Amendments.

(a)                                 The Borrower will not, and will not permit any Restricted Subsidiary to, optionally prepay, repurchase or redeem or otherwise defease the Senior Notes or any Permitted Additional Debt comprised of senior subordinated or subordinated Indebtedness (it being understood that payments of regularly scheduled cash interest in respect of, and payment of principal on the scheduled maturity date of, the Senior Notes or such Permitted Additional Debt shall be permitted); provided, however, that the Borrower or any Subsidiary may optionally prepay, repurchase, redeem or defease the Senior Notes or any such Permitted Additional Debt (A) with the proceeds of any Permitted Refinancing Indebtedness, (B) by converting or exchanging the Senior Notes or any such Permitted Additional Debt to Stock (other than Disqualified Stock) of the Borrower or any of its direct or indirect parent or (C) so long as, after giving pro forma effect thereto, (1) no Event of Default has occurred and is continuing and (2) (A) during a Borrowing Base Trigger Period, the Available Revolving Commitment is not less than 10% of the then effective Revolving Loan Limit (on a pro forma basis after giving effect to such prepayment, repurchase, redemption or defeasance) and (B) during an Investment Grade Period, the Borrower shall be in compliance on a pro forma basis with the Financial Performance Covenants as such covenants are re-computed as of the last day of the most recently ended Test Period as if such prepayment, repurchase, redemption or defeasance had been effected on the first day of such Test Period after giving effect to such prepayment, repurchase, redemption or defeasance);

(b)                                 The Borrower will not amend or modify the Senior Notes Documents or the documentation governing any senior subordinated or subordinated Permitted Additional Debt or the terms applicable thereto to the extent that (i) any such amendment or modification, taken as a whole, would be adverse to the Lenders in any material respect or (ii) the provisions of the Senior Notes Documents or the documentation governing any senior subordinated or subordinated Permitted Additional Debt, as so amended or modified, would not be permitted to be included in the documentation governing any senior subordinated or subordinated Permitted Additional Debt that was issued at such time; and

(c)                                  Notwithstanding the foregoing and for the avoidance of doubt, nothing in this Section 11.7 shall prohibit the repayment or prepayment of intercompany subordinated Indebtedness owed among the Borrower and/or the Restricted Subsidiaries, in either case unless an Event of Default has occurred and is continuing and the Borrower has received a notice from the Administrative Agent instructing it not to make or permit the Borrower and/or the Restricted Subsidiaries to make any such repayment or prepayment, (i) substantially concurrent transfers of credit positions in connection with intercompany debt restructurings so long as such Indebtedness is permitted by Section 11.1 after giving effect to such transfer or (ii) the prepayment, repurchase, redemption or other defeasance of the Senior Notes or any Permitted Additional Debt comprised of senior subordinated or subordinated Indebtedness with an aggregate amount not to exceed the Applicable Equity Amount (with the Applicable Equity Amount being re-computed as of the last day of the most recently ended Test Period as if such prepayment, repurchase, redemption or other defeasance had occurred on the first day of such Test Period).

11.8                        Negative Pledge Agreements.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to, enter into or permit to exist any Contractual Requirement (other than this Agreement or any other Credit Document or any documentation in respect of (a) secured Indebtedness otherwise permitted hereunder or (b) the Credit Parties’ Oil and Gas Properties to the extent that the property covered thereby is not required to be pledged as Collateral pursuant to the definition of “Collateral Requirements”) that limits the ability of the Borrower or any Guarantor to create, incur, assume or suffer to exist Liens on property of such Person for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents; provided that the foregoing shall not apply to Contractual Requirements that (i)(x) exist on the Effective Date and (to the extent not otherwise permitted by this Section 11.8) are listed on Schedule 11.8 and (y) to the extent Contractual Requirements permitted by clause (x) are set forth in an agreement evidencing Indebtedness or other obligations, are set forth in any agreement evidencing any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness or obligation so long as such Permitted Refinancing Indebtedness does not expand the scope of such Contractual Requirement, (ii) are binding on a Restricted Subsidiary at the time such Restricted Subsidiary first becomes a Restricted Subsidiary of the Borrower (or are binding on property at the time such property first becomes property of the Borrower or a Restricted Subsidiary), so long as such Contractual Requirements were not entered into solely in contemplation of such Person becoming a Restricted Subsidiary of the Borrower (or such property becomes property of the Borrower or a Restricted Subsidiary), (iii) represent Indebtedness of a Restricted Subsidiary of the Borrower that is not a Guarantor to the extent such Indebtedness is permitted by Section 11.1 so long as such Contractual Requirement applies only to such Subsidiary, (iv) arise pursuant to agreements entered into with respect to any sale, transfer, lease or other Disposition permitted by Section 11.4 and applicable solely to assets under such sale, transfer, lease or other Disposition, (v) are customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted by Section 11.5 and applicable solely to such joint venture or otherwise arise in (A) agreements which restrict the Disposition or distribution of assets or property in oil and gas leases, joint operating agreements, joint exploration and/or development agreements, participation agreements or (B) any production sharing contract or similar instrument on which a Lien cannot be granted without the consent of a third party (to the extent that (i) the Administrative Agent and the Lenders otherwise have an Acceptable Security Interest in the property covered by such contract or instrument pursuant to the definition thereof or (ii) the property covered thereby is not required to be pledged as Collateral pursuant to the definition of “Collateral Requirements”) and, in each case, other similar agreements entered into in the ordinary course of the oil and gas exploration and development business, (vi) are negative pledges and restrictions on Liens in favor of any holder of Indebtedness permitted under Section 11.1, but solely to the extent any negative pledge relates to the property financed by or the subject of such Indebtedness, (vii) are customary restrictions on leases, subleases, licenses or asset sale agreements otherwise permitted hereby so long as such restrictions relate to the assets subject thereto, (viii) comprise restrictions imposed by any agreement relating to secured Indebtedness permitted pursuant to Section 11.1 to the extent that such restrictions apply only to the property or assets securing such Indebtedness, (ix) are customary provisions restricting subletting or assignment of any lease governing a leasehold interest of the Borrower or any Subsidiary or in leases prohibiting Liens on retained property rights of the lessor in connection with operations of the lessee conducted on the leased property, (x) are customary provisions restricting assignment of any agreement entered into in the ordinary course of business, (xi) restrict the use of cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (xii) are imposed by applicable law, (xiii) exist under any documentation governing any Permitted Refinancing Indebtedness incurred to Refinance any Indebtedness but only to the extent such Contractual Requirement was contained in the document evidencing the Indebtedness being refinanced, (xiv) are customary net worth provisions contained in real property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations, (xv) relate to property, an interest in which has been granted or conveyed to a  Royalty Trust or a master limited partnership or which is subject to a term net profits interest, and (xvi) are restrictions regarding licenses or sublicenses by the Borrower and its Restricted Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property).

11.9                        Limitation on Subsidiary Distributions.  The Borrower will not, and will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Stock or with respect to any other interest or participation in, or measured by, its profits or transfer any property to the Borrower or any Restricted Subsidiary except (in each case) for such encumbrances or restrictions existing under or by reason of:

(a)                                 contractual encumbrances or restrictions in effect on the Effective Date that are described on Schedule 11.9 or pursuant to the Credit Documents;

(b)                                 the Senior Notes, the Senior Notes Documents and related guarantees;

(c)                                  purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations that impose restrictions on transferring the property so acquired;

(d)                                 Requirement of Law or any applicable rule, regulation or order;

(e)                                  any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(f)                                   contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Stock or assets of such Subsidiary;

(g)                                  secured Indebtedness otherwise permitted to be incurred pursuant to Sections 11.1 and 11.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(h)                                 restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(i)                                     other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Funding Date pursuant to Section 11.1 and either (A) the provisions relating to such encumbrance or restriction contained in such Indebtedness are no less favorable to the Borrower, taken as a whole, as determined by the board of directors of the Borrower in good faith, than the provisions contained in this Agreement as in effect on the Funding Date or (B) any such encumbrance or restriction contained in such Indebtedness does not prohibit (except upon a default or an event of default thereunder) the payment of dividends in an amount sufficient, as determined by the board of directors of the Borrower in good faith, to make scheduled payments of cash interest on the Obligations when due;

(j)                                    customary provisions in joint venture agreements or agreements governing property held with a common owner and other similar agreements or arrangements relating solely to such joint venture or property;

(k)                                 customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business; and

(l)                                     any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (a) through (k) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

11.10                 Hedge Agreements.

(a)                                 During a Borrowing Base Trigger Period, the Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Hedge Agreements with any Person other than:

(i)                                     Hedge Agreements that are non-speculative (including Hedge Agreements entered into to unwind or offset other permitted Hedge Agreements); provided that:

(A)                               any such Hedge Agreement does not have a term greater than sixty (60) months from the date such Hedge Agreement is entered into;

(B)                               at all times, on a net basis, (A) the aggregate notional volume for each of natural gas (including natural gas liquids) and crude oil, calculated separately, covered by market sensitive Hedge Agreements for any month in the first year of the forthcoming five year period (other than Excluded Hedges) shall not exceed 90% of the Projected Volume of natural gas (including natural gas liquids) and crude oil production, calculated separately, for each such month in such forthcoming period and (B) the aggregate notional volume for each of natural gas (including natural gas liquids) and crude oil, calculated separately, covered by market sensitive Hedge Agreements for any month in each of the second through fifth years of the forthcoming five year period (other than Excluded Hedges) shall not exceed 80% of the Projected Volume of natural gas (including natural gas liquids) and crude oil production, calculated separately, for each such month in such forthcoming period;

(C)                               notwithstanding the limitations set forth in clause (ii) of this Section 11.10(a), in contemplation of a Permitted Acquisition, the Borrower and its Restricted Subsidiaries may enter into additional market sensitive Hedge Agreements such that the aggregate notional volumes for each of natural gas (including natural gas liquids) and crude oil, calculated separately, for each month in the forthcoming five year period covered by such additional market sensitive Hedge Agreements do not exceed 70% of the Projected Volume of natural gas (including natural gas liquids) and crude oil production, calculated separately, from the estimated reserves to be acquired in such Permitted Acquisition for each month in such forthcoming period; provided such additional Hedge Agreements are entered into (A) after the execution of a definitive agreement with respect to a proposed Acquisition, but in any event no earlier than 90 days prior to the proposed Funding Date of such Permitted Acquisition and (B) in the event such agreement is terminated or such Acquisition is otherwise not consummated within 90 days after such initial additional market sensitive Hedge Agreements have been entered into (or such longer period as may be reasonably acceptable to the Administrative Agent in the event the proposed closing of such Permitted Acquisition has been delayed beyond what the Borrower originally expected), then within 15 days after such termination or the end of such 90 day (or longer) period, as applicable, the Borrower shall and shall cause the Restricted Subsidiaries to novate, unwind or otherwise dispose of market sensitive Hedge Agreements to the extent necessary to be in compliance with the limitations set forth in clause (ii) of this Section 11.10(a); and

(D)                               so long as the Borrower and the Restricted Subsidiaries properly identify and consistently report such hedges, the Borrower and the Restricted Subsidiaries may utilize crude oil hedges as a substitute for hedging natural gas liquids.

(ii)                                  Hedge Agreements entered into with the purpose and effect of (i) fixing or limiting interest rates on a principal amount of indebtedness of any Credit Party that is accruing interest at a variable rate or (ii) obtaining variable interest rates on a principal amount of indebtedness of any Credit Party that is accruing interest at a fixed rate (in each case including Hedge Agreements entered into to unwind or offset other permitted Hedge Agreements), provided that the aggregate notional amount of such Hedge Agreements does not (on a net basis) exceed the outstanding principal balance of the variable or fixed rate, as the case may be, Indebtedness of the Credit Parties at the time such Hedge Agreement is entered into.

(b)                                 During an Investment Grade Period, the Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Hedge Agreements with any Person other than (i) Hedge Agreements not for  speculative purposes entered into to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has or may have exposure (including with respect to commodity prices), (ii) Hedge Agreements not for speculative purposes entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise)  with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary and (iii) other Hedge Agreements not for speculative purposes permitted under the risk management policies approved by the Borrower’s  Board of Directors from time to time and not subject the Borrower and its Subsidiaries to material speculative risks.

It is understood that for purposes of this Section 11.10, the following Hedge Agreements shall not be deemed speculative or entered into for speculative purposes: (i) any commodity Hedge Agreement intended, at inception of execution, to hedge or manage any of the risks related to existing and or forecasted Hydrocarbon production of the Borrower or its Restricted Subsidiaries (whether or not contracted) and (ii) any Hedge Agreement intended, at inception of execution, (A) to hedge or manage the interest rate exposure associated with any debt securities, debt facilities or leases (existing or forecasted) of the Borrower or its Restricted Subsidiaries, (B) for foreign exchange or currency exchange management, (C) to manage commodity portfolio exposure associated with changes in interest rates or (D) to hedge any exposure that the Borrower or its Restricted Subsidiaries may have to counterparties under other Hedge Agreements such that the combination of such Hedge Agreements is not speculative taken as a whole.

11.11                 Financial Performance Covenants.  Commencing with the fiscal quarter ending December 31, 2014:

(a)                                 Leverage Ratio.  The Borrower will not permit the Leverage Ratio as of the last day of each fiscal quarter of the Borrower to be greater than 4.50 to 1.00.

(b)                                 Interest Expense Ratio.  The Borrower will not permit the Interest Expense Ratio as of the last day of each fiscal quarter of the Borrower to be less than 2.50 to 1.00.

(c)                                  Asset Coverage Ratio.  As of the last day of each fiscal quarter of the Borrower (other than during a Borrowing Base Trigger Period when a Borrowing Base has been established) when the Borrower’s Credit Rating is equal to or less than Ba3 by Moody’s or BB- by S&P, the Borrower will not permit the Asset Coverage Ratio to be less than 1.50 to 1.00.

11.12                 Transactions with Affiliates.  The Borrower will not, and will not permit any of the Restricted Subsidiaries to conduct, any material transaction with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries or any entity that becomes a Restricted Subsidiary as a result of such transaction) on terms other than those that are substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain at the time in a comparable arm’s-length transaction (which includes, for the avoidance of doubt, any transaction consummated for Fair Market Value) with a Person that is not an Affiliate, as determined by the board of directors or managers of the Borrower or such Restricted Subsidiary in good faith; provided that the foregoing restrictions shall not apply to:

(a)                                 the payment of Transaction Expenses,

(b)                                 the OPC Related Transactions as in effect from time to time, provided that any amendment or modification after the Spinoff Date, taken as a whole, shall not be adverse to the Lenders in any material respect,

(c)                                  loans, advances and other transactions between or among the Borrower, any Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower or such Subsidiary, but for the Borrower’s or such Subsidiary’s ownership of Stock or Stock Equivalents in such joint venture or such Subsidiary) to the extent permitted under Article XI,

(d)                                 employment and severance arrangements and health, disability, retirement savings, employee benefit and similar insurance or benefit plans between the Borrower (or any direct or indirect parent thereof) and the Subsidiaries and their respective directors, officers, employees or consultants (including management and employee benefit plans or agreements, subscription agreements or similar agreements pertaining to the repurchase of Stock or Stock Equivalents pursuant to put/call rights or similar rights with current or former employees, officers, directors or consultants and equity option or incentive plans and other compensation arrangements) in the ordinary course of business or as otherwise approved by the board of directors or managers of the Borrower (or any direct or indirect parent thereof),

(e)                                  the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, directors, managers, consultants, officers and employees of the Borrower (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership or operation of, or in connection with any services provided to, the Borrower and the Subsidiaries,

(f)                                   transactions pursuant to agreements in existence on the Funding Date and set forth on Schedule 11.12 or any amendment thereto to the extent such an amendment is not adverse, taken as a whole, to the Lenders in any material respect,

(g)                                  Restricted Payments, redemptions, repurchases and other actions permitted under Section 11.6 and Section 11.7,

(h)                                 any issuance of Stock or Stock Equivalents or other payments, awards or grants in cash, securities, Stock, Stock Equivalents or otherwise pursuant to, or the funding of, employment arrangements, equity options and equity ownership plans approved by the board of directors or board of managers of the Borrower (or any direct or indirect parent thereof),

(i)                                     transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with prudent business practice followed by companies in the industry of the Borrower and its Subsidiaries,

(j)                                    payments by the Borrower (or any direct or indirect parent thereof) and the Subsidiaries pursuant to tax sharing agreements among the Borrower (and any such parent) and the Subsidiaries on customary terms; provided that payments by Borrower and the Subsidiaries under any such tax sharing agreements shall not exceed the excess (if any) of the amount they would have paid on a standalone basis over the amount they actually pay directly to Governmental Authorities, and

(k)                                 customary agreements and arrangements with Royalty Trusts and master limited partnership agreements that comply with the affiliate transaction provisions of such Royalty Trust or master limited partnership agreement.

11.13                 Change in Business.  The Borrower and its Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business of Industry Investments by the Borrower and its Restricted Subsidiaries and other business activities incidental or reasonably related to any of the foregoing.

11.14                 Use of Proceeds. The Borrower will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loans or Letter of Credit, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.

ARTICLE XII
EVENTS OF DEFAULT

Upon the occurrence of any of the following specified events (each an “Event of Default”):

12.1                        Payments.  The Borrower shall default in the payment when due of any principal of the Loans or any interest on the Loans or any Unpaid Drawings, fees or of any other amounts owing hereunder or under any other Credit Document and such default shall continue for five or more days.

12.2                        Representations, Etc.  Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made.

12.3                        Covenants.  Any Credit Party shall:

(a)                                 default in the due performance or observance by it of any term, covenant or agreement contained in Section 10.1(d)(i), 10.5 (solely with respect to the Borrower), 10.11(c) or Article XI; or

(b)                                 default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 12.1 or 12.2 or clause (a) of this Section 12.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice thereof by the Borrower from the Administrative Agent.

12.4                        Default Under Other Agreements.  The Borrower or any of the Restricted Subsidiaries shall (i) default in any payment with respect to any Indebtedness (other than Indebtedness described in Section 12.1) or Hedge Obligations in excess of $300,000,000, beyond the grace period, if any, provided in the instrument or agreement under which such Indebtedness or Hedge Obligation was created or (ii) without limiting the provisions of clause (i), any such Indebtedness or Hedge Obligations shall be declared to be due and payable, or shall be required to be prepaid, defeased or redeemed other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, (A) with respect to any Hedge Obligations, other than due to a termination event or equivalent event pursuant to the terms of the related Hedge Agreements and (B) other than secured Indebtedness that becomes due as a result of a Disposition (including as a result of Casualty Event) of the property or assets securing such Indebtedness permitted under this Agreement), prior to the stated maturity thereof.

12.5                        Bankruptcy, Etc.  The Borrower or any Specified Subsidiary shall commence a voluntary case, proceeding or action concerning itself under (a) Title 11 of the United States Code entitled “Bankruptcy”; or (b) in the case of any Foreign Subsidiary that is a Specified Subsidiary, any domestic or foreign law relating to bankruptcy, judicial management, insolvency, reorganization, administration or relief of debtors in effect in its jurisdiction of incorporation, in each case as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against the Borrower or any Specified Subsidiary and the petition is not dismissed within

60 days after commencement of the case, proceeding or action or, in connection with any such voluntary proceeding or action, the Borrower or any Specified Subsidiary commences any other proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any Specified Subsidiary; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, trustee or similar person is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any Specified Subsidiary; or there is commenced against the Borrower or any Specified Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or any order of relief or other order approving any such case or proceeding or action is entered; or the Borrower or any Specified Subsidiary suffers any appointment of any custodian, receiver, receiver manager, trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any Specified Subsidiary makes a general assignment for the benefit of creditors.

12.6                        ERISA.

(a)                                 Any Plan shall fail to satisfy the minimum funding standard required for any plan year or part thereof or a waiver of such standard or extension of any amortization period is sought or granted under Section 412 of the Code; any Plan or Multiemployer Plan is or shall have been terminated or is the subject of termination proceedings under ERISA (including the giving of written notice thereof); an event shall have occurred or a condition shall exist in either case entitling the PBGC to terminate any Plan or to appoint a trustee to administer any Plan (including the giving of written notice thereof); the Borrower or any ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan or a Multiemployer Plan under Section 409, 502(i), 502(l), 515, 4062, 4063, 4064, 4069, 4201 or 4204 or of ERISA or Section 4971 or 4975 of the Code (including the giving of written notice thereof);

(b)                                 there results from any event or events set forth in clause (a) of this Section 12.6 the imposition of a lien, the granting of a security interest, or a liability; and

(c)                                  such lien, security interest or liability would be reasonably likely to have a Material Adverse Effect.

12.7                        Guarantee.  The Guarantee or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any Guarantor or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee.

12.8                        Security Documents.  During a Borrowing Base Trigger Period, the Security Agreement, Mortgage or any other Security Document pursuant to which the assets of the Borrower or any Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof) or any grantor thereunder or any other Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement, the Mortgage or any other Security Document.

12.9                        Judgments.  One or more monetary judgments or decrees shall be entered against the Borrower or any of the Restricted Subsidiaries involving a liability of $125,000,000 or more in the aggregate for all such judgments and decrees for the Borrower and the Restricted Subsidiaries (to the extent not paid or covered by insurance provided by a carrier not disputing coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof.

12.10                 Change of Control.  A Change of Control shall occur.

Then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent may and, upon the written request of the Majority Lenders, shall, by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Administrative Agent or any Lender to enforce its claims against the Borrower or any other Credit Party, except as otherwise specifically provided for in this Agreement (provided that, if an Event of Default specified in Section 12.5 shall occur with respect to the Borrower, the result that would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a), (b) and (d) below shall occur automatically without the giving of any such notice):  (a) declare the Total Commitment and Swingline Commitment terminated, whereupon the Commitment of each Lender and the Swingline Lender, as the case may be, shall forthwith terminate immediately and any fees theretofore accrued shall forthwith become due and payable without any other notice of any kind; (b) declare the principal of and any accrued interest and fees in respect of any or all Loans and any or all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; (c) terminate any Letter of Credit that may be terminated in accordance with its terms; and/or (d) direct the Borrower to pay (and the Borrower agrees that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 12.5 with respect to the Borrower, it will pay) to the Administrative Agent at the Administrative Agent’s Office such additional amounts of cash, to be held as security for the Borrower’s respective reimbursement obligations for Drawings that may subsequently occur thereunder, equal to the aggregate Stated Amount of all Letters of Credit issued and then outstanding.  In addition, after the occurrence and during the continuance of an Event of Default, the Administrative Agent and the Lenders will have all other rights and remedies available at law and equity.

Any amount received by the Administrative Agent from any Credit Party (or from proceeds of any Collateral) following any acceleration of the Obligations under this Agreement or any Event of Default with respect to the Borrower under Section 12.5 shall be applied:

(i)                                     first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Administrative Agent in each Person’s capacity as such;

(ii)                                  second, to the Secured Parties, an amount equal to all Obligations due and owing to them on the date of distribution and, if such moneys shall be insufficient to pay such amounts in full, then ratably (without priority of any one over any other) to such Secured Parties in proportion to the unpaid amount thereof; and

(iii)                               third, pro rata to any other Obligations then due and owing; and

(iv)                              fourth, any surplus then remaining, after all of the Obligations then due shall have been indefeasibly paid in full in cash, shall be paid to the Borrower or its successors or assigns or to whomever may be lawfully entitled to receive the same or as a court of competent jurisdiction may award.

Notwithstanding the foregoing, amounts received from the Borrower or any Credit Party that is not an “eligible contract participant” under the Commodity Exchange Act shall not be applied to any Excluded Hedge Obligations (it being understood, that in the event that any amount is applied to Obligations other than Excluded Hedge Obligations as a result of this clause, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to clause second above from amounts received from “eligible contract participants” under the Commodity Exchange Act to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in clause second above by the holders of any Excluded Hedge Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to clause second above).

ARTICLE XIII
THE ADMINISTRATIVE AGENT

13.1                        Appointment.

(a)                                 Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto.  The provisions of this Article XIII (other than Section 13.1(b) with respect to the Joint Lead Arrangers, the Joint Bookrunners, the Syndication Agent and the Documentation Agents and Section 13.10 with respect to the Borrower) are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as third party beneficiary of any such provision.  Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent.

(b)                                 Each of the Syndication Agent, the Documentation Agents, the Joint Lead Arrangers and the Joint Bookrunners, each in its capacity as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Article XIII.

13.2                        Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents, sub-agents or attorneys-in-fact selected by it in the absence of gross negligence or willful misconduct (as determined in the final judgment of a court of competent jurisdiction).

13.3                        Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by any of them under or in connection with this Agreement or any other Credit Document (except for its or such Person’s own gross negligence or willful misconduct, as determined in the final judgment of a court of competent jurisdiction, in connection with its duties expressly set forth herein (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE ADMINISTRATIVE AGENT AND ANY RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY, COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE)) or (b) responsible in any manner to any of the Lenders or any participant for any recitals, statements, representations or warranties made by any of the Borrower, any other Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Credit Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, or for any failure of the Borrower or any other Credit Party to perform its obligations hereunder or thereunder.

The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof.  The Administrative Agent shall not be under any obligation to any Lender, the Swingline Lender or any Letter of Credit Issuer to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

13.4                        Reliance.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Majority Revolving Lenders, the Majority Term Loan Lenders, or the Majority Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Majority Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable Requirements of Law.  For purposes of determining compliance with the conditions specified in Article VI and Article VIII on the Funding Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Funding Date specifying its objection thereto.

13.5                        Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

13.6                        Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereinafter taken, including any review of the affairs of the Borrower or any other Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender, the Swingline Lender or any Letter of Credit Issuer.  Each Lender, the Swingline Lender and each Letter of Credit Issuer represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and any other Credit Party.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any other Credit Party that may come into the possession of the Administrative Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

13.7                        No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Joint Bookrunners, Joint Lead Arrangers or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

13.8                        Indemnification.  The Lenders agree to indemnify the Administrative Agent in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective portions of the Commitments or Loans, as applicable, outstanding in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective portions of the Total Exposure in effect immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Credit Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable to the Administrative Agent for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence, bad faith or willful misconduct as determined by a final judgment of a court of competent jurisdiction (IT BEING THE INTENTION OF THE PARTIES HERETO THAT THE ADMINISTRATIVE AGENT AND ANY RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY, COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE); provided, further, that no action taken in accordance with the directions of the Majority Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence, bad faith or willful misconduct for purposes of this Section 13.8.  In the case of any investigation, litigation or proceeding giving rise to any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 13.8 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person.  Without limitation of the foregoing, each Lender shall reimburse the Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that the Administrative Agent is not reimbursed for such expenses by or on behalf of the Borrower; provided that such reimbursement by the Lenders shall not affect the Borrower’s continuing reimbursement obligations with respect thereto.  If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata portion thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement resulting from the Administrative Agent gross negligence, bad faith or willful misconduct.  The agreements in this Section 13.8 shall survive the payment of the Loans and all other amounts payable hereunder.

13.9                        Agent in Its Individual Capacity.  The Administrative Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower and any other Credit Party as though the Administrative Agent were not the Administrative Agent hereunder and under the other Credit Documents.  With respect to the Loans made by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not the Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

13.10                 Successor Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the Swingline Lender, the Letter of Credit Issuer and the Borrower.  If the Administrative Agent and/or Swingline Lender becomes a Defaulting Lender, then such Administrative Agent or Swingline Lender may be removed as the Administrative Agent or Swingline Lender, as the case may be, at the reasonable request of the Borrower and the Required Revolving Lenders.  Upon receipt of any such notice of resignation or removal, as the case may be, the Majority Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Default under Section 12.1 or 12.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If, in the case of the resignation of the Administrative Agent, no such successor shall have been so appointed by the Majority Lenders and shall have accepted such appointment within 30 days after the Administrative Agent gives notice of its resignation, then the Administrative Agent may on behalf of the Lenders, the Swingline Lender and the Letter of Credit Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above.  Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Majority Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by the Borrower (following the effectiveness of such appointment) to the successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Credit Documents, the provisions of this Article XIII (including Section 13.8) and Section 14.5 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

Any resignation of any Person as Administrative Agent pursuant to this Section shall also constitute its resignation as Letter of Credit Issuer and Swingline Lender.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Letter of Credit Issuer, (b) the retiring Letter of Credit Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Credit Documents, and (c) the successor Letter of Credit Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Letter of Credit Issuer to effectively assume the obligations of the retiring Letter of Credit Issuer with respect to such Letters of Credit.

13.11                 Withholding Tax.  To the extent required by any applicable Requirement of Law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax.  If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses.  Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 13.11.  For the avoidance of doubt, for purposes of this Section 13.11, the term “Lender” includes any Letter of Credit Issuer and any Swingline Lender.

13.12                 Security Documents and Guarantee.  Each Secured Party hereby further authorizes the Administrative Agent, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents.  Subject to Section 14.1, without further written consent or authorization from any Secured Party, the Administrative Agent may (a) execute any documents or instruments necessary in connection with a Disposition of assets permitted by this Agreement, (b) release any Lien encumbering any item of Collateral that is the subject of such Disposition of assets or with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 14.1) have otherwise consented or (c) release any Guarantor from the Guarantee with respect to which Majority Lenders (or such other Lenders as may be required to give such consent under Section 14.1) have otherwise consented.

13.13                 Right to Realize on Collateral and Enforce Guarantee.  Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Administrative Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee; it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Administrative Agent, and (b) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Administrative Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Administrative Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Majority Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

13.14                 Administrative Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding, constituting an Event of Default under Section 12.5, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)                                 to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Indebtedness that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel, to the extent due under Section 14.5) allowed in such judicial proceeding; and

(b)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, to the extent due under Section 14.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Indebtedness or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE XIV
MISCELLANEOUS

14.1                        Amendments, Waivers and Releases.  Except as expressly set forth in this Agreement, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 14.1.  The Majority Lenders may, or, with the written consent of the Majority Lenders, the Administrative Agent shall, from time to time, (a) enter into with the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Majority Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; provided, further, that no such waiver and no such amendment, supplement or modification shall (i) forgive or reduce any portion of any Loan or reduce the stated rate (it being understood that only the consent of the Majority Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(e)), or forgive any portion, or extend the date for the payment, of any interest or fee payable hereunder (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Lender’s Commitment (provided that any Lender, upon the request of the Borrower, may extend the final expiration date of its Commitment without the consent of any other Lender, including the Majority Lenders) or extend the final expiration date of any Letter of Credit beyond the L/C Maturity Date, or increase the amount of the Commitment of any Lender (provided that, any Lender, upon the request of the Borrower, may increase the amount of its Commitment without the consent of any other Lender, including the Majority Lenders), or make any Loan, interest, fee or other amount payable in any currency other than Dollars, in each case without the written consent of each Lender directly and adversely affected thereby, or (ii) amend, modify or waive any provision of this Section 14.1, or amend or modify any of the provisions of Section 14.8(a) to the extent it would alter the ratable allocation of payments thereunder, or reduce the percentages specified in the definitions of the terms “Majority Lenders”, “Majority Revolving Lenders”, “Majority Term Loan Lenders”, “Required Revolving Lenders” or “Borrowing Base Required Lenders”, consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 11.3) or alter the order of application set forth in the final paragraph of Article XII or modify any definition used in such final paragraph if the effect thereof would be to alter the order of payment specified therein, in each case without the written consent of each Lender directly and adversely affected thereby, or (iii) amend, modify or waive any provision of Article XIII without the written consent of the then-current Administrative Agent, as applicable, or any other former Administrative Agent to whom Article XIII then applies in a manner that directly and adversely affects such Person, or (iv) amend, modify or waive any provision of Article III with respect to any Letter of Credit without the written consent of each Letter of Credit Issuer to whom Article III then applies in a manner that directly and adversely affects such Person, or (v) amend, modify or waive any provisions hereof relating to Swingline Loans without the written consent of the Swingline Lender, or (vi) release all or substantially all of the Guarantors under the Guarantee (except as expressly permitted by the Guarantee or this Agreement) without the prior written consent of each Lender, or (vii) release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents or this Agreement, including upon the termination of any Borrowing Base Trigger Period) without the prior written consent of each Lender, or (viii) amend Section 2.9 so as to permit Interest Period intervals greater than six months without regard to availability to Lenders, without the written consent of each Lender directly and adversely affected thereby, or (ix) during a Borrowing Base Trigger Period, increase the Borrowing Base without the written consent of the Borrowing Base Required Lenders, decrease or maintain the Borrowing Base without the written consent of the Required Revolving Lenders or otherwise modify Section 2.14(b), (c), (d),  (e) or 2.14(i) without the written consent of Borrowing Base Required Lenders; provided that a Scheduled Redetermination may be postponed by the Majority Revolving Lenders, or (x) affect the rights or duties of, or any fees or other amounts payable to the Administrative Agent under this Agreement or any other Credit Document) without the prior written consent of the Administrative Agent, (xi) amend, modify or waive any provision of ARTICLE VII or ARTICLE VIII without the written consent of each Lender; provided, further, that any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Majority Lenders stating that the Majority Lenders object to such amendment.  Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans.  In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.  In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

14.2                        Notices.  Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission).  All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)                                 if to the Borrower, the Administrative Agent, the Swingline Lender or the Letter of Credit Issuer, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 14.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b)                                 if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the Borrower, the Administrative Agent, the Swingline Lender and the Letter of Credit Issuer.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii)(A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9, 4.2 and 5.1 shall not be effective until received.

14.3                        No Waiver; Cumulative Remedies.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Requirements of Law.

14.4                        Survival of Representations and Warranties.  All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

14.5                        Payment of Expenses; Indemnification.  The Borrower agrees (a) to pay or reimburse the Administrative Agent and the Joint Lead Arrangers for all of their reasonable and documented out-of-pocket costs and expenses (with respect to attorney costs, limited to reasonable fees, disbursements and other charges of one primary counsel to the Administrative Agent and the Joint Lead Arrangers) incurred in connection with the preparation and execution and delivery of, and any amendment, waiver, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees, disbursements and other charges of Simpson Thacher & Bartlett LLP, in its capacity as counsel to the Administrative Agent, and one counsel in each appropriate local jurisdiction (other than any allocated costs of in-house counsel), (b) to pay or reimburse the Administrative Agent, and each Lender (for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents (with respect to attorney costs, limited to the reasonable fees, disbursements and other charges of one primary counsel and one additional local counsel in each material jurisdiction to the Administrative Agent and the Lenders and, solely in the case of an actual or potential conflict of interest, one additional legal counsel in each of the applicable jurisdictions of the affected Administrative Agent and Lenders), (c) to pay, indemnify, and hold harmless each Lender, Letter of Credit Issuer and the Administrative Agent from, any and all recording and filing fees and (d) to pay, indemnify, and hold harmless each Lender, Letter of Credit Issuer and the Administrative Agent and their respective Related Parties from and against any and all other liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, whether or not such proceedings are brought by the Borrower, any of its Related Parties or any other third Person (with respect to attorney costs, limited to the reasonable and documented fees, disbursements and other charges of one primary counsel for all such Persons, taken as a whole, and, if necessary, of a single firm of local counsel in each appropriate jurisdiction for all such Persons, taken as a whole (unless there is an actual or perceived conflict of interest in which case each such Person may, with the consent of the Borrower (not to be unreasonably withheld or delayed) retain its own counsel), with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including, without limitation, any of the foregoing relating to the violation of, noncompliance with or liability under, any applicable Environmental Law (other than by such indemnified person or any of its Related Parties (other than any trustee or advisor)) or to any actual or alleged presence, release or threatened release of Hazardous Materials involving or attributable to the operations of the Borrower, any of its Subsidiaries or any of the Oil and Gas Properties (all the foregoing in this clause (d), collectively, the “Indemnified Liabilities”); provided that the Borrower shall have no obligation hereunder to the Administrative Agent or any Lender or any of their respective Related Parties with respect to Indemnified Liabilities to the extent it has been determined by a final non-appealable judgment of a court of competent jurisdiction to have resulted from (i) the gross negligence, bad faith or willful misconduct of the party to be indemnified or any of its Related Parties (IT BEING THE INTENTION OF THE PARTIES HERETO THAT EACH LENDER, LETTER OF CREDIT ISSUER AND THE ADMINISTRATIVE AGENT AND THEIR RESPECTIVE RELATED PARTIES SHALL, IN ALL CASES, BE INDEMNIFIED FOR ITS ORDINARY COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE), (ii) any material breach of any Credit Document by the party to be indemnified or (iii) disputes, claims, demands, actions, judgments or suits not arising from any act or omission by the Borrower or its Affiliates, brought by an indemnified Person against any other indemnified Person (other than disputes, claims, demands, actions, judgments or suits involving claims against the Administrative Agent in its capacity as such).  NO PERSON ENTITLED TO INDEMNIFICATION UNDER CLAUSE (D) OF THIS SECTION 14.5 SHALL BE LIABLE FOR ANY DAMAGES ARISING FROM THE USE BY UNINTENDED RECIPIENTS OF ANY INFORMATION OR OTHER MATERIALS DISTRIBUTED BY IT THROUGH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS IN CONNECTION WITH THIS AGREEMENT OR THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  THE TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS USED BY THE ADMINISTRATIVE AGENT IS PROVIDED “AS IS” AND “AS AVAILABLE.”  NONE OF THE ADMINISTRATIVE AGENT OR ANY OF ITS RELATED

PARTIES WARRANT THE ADEQUACY OF SUCH TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ADMINISTRATIVE AGENT OR ANY OF ITS RELATED PARTIES IN CONNECTION WITH ANY COMMUNICATIONS OR ANY TELECOMMUNICATIONS, ELECTRONIC OR OTHER INFORMATION TRANSMISSION SYSTEMS.  No Person entitled to indemnification under clause (d) of this Section 14.5, nor the Borrower or any of its Subsidiaries, shall have any liability for any special, punitive, indirect, exemplary or consequential damages (including, without limitation, any loss of profits, business or anticipated savings) relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Funding Date); provided that the foregoing shall not negate the Borrower’s obligations with respect to Indemnified Liabilities.  All amounts payable under this Section 14.5 shall be paid within 10 Business Days of receipt by the Borrower of an invoice relating thereto setting forth such expense in reasonable detail.  The agreements in this Section 14.5 shall survive repayment of the Loans and all other amounts payable hereunder.  This Section 14.5 shall not apply with respect to any claims for Taxes which shall be governed exclusively by Section 5.4 and, to the extent set forth therein, Sections 2.10 and 3.5.

14.6                        Successors and Assigns; Participations and Assignments.

(a)                                 The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), except that (i) except as expressly permitted by Section 11.3, the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 14.6.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Letter of Credit Issuer that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 14.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Letter of Credit Issuer and the Lenders and each other Person entitled to indemnification under Section 14.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i) Subject to the conditions set forth in clause (b)(ii) below, any Lender may at any time assign to one or more assignees (other than the Borrower, its Subsidiaries, their Affiliates, or any natural person) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations or Swingline Loans) at the time owing to it) with the prior written consent (such consent not be unreasonably withheld or delayed; it being understood that, notwithstanding the foregoing clause, the Borrower shall have the right to withhold or delay its consent to any assignment (x) if, in order for such assignment to comply with applicable Requirements of Law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority or (y) with respect to an assignment of Revolving Commitments to an entity other than a commercial bank or other financial institution customarily engaged in the business of making loans in the oil and gas industry) of:

(A)                               the Borrower; provided that no consent of the Borrower shall be required for an assignment (1) to a Lender, an Affiliate of a Lender or an Approved Fund or (2) if

an Event of Default under Section 12.1 or Section 12.5 has occurred and is continuing; and provided, further, that if the Borrower’s has not responded within ten (10) Business Days after the delivery of any written request for a consent, such consent shall be deemed to have been given; and

(B)                               the Administrative Agent, each Swingline Lender and each Letter of Credit Issuer; provided that no consent of the Administrative Agent, a Swingline Lender or a Letter of Credit Issuer shall be required for assignments in respect of (1) the Revolving Facility if such assignment is to a Person that is a Revolving Lender, an Affiliate of such Revolving Lender or an Approved Fund with respect to such Revolving Lender, or (2) any Term Loans to a Person who is a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                               except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, (1) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 and increments of $1,000,000 in excess thereof and (2) after giving effect to such assignment, the amount of the remaining Commitment or Loans of the assigning Lender (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $15,000,000, in each case unless each of the Borrower, each Letter of Credit Issuer and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 12.1 or Section 12.5 has occurred and is continuing; provided, further, that contemporaneous assignments to a single assignee made by Affiliates of Lenders and related Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above;

(B)                               each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)                               the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(D)                               the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii)                               Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 14.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 3.5, 5.4 and 14.5).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 14.6.

(iv)                              The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest amounts) of the Loans and L/C Obligations and any payment made by the Letter of Credit Issuer under any Letter of Credit owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  Further, the Register shall contain the name and address of the Administrative Agent and the lending office through which each such Person acts under this Agreement.  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Letter of Credit Issuer and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, the Letter of Credit Issuer, the Swingline Lender and, solely with respect to itself, each other Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 14.6 (unless waived) and any written consent to such assignment required by clause (b) of this Section 14.6, the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register.

(c)                                  (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, any Swingline Lender or any Letter of Credit Issuer, sell participations to one or more banks or other entities other than the Borrower or any Subsidiary of the Borrower (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Letter of Credit Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clauses (i) or (ii) of the proviso to Section 14.1 that affects such Participant, provided that the Participant shall have no right to consent to any modification to the percentages specified in the definitions of the terms “Majority Lenders”, “Majority Revolving Lenders”, “Majority Term Loan Lenders”, “Required Revolving Lenders” or “Borrowing Base Required Lenders”.  Subject to clause (c)(ii) of this Section 14.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 2.11, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 14.6, including the requirements of clause (e) of Section 5.4).  To the extent permitted by Requirements of Law, each Participant also shall be entitled to the benefits of Section 14.8(b) as though it were a Lender; provided such Participant agrees to be subject to Section 14.8(a) as though it were a Lender.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.10, 2.11, 3.5 or 5.4 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld); provided that the Participant shall be subject to the provisions in Section 2.12 as if it were an assignee under clauses (a) and (b) of this Section 14.6.  Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”).  The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.  No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(d)                                 Any Lender may, without the consent of the Borrower, the Administrative Agent, the Letter of Credit Issuer or the Swingline Lender at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction over such Lender, and this Section 14.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.  In order to facilitate such pledge or assignment or for any other reason, the Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made its initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit I-1 or I-2, as the case may be, evidencing the Loans and Swingline Loans, respectively, owing to such Lender.

(e)                                  Subject to Section 14.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f)                                   The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g)                                  Notwithstanding anything to the contrary contained herein, any Term Loan Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (a “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Term Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Term Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Term Loan pursuant to the terms hereof.  The making of a Term Loan by an SPV hereunder shall utilize the Term Loan Commitment of the Granting Lender to the same extent, and as if, such Term Loan were made by such Granting Lender.  Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender).  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, to the extent so required by the terms of any commercial paper or other senior indebtedness to which any SPV is party, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of such SPV, it shall not institute against, or join any other person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof.  In addition, notwithstanding anything to the contrary contained in this Section 14.6(g), any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Term Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of its Term Loans and (ii) disclose on a confidential basis any non-public information relating to its Term Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV.  This Section 14.6(g) may not be amended without the written consent of the SPV.

14.7                        Replacements of Lenders under Certain Circumstances.

(a)                                 The Borrower shall be permitted to replace any Lender that (i) requests reimbursement for amounts owing pursuant to Section 2.10, 3.5 or 5.4, (ii) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, (iii) becomes a Defaulting Lender or (iv) has failed to fund Loans, participations in Letters of Credit or Swingline Loans or has made a notification or public statement that it does not intend or expect to comply with its funding obligations hereunder, in each case as a result of its determination that a condition precedent to funding has not or cannot be satisfied pursuant to the definition of “Lender Default”, in each case, with a replacement bank, lending institution or other financial institution; provided that (A) such replacement does not conflict with any Requirement of Law, (B) no Event of Default under Section 12.1 or 12.5 shall have occurred and be continuing at the time of such replacement, (C) the replacement bank or institution shall purchase, at par, all Loans and the Borrower shall pay all other amounts (other than any disputed amounts), pursuant to Section 2.10, 3.5 or 5.4, as the case may be) owing to such replaced Lender prior to the date of replacement, (D) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be reasonably satisfactory to the Administrative Agent (and if a Commitment is being assigned, the Letter of Credit Issuer), (E) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 14.6(b) (provided that the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (F) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b)                                 If any Lender, including a Non-Consenting B/B Lender (each such Lender, a “Non-Consenting Lender”) (i) has failed to consent to a proposed Borrowing Base pursuant to Section 2.14 or an amendment, waiver, discharge or termination that pursuant to the terms of Section 14.1 requires the consent of all of the Lenders affected, the Required Revolving Lenders or the Borrowing Base Required Lenders and with respect to which the Majority Lenders, or in the case of a Non-Consenting B/B Lender, the Borrowing Base Required Lenders, shall have granted their consent or (ii) does not agree to increase its Commitment pursuant to Section 2.16 to the prior maximum level of its Commitment before giving effect to any mandatory reduction in its Commitment pursuant to Section

5.2(c) (but after giving effect to any Assignment and Acceptance occurring after such reduction), then provided no Event of Default then exists, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (and if a Commitment is being assigned, the Letter of Credit Issuer); provided that:  (i) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced (other than principal and interest) shall be paid in full to such Non-Consenting Lender concurrently with such assignment, and (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon.  In connection with any such assignment, the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 14.6.

(c)                                  Notwithstanding anything herein to the contrary, each party hereto agrees that any assignment pursuant to the terms of this Section 14.7 may be effected pursuant to an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and that the Lender making such assignment need not be a party thereto.

14.8                        Adjustments; Set-off.

(a)                                 If any Lender (a “Benefited Lender”) shall at any time receive any payment in respect of any principal of or interest on all or part of the Loans made by it, or the participations in Letter of Credit Obligations held by it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 12.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall (i) notify the Administrative Agent of such fact, and (ii) purchase for cash at face value from the other Lenders a participating interest in such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably in accordance with the aggregate principal of and accrued interest on their respective Loans and other amounts owing them; provided, however, that, (A) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (B) the provisions of this paragraph shall not be construed to apply to (1) any payment made by the Borrower or any other Credit Party pursuant to and in accordance with the express terms of this Agreement and the other Credit Documents, (2) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans, Commitments or participations in Drawings to any assignee or participant or (3) any disproportionate payment obtained by a Lender as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Commitments or any increase in the Applicable Margin in respect of Loans or Commitments of Lenders that have consented to any such extension.  Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Credit Party rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Credit Party in the amount of such participation.

(b)                                 After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by Requirements of Law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable Requirements of Law, upon any amount becoming due and payable by the Borrower hereunder or under any Credit Document (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower.  Each Lender agrees promptly to notify the Borrower (and the Credit Parties, if applicable) and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

14.9                        Counterparts.  This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission, i.e. a “pdf” or a “tif”), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

14.10                 Severability.  Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.11                 Integration.  This Agreement and the other Credit Documents represent the agreement of the Borrower, the Guarantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Borrower, the Guarantors, the Administrative Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

14.12                 GOVERNING LAW.  THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

14.13                 Submission to Jurisdiction; Waivers.  Each party hereto hereby irrevocably and unconditionally:

(a)                                 submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive general jurisdiction of the courts of the State of New York, County of New York, the courts of the United States of America for the Southern District of New York and appellate courts from any thereof;

(b)                                 consents that any such action or proceeding shall be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)                                  agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 14.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 14.2;

(d)                                 agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by Requirements of Law or shall limit the right to sue in any other jurisdiction;

(e)                                  waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 14.13 any special, exemplary, punitive or consequential damages; and

(f)                                   agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

14.14                 Acknowledgments.  The Borrower hereby acknowledges that:

(a)                                 it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b)                                 (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent and the Lenders, on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each of the Administrative Agent and the Lenders is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for any of the Borrower, any other Credit Parties or any of their respective Affiliates, equity holders, creditors or employees or any other Person; (iii) neither the Administrative Agent, any Joint Bookrunner, any Joint Lead Arranger, nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent, any Joint Bookrunner, any Joint Lead Arranger or any Lender has advised or is currently advising any of the Borrower, the other Credit Parties or their respective Affiliates on other matters) and none of the Administrative Agent, any Joint Bookrunner, any Joint Lead Arranger or any Lender has any obligation to any of the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents; (iv) the Borrower, the other Credit Parties and their respective Affiliates will not assert any claim based on alleged breach of fiduciary duty; (v) the Administrative Agent and its Affiliates and each Lender and its Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its respective Affiliates, and none of the Administrative Agent or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (vi) neither the Administrative Agent nor any Lender has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate.  The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c)                                  no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

14.15                 WAIVERS OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT, EACH LETTER OF CREDIT ISSUER AND EACH LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

14.16                 Confidentiality.  The Administrative Agent, each other Agent, any Letter of Credit Issuer, any Swingline Lender and each other Lender shall hold all non-public information furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with such Lender’s evaluation of whether to become a Lender hereunder or obtained by such Lender, any Swingline Lender, the Administrative Agent, any Letter of Credit Issuer or such other Agent pursuant to the requirements of this Agreement (“Confidential Information”), confidential in accordance with its customary procedure for handling confidential information of this nature and in any event may make disclosure (a) to its Affiliates and to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information, are instructed to keep such Information confidential and agree to keep such Information confidential on the same terms as provided herein) (b) as required or requested by any Governmental Authority, self-regulatory agency or representative thereof or pursuant to legal process or applicable Requirements of Law, (c) to any other party hereto (d) to such Lender’s or the Administrative Agent’s, any Letter of Credit Issuer’s or such other Agent’s attorneys, professional advisors, independent auditors, trustees or Affiliates, in each case who need to know such information in connection with the administration of the Credit Documents and are informed of the confidential nature of such information, (e) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder (f) to an investor or prospective investor in a securitization that agrees its access to information regarding the Credit Parties, the Loans and the Credit Documents is solely for purposes of evaluating an investment in a securitization and who agrees to treat such information as confidential, (g) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in connection with the administration, servicing and reporting on the assets serving as collateral for a securitization and who agrees to treat such information as confidential, (h) to a nationally recognized ratings agency that requires access to information regarding the Credit Parties, the Loans and Credit Documents in connection with ratings issued with respect to a securitization, (i) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Facility, (j) subject to an agreement containing provisions substantially the same as those of this Section 14.16, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (y) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder, (k) with the consent of the Borrower and (l) to the extent such non-public information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Administrative Agent, any Lender, Swingline Lender, Letter of Credit Issuer, such other Agent or any of their respective Affiliates on a non-confidential basis from a source other than the Borrower; provided that unless specifically prohibited by applicable Requirements of Law, each Lender, the Administrative Agent, the Swingline Lender, any Letter of Credit Issuer and each other Agent shall endeavor to notify the Borrower (without any liability for a failure to so notify the Borrower) of any request made to such Lender, the Administrative Agent, any Letter of Credit Issuer or such other Agent, as applicable, by any governmental, regulatory or self-regulatory agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information; provided further that in no event shall any Lender, the Administrative Agent, any Letter of Credit Issuer or any other Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary.  In addition, each Lender, the Administrative Agent and each other Agent may provide

Confidential Information to prospective Transferees or to any pledgee referred to in Section 14.6 or to prospective direct or indirect contractual counterparties in Hedge Agreements to be entered into in connection with Loans made hereunder as long as such Person is advised of and agrees to be bound by the provisions of this Section 14.16 or confidentiality provisions at least as restrictive as those set forth in this Section 14.16.

14.17                 Release of Collateral and Guarantee Obligations.

(a)                                 The Lenders hereby irrevocably agree that the Liens granted to the Administrative Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, as set forth in clauses (b) or (c) below, (ii) upon the Disposition of such Collateral (including as part of or in connection with any other Disposition permitted hereunder) to any Person other than another Credit Party, to the extent such Disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Majority Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 14.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee (in accordance with the second succeeding sentence and Section 5.14(b) of the Guarantee) and (vi) as required by the Administrative Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Administrative Agent pursuant to the Security Documents.  Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents.  Additionally, the Lenders hereby irrevocably agree that the Guarantors shall be released from the Guarantees upon consummation of any transaction permitted hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary or otherwise becoming an Excluded Subsidiary.  The Lenders hereby authorize the Administrative Agent to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender.  Any representation, warranty or covenant contained in any Credit Document relating to any such Collateral or Guarantor shall no longer be deemed to be repeated.

(b)                                 Notwithstanding anything to the contrary contained herein or any other Credit Document, when all Obligations (other than (i) Hedge Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due) have been paid in full, all Commitments have terminated or expired and no Letter of Credit shall be outstanding that is not Cash Collateralized or back-stopped, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Credit Document, whether or not on the date of such release there may be any (i) Hedge Obligations in respect of any Secured Hedge Agreements, (ii) Cash Management Obligations in respect of any Secured Cash Management Agreements and (iii) any contingent or indemnification obligations not then due.  Any such release of Obligations shall be deemed subject to the provision that such Obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c)                                  Notwithstanding anything to the contrary contained herein or any other Credit Document, upon the Borrower’s election to enter into an Investment Grade Period pursuant to Section 14.18(b) and delivery of the written notice contemplated therein, the Administrative Agent shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Security Document.

14.18                 Borrowing Base Election.

(a)                                 At any time that is not a Borrowing Base Trigger Period, the Borrower may provide written notice to the Administrative Agent of its election to enter into a Borrowing Base Trigger Period, which notice shall include a certification of an Authorized Officer of the Borrower that the Borrower is exercising commercially reasonable efforts to grant to the Administrative Agent a Lien on the Collateral in accordance with the requirements of Section 10.10(a). A Borrowing Base Trigger Period will commence upon the Administrative Agent’s receipt of such notice.

(b)                                 At any time during a Borrowing Base Trigger Period, as long as no Borrowing Base Trigger Event has occurred and is continuing, the Borrower may provide notice to the Administrative Agent of its election to exit such Borrowing Base Trigger Period and enter into an Investment Grade Period together with a certificate of an Authorized Officer of the Borrower confirming that (A) no Event of Default exists and (B) no Borrowing Base Trigger Event has occurred and is continuing.

14.19                 USA PATRIOT Act.  The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow the Administrative Agent and such Lender to identify each Credit Party in accordance with the Patriot Act.

14.20                 Payments Set Aside.  To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

14.21                 Reinstatement.  This Agreement shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the

Borrower or any substantial part of its property, or otherwise, all as though such payments had not been made.

14.22                 Disposition of Proceeds.  The Security Documents contain an assignment by the Borrower and/or the Guarantors unto and in favor of the Administrative Agent for the benefit of the Lenders of all of the Borrower’s or each Guarantor’s interest in and to their as-extracted collateral in the form of production and all proceeds attributable thereto which may be produced from or allocated to the Mortgaged Property.  The Security Documents further provide in general for the application of such proceeds to the satisfaction of the Obligations described therein and secured thereby.  Notwithstanding the assignment contained in such Security Documents, until the occurrence of an Event of Default, (a) the Administrative Agent and the Lenders agree that they will neither notify the purchaser or purchasers of such production nor take any other action to cause such proceeds to be remitted to the Administrative Agent or the Lenders, but the Lenders will instead permit such proceeds to be paid to the Borrower and its Subsidiaries and (b) the Lenders hereby authorize the Administrative Agent to take such actions as may be necessary to cause such proceeds to be paid to the Borrower and/or such Subsidiaries.

14.23                 Collateral Matters; Hedge Agreements.  The benefit of the Security Documents and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available on a pro rata basis to any Person (a) under any Secured Hedge Agreement, in each case, after giving effect to all netting arrangements relating to such Hedge Agreements or (b) under any Secured Cash Management Agreement; provided that, with respect to any Secured Hedge Agreement or Secured Cash Management Agreement that remains secured after the Hedge Bank thereto or the Cash Management Bank thereunder is no longer a Lender or an Affiliate of a Lender, the provisions of Article XIII shall also continue to apply to such Hedge Bank or Cash Management Bank in consideration of its benefits hereunder and each such Hedge Bank or Cash Management Bank, as applicable, shall, if requested by the Administrative Agent, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to evidence the continued applicability of the provisions of Article XIII.  No Person shall have any voting rights under any Credit Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement or Secured Cash Management Agreement.

IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.

CALIFORNIA RESOURCES CORPORATION, as the Borrower

By:	/s/ Marshall D. Smith
Name:	Marshall D. Smith
Title:	Senior Executive Vice President and Chief Financial Officer

Signature Page

CRC Credit Agreement

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Letter of Credit Issuer, Swingline Lender, Revolving Lender and Term Loan Lender

By:	/s/ Dave Katz
Name:	Dave Katz
Title:	Executive Director

Signature Page

CRC Credit Agreement

BANK OF AMERICA, N.A., as Syndication Agent, Letter of Credit Issuer, Swingline Lender, Revolving Lender and Term Loan Lender

By:	/s/ Bryan Heller
Name:	Bryan Heller
Title:	Director

Signature Page

CRC Credit Agreement

CITIBANK, N.A., as Documentation Agent, Letter of Credit Issuer, Revolving Lender and Term Loan Lender

By:	/s/ Eamon Baqui
Name:	Eamon Baqui
Title:	Vice President

Signature Page

CRC Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Documentation Agent, Letter of Credit Issuer, Revolving Lender and Term Loan Lender

By:	/s/ Barry Parks
Name:	Barry Parks
Title:	Director

Signature Page

CRC Credit Agreement

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Revolving Lender and Term Loan Lender

By:	/s/ Kevin Sparks
Name:	Kevin Sparks
Title:	Vice President

Signature Page

CRC Credit Agreement

U.S. BANK NATIONAL ASSOCIATION, as Revolving Lender and Term Loan Lender

By:	/s/ John Prigge
Name:	John Prigge
Title:	Vice President

Signature Page

CRC Credit Agreement

MORGAN STANLEY BANK, N.A., as Revolving Lender and Term Loan Lender

By:	/s/ Michael King
Name:	Michael King
Title:	Authorized Signatory

Signature Page

CRC Credit Agreement

HSBC BANK USA, NA, as Revolving Lender and Term Loan Lender

By:	/s/ Steven Smith
Name:	Steven Smith
Title:	Director
#20290

Signature Page

CRC Credit Agreement

GOLDMAN SACHS BANK, N.A., as Revolving Lender and Term Loan Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

Signature Page

CRC Credit Agreement

COMPASS BANK, as Revolving Lender and Term Loan Lender

By:	/s/ Michael Dixon
Name:	Michael Dixon
Title:	Senior Vice President

Signature Page

CRC Credit Agreement

MIZUHO BANK, LTD., as Revolving Lender and Term Loan Lender

By:	/s/ Leon Mo
Name:	Leon Mo
Title:	Authorized Signatory

Signature Page

CRC Credit Agreement

BANK OF NOVA SCOTIA, as Revolving Lender and Term Loan Lender

By:	/s/ Mark Sparrow
Name:	Mark Sparrow
Title:	Director

Signature Page

CRC Credit Agreement

SOCIÉTÉ GÉNÉRALE, as Revolving Lender and Term Loan Lender

By:	/s/ Alexandre Huet
Name:	Alexandre Huet
Title:	Managing Director

And

By:	/s/ Diego Medina
Name:	Diego Medina
Title:	Director

Signature Page

CRC Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as Revolving Lender and Term Loan Lender

By:	/s/ John Berry
Name:	John Berry
Title:	Vice President

Signature Page

CRC Credit Agreement

BRANCH BANKING AND TRUST COMPANY, as Revolving Lender and Term Loan Lender

By:	/s/ Parul June
Name:	Parul June
Title:	Vice President

Signature Page

CRC Credit Agreement

DNB CAPITAL LLC, as Revolving Lender and Term Loan Lender

By:	/s/ Joe Hykle
Name:	Joe Hykle
Title:	Senior Vice President

By:	/s/ Jill Ilski
Name:	Jill Ilski
Title:	First Vice President

Signature Page

CRC Credit Agreement

THE BANK OF NEW YORK MELLON, as Revolving Lender and Term Loan Lender

By:	/s/ Mark W. Rogers
Name:	Mark W. Rogers
Title:	Vice President

Signature Page

CRC Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION, as Revolving Lender and Term Loan Lender

By:	/s/ James D. Weinstein
Name:	James D. Weinstein
Title:	Managing Director

Signature Page

CRC Credit Agreement

INTESA SANPAOLO S.P.A., NEW YORK BRANCH, as Revolving Lender and Term Loan Lender

By:	/s/ John Michalisin
Name:	John Michalisin
Title:	FVP

By:	/s/ William S. Denton III
Name:	William S. Denton III
Title:	Global Relationship Manager

Signature Page

CRC Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as Revolving Lender and Term Loan Lender

By:	/s/ George E. McKean
Name:	George E. McKean
Title:	Senior Vice President

Signature Page

CRC Credit Agreement

Schedule 1.1(a)

Revolving Commitments

Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$156,666,666.67
Bank of America, N.A.	$156,666,666.67
Citibank, N.A.	$156,666,666.67
Wells Fargo Bank, National Association	$156,666,666.67
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$156,666,666.67
U.S. Bank National Association	$156,666,666.67
Morgan Stanley Bank, N.A.	$156,666,666.67
HSBC Bank USA, NA	$156,666,666.67
Goldman Sachs Bank USA	$156,666,666.67
Compass Bank	$66,666,666.67
Mizuho Bank, Ltd.	$66,666,666.67
Bank of Nova Scotia	$66,666,666.67
Société Générale	$66,666,666.67
PNC Bank, National Association	$66,666,666.67
Branch Banking and Trust Company	$66,666,666.67
DNB Capital LLC	$66,666,666.67
The Bank of New York Mellon	$30,833,333.32
Sumitomo Mitsui Banking Corporation	$30,833,333.32
Intesa Sanpaolo S.p.A., New York Branch	$30,833,333.32
Keybank National Association	$30,833,333.32
Total	$2,000,000,000.00

Schedule 1.1(a) to Credit Agreement

Schedule 1.1(b)

Term Loan Commitments

Lender	Revolving Commitment
JPMorgan Chase Bank, N.A.	$78,333,333.33
Bank of America, N.A.	$78,333,333.33
Citibank, N.A.	$78,333,333.33
Wells Fargo Bank, National Association	$78,333,333.33
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	$78,333,333.33
U.S. Bank National Association	$78,333,333.33
Morgan Stanley Bank, N.A.	$78,333,333.33
HSBC Bank USA, NA	$78,333,333.33
Goldman Sachs Bank USA	$78,333,333.33
Compass Bank	$33,333,333.33
Mizuho Bank, Ltd.	$33,333,333.33
Bank of Nova Scotia	$33,333,333.33
Société Générale	$33,333,333.33
PNC Bank, National Association	$33,333,333.33
Branch Banking and Trust Company	$33,333,333.33
DNB Capital LLC	$33,333,333.33
The Bank of New York Mellon	$15,416,666.68
Sumitomo Mitsui Banking Corporation	$15,416,666.68
Intesa Sanpaolo S.p.A., New York Branch	$15,416,666.68
Keybank National Association	$15,416,666.68
Total	$1,000,000,000.00

Schedule 1.1(b) to Credit Agreement

Schedule 1.1(c)

Swingline Commitments

Lender	Swingline Commitment
JPMorgan Chase Bank, N.A.	$100,000,000.00
Bank of America, N.A.	$100,000,000.00
Total	$200,000,000.00

Schedule 1.1(c) to Credit Agreement

Schedule 11.8

Funding Date Negative Pledge Agreements

None.

Schedule 11.8 to Credit Agreement

Schedule 11.9

Funding Date Contractual Encumbrance

None.

Schedule 11.9 to Credit Agreement

Schedule 14.2

Notice Addresses

Entity	Notice Address/Information
OPC	Occidental Petroleum Corporation 10889 Wilshire Blvd. Los Angeles, CA 90024 Attention: Michael L. Preston Fax: 310-443-6192 Email: Michael_Preston@oxy.com

Schedule 14.2 to Credit Agreement

EXHIBIT A

FORM OF NOTICE OF BORROWING

[Letterhead of Borrower]

[Date] (1)

JPMorgan Chase Bank, N.A.

as Administrative Agent

Re:                             California Resources Corporation Notice of Borrowing

Ladies and Gentlemen:

This Notice of Borrowing is delivered to you pursuant to Section 2.3 of that certain Credit Agreement, dated as of September 24, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among California Resources Corporation, a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, a Swingline Lender, and a Letter of Credit Issuer, and each other Letter of Credit Issuer from time to time party thereto (such terms and each other capitalized term used but not defined herein having the meaning provided in Article I of the Credit Agreement).

The Borrower hereby requests that a Loan be extended as follows:

(i)                                     Aggregate amount of the requested Loan is $[                   ];

(ii)                                  Date of such Borrowing is [                   ], 201[   ];

(iii)                               Requested Borrowing is to be [an ABR Loan][a LIBOR Loan][Swingline Loan];

(iv)                              Requested Borrowing is to be [a Revolving Borrowing] [a Term Loan Borrowing];

(v)                                 In the case of a LIBOR Loan, the initial Interest Period applicable thereto is [                   ];(2)

(vi)                              In the case of a Borrowing Base Trigger Period, the amount of Borrowing Base in effect on the date hereof is $[                   ];

(1)  Date of Notice of Borrowing:  To be submitted (A) prior to 1:00 p.m. (New York City time) at least two Business Days’ prior to each Borrowing of Loans if such Loans are to be made on the Funding Date initially as LIBOR Loans; (B) prior to 1:00 p.m. (New York City time) at least three Business Days’ prior to each Borrowing of Loans if such Loans are to be made after the Funding Date initially as LIBOR Loans; (C) prior to 1:00 p.m. (New York City time) on the date of each Borrowing of Loans that are to be ABR Loans; or (D) prior to 3:00 p.m. (New York City time) on the date of each Borrowing of Loans that are to be Swingline Loans.

(2)  If no Interest Period is selected, the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

A-1

(vii)                           In the case of a Borrowing Base Trigger Period, the Total Revolving Exposure (i.e., the sum of the Lenders’ Revolving Exposures) on the date hereof (without regard to the requested Borrowing) is $[                   ];

(viii)                        In the case of a Borrowing Base Trigger Period, the Total Term Loan Exposure (i.e., the sum of the Lenders’ Term Loan Exposures) on the date hereof (without regard to the requested Borrowing) is $[                   ];

(ix)                              In the case of a Borrowing Base Trigger Period, the pro forma Total Revolving Exposure (giving effect to the requested Borrowing) is $[                   ];

(x)                                 In the case of a Borrowing Base Trigger Period, the pro forma Total Term Loan Exposure (giving effect to the requested Borrowing) is $[                   ]; and

(xi)                              Location and number of the Borrower’s account to which funds are to be disbursed is as follows:

[                                               ]

[                                               ]

[                                               ]

[                                               ]

[                                               ]

[Remainder of page intentionally left blank; signature page follows]

A-2

IN WITNESS WHEREOF, the undersigned has duly executed this Notice of Borrowing by its authorized representative as of the day and year first above written.

CALIFORNIA RESOURCES CORPORATION

By:
Name:
Title:

Signature Page

California Resources Corporation

Notice of Borrowing

EXHIBIT B

FORM OF LETTER OF CREDIT REQUEST

[Letterhead of Borrower]

[Date] (3)

[JPMorgan Chase Bank, N.A.

as Administrative Agent and a Letter of Credit Issuer]

[                        ],

as a Letter of Credit Issuer

Re:                             California Resources Corporation Letter of Credit Request

Ladies and Gentlemen:

This Letter of Credit Request is delivered to you pursuant to Section 3.2 of that certain Credit Agreement, dated as of September 24, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among California Resources Corporation, a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, a Swingline Lender, and a Letter of Credit Issuer, and each other Letter of Credit Issuer from time to time party thereto (such terms and each other capitalized term used but not defined herein having the meaning provided in Article I of the Credit Agreement).

The Borrower hereby requests that a Letter of Credit be issued:

(i)                                     on [insert date of requested issuance]

(ii)                                  in the aggregate Stated Amount of $[                  ];

(iii)                               in favor of [insert name and address of beneficiary];

(iv)                              which expires on [insert date at least five Business Days prior to Maturity Date];

(v)                                 which automatically renews for [    ]-month periods; and

(vi)                              which specifies that a drawing may be made only in the event of the occurrence of the following conditions: [insert drawing conditions]

After giving effect to the requested issuance, the Stated Amount of the Letter of Credit requested by this Letter of Credit Request does not (x) when added to the Letters of Credit Outstanding at this time, exceed the Letter of Credit Commitment now in effect or (y) cause the Total Revolving Exposure to exceed the Revolving Loan Limit now in effect.

(3)  Date of Letter of Credit Request (prior to 1:00 p.m. (New York City time) at least two Business Days prior to the date of issuance or such lesser number as may be agreed by the Administrative Agent and the Letter of Credit Issuer).

B-1

The undersigned hereby agrees that the Letter of Credit Issuer is expressly authorized to make such changes from the form of this Request as the Letter of Credit Issuer in its reasonable discretion may deem advisable, provided no such changes shall vary the principal terms hereof.

[Remainder of page intentionally left blank; signature page follows]

B-2

IN WITNESS WHEREOF, the undersigned has duly executed this Letter of Credit Request by its authorized representative as of the day and year first above written.

CALIFORNIA RESOURCES CORPORATION

By:
Name:
Title:

Signature Page

California Resources Corporation

Letter of Credit Request

EXHIBIT C

FORM OF GUARANTEE

[See attached.]

C-1

EXHIBIT D

FORM OF SECURITY AGREEMENT

[See attached.]

D-1

EXHIBIT E

FORM OF PLEDGE AGREEMENT

[See attached.]

E-1

EXHIBIT F

FORM OF MORTGAGE/DEED OF TRUST (CALIFORNIA)

[See attached.]

F-1

EXHIBIT G

FORM OF CREDIT PARTY CLOSING CERTIFICATE

CLOSING CERTIFICATE

[NAME OF CERTIFYING CREDIT PARTY]

[          ], 2014

Reference is made to that certain Credit Agreement, dated as of September 24, 2014(the “Credit Agreement”), among California Resources Corporation, a Delaware corporation, as the initial Borrower, the banks, financial institutions and other lending institutions from time to time parties hereto (the “Lenders”), JPMorgan Chase Bank, N.A., as Administrative Agent, a Swingline Lender, and a Letter of Credit Issuer, and each other Letter of Credit Issuer from time to time party thereto.  Capitalized terms used but not defined herein shall have the meanings given to such terms in the Credit Agreement.

1.                                      The undersigned, [    ], [President/Vice President] of [    ] (the “Certifying Credit Party”), solely in his or her capacity as [President/Vice President] of the Certifying Credit Party and not individually, hereby certifies as follows:

(a)                                 All representations and warranties made by the Certifying Credit Party in each of the Credit Documents, in each case as they relate to the Certifying Credit Party on the date hereof, to the knowledge of an Authorized Officer of the Borrower and its Restricted Subsidiaries are true and correct in all material respects (unless such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case they are true and correct in all respects) on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (unless such representations and warranties are already qualified by materiality, Material Adverse Effect or a similar qualification, in which case they are true and correct in all respects) as of such earlier date).

(b)                                 [                    ] is the duly elected and qualified [Assistant] Secretary of the Certifying Credit Party and the signature set forth on the signature line for such officer below is such officer’s true and genuine signature, and such officer is duly authorized to execute and deliver on behalf of the Certifying Credit Party each Credit Document to which it is a party and any certificate or other document to be delivered by the Certifying Credit Party pursuant to such Credit Documents.

2.                                      The undersigned [Assistant] Secretary of the Certifying Credit Party, solely in his or her capacity as [Assistant] Secretary of the Certifying Credit Party and not individually, hereby certifies as follows:

(a)                                 Attached hereto as Exhibit A is a true and complete copy of the resolutions duly adopted by the [Board of Directors/General Partner/Sole Member/Manager] (or a duly authorized committee thereof) of the Certifying Credit Party, authorizing (i) the execution, delivery and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (ii) the extensions of credit contemplated by the Credit Agreement; such resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; and such resolutions are the only corporate proceedings of the Certifying Credit Party now in force relating to or affecting the matters referred to therein;

(b)                                 Attached hereto as Exhibit B is a true and complete copy of the charter of the Certifying Credit Party certified by the Secretary of State of the Certifying Credit Party’s jurisdiction of organization, as in effect at all times since the date shown on the attached certificate;

(c)                                  Attached hereto as Exhibit C is a true and complete copy of the [by-laws/limited partnership agreement/limited liability company agreement] of the Certifying Credit Party. As of the date hereof such [by-laws/limited partnership agreement/limited liability company agreement] [has/have] not been further amended, modified or repealed and remain[s] in full force and effect; and

(d)                                 Set forth on Exhibit D hereto is a list of now duly elected and qualified officers of the Certifying Credit Party holding the offices indicated next to their respective names below, and such officers hold such offices with the Certifying Credit Party on the date hereof, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Credit Party each Credit Document to which it is a party and any certificate or other document to be delivered by the Certifying Credit Party pursuant to such Credit Documents.

The undersigned hereby acknowledges that Vinson & Elkins LLP is relying on the truth and accuracy of the above certifications in delivering its legal opinion in furtherance of Section 7.2 of the Credit Agreement and the undersigned hereby consents to such reliance.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the undersigned have hereto set our names as of the date set forth above.

Name:	[ ]	Name:	[ ]
Title:	[President/Vice President]	Title:	[Secretary/Assistant Secretary]

Signature Page

[Certifying Credit Party]

Closing Certificate

Exhibit A

Resolutions

[See attached.]

Exhibit B

[Certificate of Organization/Formation/Incorporation/Limited Partnership]

[See attached.]

Exhibit C

[By-Laws/(LLC) Operating Agreement/Limited Partnership Agreement]

[See attached]

Exhibit D

Specimen Signatures

Name	Title	Signature
[ ]	[President/Vice President]
[ ]	[Secretary/Assistant Secretary]
[ ]	[ ]
[ ]	[ ]

EXHIBIT H

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

This Assignment and Acceptance Agreement (the “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases, assumes and accepts from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, letters or credit) (the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and the Credit Agreement, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrower:	California Resources Corporation

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as Administrative Agent under the Credit Agreement (as defined below).

5.	Credit Agreement:

That certain Credit Agreement, dated as of September 24, 2014 (the “Credit Agreement”), among CALIFORNIA RESOURCES CORPORATION, a Delaware corporation (the “Borrower”), the lenders from time to time party thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as Administrative Agent, a Swingline Lender, and a Letter of Credit Issuer, and each other Letter of Credit Issuer from time to time party thereto (such terms and each other capitalized term used but not defined herein having the meaning provided in Article I of the Credit Agreement).

H-1

6.                                      Assigned Interest:

Total Commitment for all Lenders	Amount of Commitment/Loans Assigned(1)	Type of Commitment/Loans Assigned	Commitment Percentage(2)
$	$	[Revolving Commitment/Loans][Term Commitment/Loans]		%

Effective Date:                             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

7.                                      Notice and Wire Instructions:

[NAME OF ASSIGNOR]	[NAME OF ASSIGNEE]

Notices:	Notices:

Attention:	Attention:
Telecopier:	Telecopier:

with a copy to:	with a copy to:

Attention:	Attention:
Telecopier:	Telecopier:

Wire Instructions:	Wire Instructions:

[ ]	[ ]

[Remainder of page intentionally left blank; signature page follows]

(1)  (1) The amount of the Commitment or Loans of the assigning Lender being assigned pursuant to this Assignment shall not be less than $5,000,000 and increments of $1,000,000 in excess thereof and (2) after giving effect to this Assignment, the amount of the remaining Commitment or Loans of the assigning Lender (determined as of the date this Assignment is delivered to the Administrative Agent) shall not be less than $15,000,000, in each case unless each of the Borrower, each Letter of Credit Issuer and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed).

(2)  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

H-2

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR:

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE:

[NAME OF ASSIGNEE]

By:
Name:
Title:

Signature Page

California Resources Corporation

Assignment and Acceptance Agreement

Consented to and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent, Letter of Credit Issuer and Swingline Lender

By:
Name:
Title:

Signature Page

California Resources Corporation

Assignment and Acceptance Agreement

Consented to:

CALIFORNIA RESOURCES CORPORATION

By:
Name:
Title:

Signature Page

California Resources Corporation

Assignment and Acceptance Agreement

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ACCEPTANCE AGREEMENT

Representations and Warranties.

Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other  instrument or document delivered pursuant thereto, other than this Assignment (herein collectively the “Credit Documents”), or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iii) it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (iv) if it is a Non-U.S. Lender, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at that time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

Annex 1-1

General Provisions.  This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment.  This Assignment shall be governed by, and construed in accordance with, the internal laws of the State of New York.

Annex-1-2

EXHIBIT I

FORM OF PROMISSORY NOTE

New York, New York

[                    ], 201[    ]

FOR VALUE RECEIVED, the undersigned, CALIFORNIA RESOURCES CORPORATION, a Delaware corporation (the “Borrower”), hereby unconditionally promises to pay to the order of [                    ] or its registered assigns (the “Lender”), at the Administrative Agent’s Office or such other place as JPMORGAN CHASE BANK, N.A. (the “Administrative Agent”) shall have specified, in Dollars and in immediately available funds, in accordance with Section 5.3 of the Credit Agreement (as defined below; capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in Article I of the Credit Agreement) on the Maturity Date or the Swingline Maturity Date, as applicable, the aggregate unpaid principal amount, if any, of all advances made by the Lender to the Borrower in respect of Loans pursuant to the Credit Agreement.  The Borrower further promises to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates per annum and on the dates specified in Section 2.8 of the Credit Agreement.

This Promissory Note is one of the promissory notes referred to in Section 2.5(f) of that certain Credit Agreement, dated as of September 24, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the lenders from time to time party thereto (the “Lenders”), JPMORGAN CHASE BANK, N.A., as Administrative Agent, a Swingline Lender, and a Letter of Credit Issuer, and each other Letter of Credit Issuer from time to time party thereto (such terms and each other capitalized term used but not defined herein having the meaning provided in Article I of the Credit Agreement).

This Promissory Note is subject to, and the Lender is entitled to the benefits of, the provisions of the Credit Agreement, and the Loans evidenced hereby are guaranteed and secured as provided therein and in the other Credit Documents.  The Loans evidenced hereby are subject to prepayment prior to the Maturity Date and the Swingline Maturity Date, as applicable, in whole or in part, as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Promissory Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive diligence, presentment, demand, protest and notice of any kind whatsoever in connection with this Promissory Note.  No failure to exercise and no delay in exercising, on the part of the Administrative Agent or the Lender, any right, remedy, power or privilege hereunder or under the Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or thereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.  A waiver by the Administrative Agent or the Lender of any right, remedy, power or privilege hereunder or under any Credit Document on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or the Lender would otherwise have on any future occasion.  The rights, remedies, powers and privileges herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights, remedies, powers and privileges provided by law.

All payments in respect of the principal of and interest on this Promissory Note shall be made to the Person recorded in the Register as the holder of this Promissory Note, as described more fully in

I-1

Section 2.5 of the Credit Agreement, and such Person shall be treated as the Lender hereunder for all purposes of the Credit Agreement.

[Remainder of page intentionally left blank]

I-2

THIS PROMISSORY NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

CALIFORNIA RESOURCES CORPORATION

By:
Name:
Title:

Promissory Note

California Resources Corporation

Credit Agreement